AMENDED AND RESTATED MASTER LEASE
THIS AMENDED AND RESTATED MASTER LEASE (this “Lease”) is entered into as of November 1, 2016, by and among each entity identified as “Landlord” on Schedule 1A attached hereto (individually and collectively, “Landlord”), on the one hand, and each entity identified as “Tenant” on Schedule 1B attached hereto (individually and collectively, “Tenant”), on the other hand. This Lease amends and restates that certain Master Lease dated as of October 1, 2016 (the “Existing Lease”) by and between certain of the entities comprising Landlord and Tenant, with respect to those Facilities subject to the Existing Lease; provided however that nothing herein shall limit, terminate or otherwise impair Tenant’s liabilities and obligations under the Existing Lease arising on or prior to the Commencement Date under this Lease. Amending and concurrently restating the Existing Lease in this Lease shall in no way constitute a termination or novation of the Existing Lease.
INDIVISIBLE MASTER LEASE;
ACKNOWLEDGEMENT AND WAIVER
As a condition precedent to Landlord entering into and continuing to remain obligated under this Lease, each of Tenant and, by execution of the Guaranty, Guarantor acknowledges and agrees that this Lease constitutes a single, indivisible lease of the entire Premises, and the Premises constitutes a single economic unit. The Base Rent, Additional Rent, other amounts payable hereunder and all other provisions contained herein have been negotiated and agreed upon based on the intent to lease the entirety of the Premises as a single and inseparable transaction, and such Base Rent, Additional Rent, other amounts and other provisions would have been materially different had the parties intended to enter into separate leases or a divisible lease. Any Event of Default under this Lease shall constitute an Event of Default as to the entire Premises. Notwithstanding the foregoing, however, no Tenant shall, by virtue of this Lease, have any rights to, or title or interest in, the Facility leased by another Tenant, or any right or obligation to operate the same, to the extent it does not have the Authorization necessary or required to do so from the Governmental Authority of the Situs State for such Facility. Each of Tenant and, by executing the Guaranty, Guarantor, in order to induce Landlord to enter into, and as a continuing condition to Landlord’s obligations under, this Lease, to the extent permitted by law:
(a)    Agrees, acknowledges and is forever estopped from asserting to the contrary that the statements set forth in the first sentence of this Section are true, correct and complete;
(b)    Agrees, acknowledges and is forever estopped from asserting to the contrary that this Lease is a new and de novo lease, separate and distinct from any other lease between any of the entities comprising Tenant and any of the entities comprising Landlord that may have existed prior to the date hereof;
(c)    Agrees, acknowledges and is forever estopped from asserting to the contrary that this Lease is a single lease pursuant to which the collective Premises are demised as a whole to Tenant;
(d)    Agrees, acknowledges and is forever estopped from asserting to the contrary that if, notwithstanding the provisions of this Section, this Lease were to be determined or found to be in any proceeding, action or arbitration under state or federal bankruptcy, insolvency, debtor-relief or other applicable laws to constitute multiple leases demising multiple properties, such multiple leases could not, by the debtor, trustee, or any other party, be selectively or individually assumed, rejected or assigned; and
(e)    Forever knowingly waives and relinquishes any and all rights under or benefits of the provisions of the Federal Bankruptcy Code Section 365 (11 U.S.C. § 365), or any successor or replacement thereof or any analogous state law, to selectively or individually assume, reject or assign the multiple leases comprising this Lease following a determination or finding in the nature of that described in the foregoing Paragraph (d).
Article I
DEFINITIONS; PREMISES; TERM
1.1    Definitions. Certain initially capitalized terms used in this Lease are defined in Exhibit A. All accounting terms not otherwise defined in this Lease have the meanings assigned to them in accordance with GAAP, as applicable.
1.2    Lease of Premises; Ownership.
1.2.1    Upon the terms and subject to the conditions set forth in this Lease, Landlord leases to Tenant, and Tenant leases from Landlord, all of Landlord’s right, title and interest in and to the Premises.
1.2.2    Tenant acknowledges that the Premises are the property of Landlord and that Tenant has only the right to the possession and use of the Premises upon and subject to the terms and conditions of this Lease. Tenant will not, at any time during the Term, take any position, whether in any tax return, public filing, contractual arrangement, financial statement or otherwise, other than that Landlord is the owner of the Premises for federal, state and local income tax purposes and that this Lease is a “true lease”.
1.3    Term. The initial term of this Lease (the “Initial Term”) shall be for a period of ten (10) years commencing as of the Commencement Date and expiring at 11:59 p.m. on the Initial Expiration Date. The term of this Lease may be extended by Tenant for two (2) separate terms of five (5) years each (each, an “Extension Term”) if: (a) at least twelve (12), but not more than eighteen (18) months prior to the end of the then current Term, Tenant delivers to Landlord a written notice (an “Extension Notice”) that it desires to exercise its right to extend the Term for one (1) Extension Term; and (b) no Event of Default shall have occurred and be continuing on the date Landlord receives the Extension Notice or on the last day of the then current Term. During any such Extension Term, except as otherwise specifically provided for herein, all of the terms and conditions of this Lease shall remain in full force and effect. Once delivered to Landlord, an Extension Notice shall be irrevocable; provided, however, that, Tenant shall have ten (10) Business Days following Landlord’s notice to Tenant of the final determination of the Base Rent for the first Lease Year of the applicable Extension Term to elect to withdraw the applicable Extension Notice, which election must be in writing and once made, shall be irrevocable. Notwithstanding the foregoing, Tenant shall have no right to withdraw an Extension Notice if the Base Rent for the first Lease Year of the applicable Extension Term was calculated based on the Base Rent payable during the immediately preceding Lease Year rather than on the Fair Market Rental for the Premises as determined pursuant to Exhibit E.
1.4    Net Lease. This Lease is intended to be and shall be construed as an absolutely net lease, commonly referred to as a “net, net, net” or “triple net” lease, pursuant to which Landlord shall not, under any circumstances or conditions, whether presently existing or hereafter arising, and whether foreseen or unforeseen by the parties, be required to make any payment or expenditure of any kind whatsoever or be under any other obligation or liability whatsoever, except as expressly set forth herein, in connection with the Premises. All Rent payments shall be absolutely net to Landlord, free of all Impositions, utility charges, operating expenses, insurance premiums or any other charges or expenses in connection with the Premises, all of which shall be paid by Tenant.
Article II
RENT
2.1    Base Rent.
2.1.1    During the Term, commencing as of the Commencement Date, Tenant will pay to Landlord as base rent hereunder (the “Base Rent”), an annual amount equal to Twenty-Four Million Six Hundred Seventy-Five Thousand Dollars ($24,675,000). Notwithstanding the foregoing, on the first day of the second (2nd) Lease Year and the first (1st) day of each Lease Year thereafter during the Term (including, without limitation, any Extension Term), the Base Rent shall increase to an annual amount equal to the sum of (a) the Base Rent for the immediately preceding Lease Year, and (b) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase. The Base Rent shall be payable in advance in twelve (12) equal monthly installments on or before the first (1st) Business Day of each calendar month; provided, however, the Base Rent attributable to the first (1st) full calendar month of the Term and the calendar month in which the Commencement Date occurs, which may be a partial month, shall be payable on the Commencement Date. Base Rent is also subject to increase from time to time pursuant to Section 7.10.8.
2.1.2    Notwithstanding anything in Section 2.1.1 to the contrary, the Base Rent for the first Lease Year of each Extension Term shall be reset and expressed as an annual amount equal to the greater of: (a) the Fair Market Rental of the Premises, or (b) the sum of (i) the Base Rent payable during the immediately preceding Lease Year, and (ii) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase. Notwithstanding the foregoing, on the first day of the second (2nd) Lease Year of any Extension Term, and the first day of each Lease Year thereafter during such Extension Term, the Base Rent shall increase to an annual amount equal to the sum of (1) the Base Rent for the immediately preceding Lease Year, and (2) the Base Rent for the immediately preceding Lease Year multiplied by the Adjusted CPI Increase.
2.2    Additional Rent. In addition to the Base Rent, commencing as of the Commencement Date, Tenant shall also pay and discharge as and when due and payable all other amounts, liabilities and obligations which Tenant assumes or agrees to pay under this Lease. In the event of any failure on the part of Tenant to pay any of those items referred to in the previous sentence, Tenant will also promptly pay and discharge every fine, penalty, interest and cost which may be added for non-payment or late payment of the same. Collectively, the items referred to in the first two sentences of this Section 2.2 are referred to as “Additional Rent.” Except as may otherwise be set forth herein, any costs or expenses paid or incurred by Landlord on behalf of Tenant that constitute Additional Rent shall be reimbursed by Tenant to Landlord within ten (10) days after the presentation by Landlord to Tenant of invoices therefor.
2.3    Method of Payment. All Rent payable hereunder shall be paid in lawful money of the United States of America. Except as may otherwise be specifically set forth herein, Rent shall be prorated as to any partial months at the beginning and end of the Term. Rent to be paid to Landlord shall be paid by electronic funds transfer and shall be initiated by Tenant for settlement on or before the Payment Date; provided, however, if the Payment Date is not a Business Day, then settlement shall be made on the next succeeding day which is a Business Day. If Landlord directs Tenant to pay any Base Rent to any party other than Landlord, Tenant shall send to Landlord, simultaneously with such payment, a copy of the transmittal letter or invoice and a check whereby such payment is made or such other evidence of payment as Landlord may reasonably require.
2.4    Late Payment of Rent. Tenant hereby acknowledges that the late payment of Rent will cause Landlord to incur costs not contemplated hereunder, the exact amount of which is presently anticipated to be extremely difficult to ascertain. Accordingly, if any installment of Rent other than Additional Rent payable to a Person other than Landlord (or a Facility Mortgagee) shall not be paid within five (5) days of its Payment Date, Tenant shall pay to Landlord, on demand, a late charge equal to the lesser of (a) five percent (5%) of the amount of such installment or (b) the maximum amount permitted by law. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord will incur by reason of late payment by Tenant. The parties further agree that such late charge is Rent and not interest and such assessment does not constitute a lender or borrower/creditor relationship between Landlord and Tenant. In addition, if any installment of Rent other than Additional Rent payable to a Person other than Landlord (or a Facility Mortgagee) shall not be paid within ten (10) days after its Payment Date, the amount unpaid, including any late charges, shall bear interest at the Agreed Rate compounded monthly from such Payment Date to the date of payment thereof, and Tenant shall pay such interest to Landlord on demand. The payment of such late charge or such interest shall neither constitute waiver of nor excuse or cure any default under this Lease, nor prevent Landlord from exercising any other rights and remedies available to Landlord.
2.5    Guaranty. Tenant’s obligations under this Lease are guarantied under that certain Amended and Restated Guaranty of Master Lease of even date herewith (as amended, modified or revised, the “Guaranty”). The guarantor or guarantors that are party to the Guaranty from time to time, together with all successors and assigns, are referred to in this Lease, individually and collectively, as “Guarantor”.
Article III
SECURITY DEPOSIT; LETTER OF CREDIT
3.1    Security Deposit. Unless Tenant has made the LC Election pursuant to Section 3.2, Tenant shall pay to and deposit with Landlord an amount, which, when added to the “Security Deposit” currently held by Landlord under the Existing Lease, shall equal to three and (3) monthly payments of Base Rent as of the Commencement Date (subject to increase as described in this Section 3.1) as security (the “Security Deposit”) for the full and faithful performance by Tenant of each and every term, provision, covenant and condition of this Lease. The Security Deposit shall be paid by Tenant and deposited with Landlord in three (3) equal monthly installments, with the first (1st) installment due on or prior to the Commencement Date, the second (2nd) installment due on or prior to the first (1st) Business Day of the sixth (6th) calendar month of the Term, and third (3rd) installment due on the first (1st) Business Day of the ninth (9th) calendar month of the Term.
3.1.1    The Security Deposit shall not be deemed an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease by Tenant, nor shall it be a bar or defense to any action that Landlord may at any time commence against Tenant. The Security Deposit shall be the property of Landlord and it may commingle the Security Deposit with other assets of Landlord, and Tenant shall not be entitled to any interest on the Security Deposit.
3.1.2    Upon the occurrence of any Event of Default, Landlord, at its option and in such order as Landlord in its sole discretion may determine, may apply the Security Deposit to any (a) obligation of Tenant under this Lease, or (b) Losses that Landlord may incur in connection with, or related to, this Lease, or any Event of Default under this Lease, whether such obligation or Loss accrues before or after the Event of Default.
3.1.3    If Landlord sells or transfers the Premises or Landlord ceases to have an interest in the Premises, Landlord may remit any unapplied part of the Security Deposit to the successor owner of the Premises, and from and after such payment or transfer, Landlord shall be relieved of all liability with respect thereto. In the case of any partial transfer or cessation, Landlord may transfer such portion of the Security Deposit as Landlord allocates to such part of the Premises, in its reasonable discretion, and from and after such partial transfer or cessation, Landlord shall be relieved of all liability only with respect to such portion of the Security Deposit so transferred.
3.1.4    If Landlord applies the Security Deposit (or any portion thereof), Tenant shall replenish the Security Deposit in full within five (5) Business Days after demand by Landlord, by paying to Landlord the amount of the Security Deposit as so applied. The amount of the Security Deposit is also subject to adjustment from time to time pursuant to the provisions of Sections 6.12.1.
3.1.5    If no Event of Default has occurred and is continuing under this Lease and Tenant has fully performed and satisfied all of its obligations under this Lease, then Landlord shall pay the Security Deposit, or remaining unapplied portion thereof, to Tenant within sixty (60) days after the expiration or earlier termination of this Lease and the surrender of the Premises to Landlord in accordance with the terms of this Lease.
3.1.6    If the Base Rent is reduced pursuant to Sections 6.15, 6.16, 11.4, 11.5, 12.3 or 12.4 hereof, then the amount of the Security Deposit required hereunder shall be reduced by the applicable amount of the reduction in monthly payments of Base Rent as a result of such reduction in the Base Rent payable hereunder.
3.2    Letter of Credit. In lieu of depositing cash with Landlord as and when required pursuant to Section 3.1, and upon prior written notice to Landlord, Tenant may elect (such election, the “LC Election”) and Tenant shall deliver to Landlord and maintain during the Term and for sixty (60) days after the Expiration Date, a Letter of Credit in an undrawn face amount equal to three (3) monthly payments of Base Rent (subject to adjustment as provided herein, the “LC Amount”) as partial collateral for Tenant’s obligations under this Lease. The Letter of Credit may be deposited by Tenant with Landlord in three (3) equal installments in the same manner as the cash Security Deposit under Section 3.1. During any period in which the LC Election has been made, the following terms and provisions shall apply:
3.2.1    Upon the occurrence of an Event of Default, Landlord may, but shall not be required to, draw upon the Letter of Credit (in whole or in part) and apply the cash proceeds thereof to the obligations due from Tenant under this Lease and to compensate Landlord for the damages suffered or incurred by it in connection with such Event of Default (or any other Event of Default). Any amount drawn by Landlord shall not be deemed: (a) to fix or determine the amounts to which Landlord is entitled to recover under this Lease or otherwise; (b) to waive or cure any default under this Lease; or (c) to limit or waive Landlord’s right to pursue any remedies provided for in this Lease.
3.2.2    Together with any increase in the Base Rent, the LC Amount shall be increased by the amount necessary to make the LC Amount equal to three (3) monthly installments of Base Rent. Within five (5) days after such increase in the LC Amount, Tenant shall deposit with Landlord a replacement or supplementary Letter of Credit such that at all times during the Term of this Lease and for sixty (60) days after the Expiration Date, Landlord shall be holding one or more Letters of Credit totaling, in the aggregate, the LC Amount (as so increased). Tenant covenants as follows: (a) on or before thirty (30) days prior to the expiration date of the then issued and outstanding Letter of Credit, Tenant shall deposit with Landlord a replacement Letter of Credit in the LC Amount; (b) if all or any portion of the Letter of Credit is drawn against by Landlord, Tenant shall, within five (5) Business Days after demand by Landlord, deposit with Landlord a replacement or supplementary Letter of Credit such that at all times during the term of this Lease and for sixty (60) days after the Expiration Date, Landlord shall have the ability to draw on one or more Letters of Credit totaling, in the aggregate, the LC Amount; and (c) following an Issuer Revocation, Tenant shall obtain a replacement Letter of Credit in the LC Amount from another Issuer within fifteen (15) days of Landlord’s written demand therefor. If Tenant fails to timely perform any of the foregoing, then in addition to any other rights and remedies available under this Lease, Landlord may immediately draw upon the full amount of the then issued and outstanding Letter of Credit. The LC Amount is also subject to adjustment from time to time pursuant to the provisions of Sections 6.12.1. If Landlord has not drawn upon the then issued and outstanding Letter of Credit, Landlord shall return said Letter of Credit to Tenant sixty (60) days after the Expiration Date.
3.2.3    Upon the issuance of a replacement Letter of Credit, Landlord shall have the right to draw solely on such replacement Letter of Credit and Landlord shall have no right to draw against the Letter of Credit which is replaced by such replacement Letter of Credit.
3.2.4    Tenant shall have the right to deposit with Landlord one or more Letters of Credit to satisfy the requirements of this Section 3.2, so long as the aggregate undrawn face amount of all issued and outstanding Letters of Credit equal the LC Amount.
3.2.5    Within five (5) Business Days after receipt of any written demand by Landlord, Tenant shall produce to Landlord (a) evidence satisfactory to Landlord, in the exercise of its commercially reasonable judgment, that Issuer is then in compliance with the Issuer Standards, and (b) such other information concerning Issuer as Landlord may reasonably request.
3.2.6    If Landlord draws on a Letter of Credit, the cash proceeds thereof not used to compensate Landlord for amounts due to Landlord under this Lease by reason of an Event of Default shall be held by Landlord as an additional security deposit under this Lease and Landlord may, from time to time, without prejudice to any other right or remedy, apply such cash proceeds to the obligations due from Tenant under this Lease and to compensate Landlord for the damages suffered or incurred by it in connection with such Event of Default (or any other Event of Default). The holding of such cash proceeds by Landlord shall not limit or stay Tenant’s obligation hereunder to cause to be issued a Letter of Credit in the LC Amount. Provided no Event of Default has occurred and is then continuing (except an Event a Default that would be fully cured by the posting of a Letter of Credit in the LC Amount), upon Landlord’s receipt of a Letter of Credit in the LC Amount, any such cash proceeds then held by Landlord shall be returned to Tenant. If requested by Tenant, Landlord shall make such cash proceeds available to collateralize a replacement Letter of Credit or supplemental Letter of Credit pursuant to a written agreement with the applicable Issuer, whereby Landlord shall agree to disburse such cash proceeds to the applicable Issuer upon such Issuer’s irrevocable and unconditional commitment to issue the applicable replacement Letter of Credit or supplemental Letter of Credit upon its receipt of such cash proceeds. Notwithstanding the foregoing, Landlord shall not be required to make such cash proceeds available if an Event of Default then exists. If no Event of Default exists under this Lease as of the Expiration Date, any cash proceeds then held by Landlord shall be returned to Tenant within sixty (60) days following the Expiration Date.
3.2.7    If Landlord sells or transfers the Premises or Landlord ceases to have an interest in the Premises, Landlord may transfer the Letter of Credit to the successor owner of the Premises, and from and after such transfer, Landlord shall be relieved of all liability with respect thereto.
3.2.8    In the event that when the LC Election is made, Landlord is holding the Security Deposit pursuant to Section 3.1 above, then upon Landlord’s receipt of (i) written notice from Tenant making the LC Election and (ii) a Letter of Credit in the LC Amount satisfying the provisions of this Section 3.2, any such cash Security Deposit then held by Landlord shall be returned to Tenant.
Article IV
IMPOSITIONS AND OTHER CHARGES
4.1    Impositions.
4.1.1    Subject to Section 4.5, Tenant shall pay all Impositions attributable to a tax period, or portion thereof, occurring during the Term (irrespective of whether the Impositions for such tax period are due and payable after the Term), when due and before any fine, penalty, premium, interest or other cost may be added for non-payment. Where feasible, such payments shall be made directly to the taxing authorities. If any such Imposition may, at the option of the taxpayer, lawfully be paid in installments (whether or not interest shall accrue on the unpaid balance of such Imposition), Tenant may exercise the option to pay same (and any accrued interest on the unpaid balance of such Imposition) in installments (provided no such installments shall extend beyond the Term) and, in such event, shall pay such installments during the Term before any fine, penalty, premium, further interest or cost may be added thereto. Tenant shall deliver to Landlord, not less than five (5) days prior to the due date of each Imposition, copies of the invoice for such Imposition, the check delivered for payment thereof and an original receipt evidencing such payment or other proof of payment satisfactory to Landlord.
4.1.2    Notwithstanding Section 4.1.1 to the contrary, with respect to those Impositions, if any, that Landlord is required by Legal Requirements to remit directly to the applicable taxing authority, Landlord shall pay such Impositions directly to such taxing authority and within ten (10) Business Days after Landlord delivering to Tenant notice and evidence of such payment, Tenant shall reimburse Landlord for such paid Impositions. Landlord and Tenant shall, upon request of the other, promptly provide such data as is maintained by the party to whom the request is made with respect to any Facility as may be necessary to prepare any required returns and reports.
4.1.3    Tenant shall prepare and file all tax returns and reports as may be required by Legal Requirements with respect to or relating to all Impositions (other than those Impositions, if any, based on Landlord’s net income, gross receipts, franchise taxes and taxes on its capital stock).
4.1.4    Tenant may, upon notice to Landlord, at Tenant’s option and at Tenant’s sole cost and expense, protest, appeal or institute such other proceedings as Tenant may deem appropriate to effect a reduction of real estate or personal property assessments and Landlord, at Tenant’s expense, shall reasonably cooperate with Tenant in such protest, appeal or other action; provided, however, that upon Landlord’s request in connection with any such protest or appeal, Tenant shall post an adequate bond or deposit sufficient sums with Landlord to insure payment of any such real estate or personal property assessments during the pendency of any such protest or appeal.
4.1.5    Landlord or Landlord’s designee shall use reasonable efforts to give prompt notice to Tenant of all Impositions payable by Tenant hereunder of which Landlord at any time has knowledge, provided, however, that any failure by Landlord to provide such notice to Tenant shall in no way relieve Tenant of its obligation to timely pay the Impositions, but, with respect to any such Impositions of which Tenant does not otherwise have knowledge, such failure by Landlord shall suspend any default by Tenant hereunder for a reasonable time after Tenant receives notice of any Impositions which it is obligated to pay.
4.1.6    Impositions imposed or assessed in respect of the tax-fiscal period during which the Term commences or terminates shall be adjusted and prorated between Landlord and Tenant, whether or not such Imposition is imposed or assessed before or after such commencement or termination, and Tenant’s obligation to pay its prorated share thereof shall survive such termination.
4.2    Utilities; CC&Rs. Tenant shall pay any and all charges for electricity, power, gas, oil, water and other utilities used in connection with each Facility during the Term. Tenant shall also pay all costs and expenses of any kind whatsoever which may be imposed against Landlord during the Term by reason of any of the covenants, conditions and/or restrictions affecting any Facility or any portion thereof, or with respect to easements, licenses or other rights over, across or with respect to any adjacent or other property which benefits any Facility, including any and all costs and expenses associated with any utility, drainage and parking easements. If Landlord is billed directly for any of the foregoing costs, Landlord shall send Tenant the bill and Tenant shall pay the same before it is due.
4.3    Insurance. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained by Tenant hereunder.
4.4    Other Charges. Tenant shall pay all other amounts, liabilities, obligations, costs and expenses paid or incurred with respect to the repair, replacement, restoration, maintenance and operation of each Facility.
4.5    Real Property Imposition Impounds.
4.5.1    At Landlord’s election and upon written notice to Tenant, Tenant shall include with each payment of Base Rent a sum equal to one-twelfth (1/12th) of 100% of the amount required to discharge the annual amount of Real Property Impositions. Landlord may, at its option, from time to time require that any particular deposit be greater than one-twelfth (1/12th) of 100% of the estimated annual Real Property Impositions if necessary, in the exercise of Landlord’s reasonable judgment, to provide a sufficient fund from which to make payment of such Real Property Impositions on or before the next due date of any installment thereof. Additionally, Landlord may change its estimate of any Real Property Imposition for any period on the basis of a change in an assessment or tax rate or for any other good faith reason. In such event, Tenant shall deposit with Landlord the amount in excess of the sums previously deposited with Landlord for the applicable period within ten (10) days after Landlord’s request therefor. If at any time within thirty (30) days before the due date of any Real Property Imposition, the deposits are insufficient for the payment in full of the obligation for which the deposits are being held, Tenant shall remit the amount of the deficiency to Landlord within ten (10) days after written demand from Landlord. If Landlord elects to require Tenant to impound Real Property Impositions hereunder, Tenant shall, as soon as they are received, deliver to Landlord copies of all notices, demands, claims, bills and receipts in relation to the Real Property Impositions. To the extent Tenant pays Impositions to Landlord pursuant to this Section 4.5, Tenant shall be relieved of its obligation under this Lease to pay such Impositions to the taxing authority to which such Impositions would otherwise be due. Upon Tenant’s written request, which may be made within fifteen (15) days after the expiration of each calendar year, Landlord shall, within thirty (30) days after receipt of Tenant’s request, provide Tenant with an accounting showing all credits and debits to and from such impounded funds for Real Estate Impositions received by Landlord from Tenant for the prior calendar year.
4.5.2    The sums deposited by Tenant under this Section 4.5 shall be held by Landlord, shall not bear interest nor be held by Landlord in trust or as an agent of Tenant, and may be commingled with the other assets of Landlord. Provided no Event of Default then exists under this Lease, and provided that Tenant has timely delivered to Landlord copies of any bills, claims or notices that Tenant has received, the sums deposited by Tenant under this Section 4.5 shall be used by Landlord to pay Real Property Impositions as the same become due. Upon the occurrence of any Event of Default, Landlord may apply any funds held by it under this Section 4.5 to cure such Event of Default or on account of any damages suffered or incurred by Landlord in connection therewith or to any other obligations of Tenant arising under this Lease, in such order as Landlord in its discretion may determine.
4.5.3    If Landlord transfers this Lease, it shall transfer all amounts then held by it under this Section 4.5 to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto. As of the Expiration Date, any sums held by Landlord under this Section 4.5 shall be returned to Tenant, only as and when the conditions of Section 3.1, or if the LC Election has been made, of Section 3.2, for the return of the Security Deposit or Letter of Credit, as applicable, have been met and provided that any and all Real Property Impositions accrued or due and owing hereunder have been paid in full.
4.5.4    Notwithstanding anything herein which may be construed to the contrary, if Landlord elects to require Tenant to impound Real Property Impositions hereunder, Landlord shall have no liability to Tenant for failing to pay any Real Property Impositions to the extent that: (a) any Event of Default has occurred and is continuing, (b) insufficient deposits under this Section 4.5 are held by Landlord at the time such Real Property Impositions become due and payable, or (c) Tenant has failed to provide Landlord with copies of the bills, notices, and claims for such Real Property Impositions as required pursuant to Section 4.5.1.
Article V
ACCEPTANCE OF PREMISES; NO IMPAIRMENT
5.1    Acceptance of Premises. Tenant acknowledges that it or its Affiliates has expertise in business and industry of operating healthcare facilities for the Primary Intended Use and, in deciding to enter into this Lease, has not relied on any representations or warranties, express or implied, of any kind from Landlord other than as expressly set forth in this Lease. Tenant acknowledges receipt and delivery of possession of the Premises and confirms that Tenant has examined and otherwise has knowledge of the condition of the Premises, including the condition of title thereto, prior to the execution and delivery of this Lease and has found the same to be in good order and repair, free from Hazardous Materials not in compliance with applicable Hazardous Materials Laws and satisfactory for its purposes hereunder, including the operation of the Facilities for the Primary Intended Use. Regardless, however, of any examination or inspection made by Tenant and whether or not any patent or latent defect or condition was revealed or discovered thereby, Tenant is leasing the Premises “as is” in its present condition. Other than as expressly set forth in this Lease, Tenant waives any claim or action against Landlord in respect of the condition of the Premises including any defects or adverse conditions not discovered or otherwise known by Tenant as of the Commencement Date. LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE PREMISES, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, OR AS TO THE NATURE OR QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, OR THE EXISTENCE OF ANY HAZARDOUS MATERIALS, IT BEING AGREED THAT ALL SUCH RISKS, LATENT OR PATENT, ARE TO BE BORNE SOLELY BY TENANT, OTHER THAN AS EXPRESSLY SET FORTH IN THIS LEASE.
5.2    No Impairment. The respective obligations of Landlord and Tenant shall not be affected or impaired by reason of (a) any damage to, or destruction of, any Facility, from whatever cause, or any Condemnation of any Facility (except as otherwise expressly and specifically provided in Article XI or Article XII); (b) the interruption or discontinuation of any service or utility servicing any Facility; (c) the lawful or unlawful prohibition of, or restriction upon, Tenant’s use of any Facility due to the interference with such use by any Person or eviction by paramount title (other than Landlord, or those claiming by, through or under Landlord, in contravention of this Lease); (d) any claim that Tenant has or might have against Landlord on account of any breach of warranty or default by Landlord under this Lease or any other agreement by which Landlord is bound; (e) any bankruptcy, insolvency, reorganization, composition, readjustment, liquidation, dissolution, winding up or other proceedings affecting Landlord or any assignee or transferee of Landlord; (f) any Licensing Impairment; or (g) for any other cause whether similar or dissimilar to any of the foregoing. Tenant hereby specifically waives all rights, arising from any occurrence whatsoever, which may now or hereafter be conferred upon it by law or equity (x) to modify, surrender or terminate this Lease or quit or surrender any Facility, or (y) that would entitle Tenant to any abatement, reduction, offset, suspension or deferment of Rent, except if and to the extent otherwise expressly provided in this Lease. Nothing herein shall preclude Tenant from bringing a separate action and Tenant is not waiving other rights or remedies not expressly waived herein. The obligations of Landlord and Tenant hereunder shall be separate and independent covenants and agreements and Rent shall continue to be payable in all events unless, until and to the extent the obligations to pay the same shall be terminated pursuant to the express provisions of this Lease. Tenant’s sole right to recover damages against Landlord under this Lease shall be to prove such damages in a separate action.
Article VI
OPERATING COVENANTS
6.1    Tenant Personal Property. Tenant shall obtain and install all items of furniture, fixtures, supplies and equipment not included as Landlord Personal Property as shall be necessary or reasonably appropriate to operate each Facility in compliance with this Lease (the “Tenant Personal Property”). Except to the extent expressly provided in this Lease, Landlord shall have no rights to Tenant Personal Property and, provided no Event of Default shall have occurred and be continuing at the time, Tenant shall have the right to remove all Tenant Personal Property from the Premises at the expiration or sooner termination of this Lease. Tenant may remove items of Tenant Personal Property from time to time during the Term, provided that any such Tenant Personal Property as is then required, necessary or appropriate for Tenant’s operation of the Facility from which such items are removed for its Primary Intended Use shall be replaced by like items as are then required, necessary or appropriate for the operation of the Premises in accordance with the terms of this Lease.
6.2    Landlord Personal Property. Tenant may, from time to time, in Tenant’s reasonable discretion, without notice to or approval of Landlord, sell or dispose of any item of the Landlord Personal Property; provided, however, that, unless such item is functionally obsolete, Tenant shall promptly replace such item with an item of similar or superior quality, use and functionality, and any such replacement item shall, for all purposes of this Lease, continue to be treated as part of the “Landlord Personal Property.” Tenant shall, promptly upon Landlord’s written request from time to time, provide such information as Landlord may reasonably request relative to any sales, dispositions or replacements of the Landlord Personal Property pursuant to this Section 6.2 and, within a reasonable time upon Landlord’s written request from time to time (a) not to exceed one (1) in any twelve (12) month period and (b) promptly during the continuance of an Event of Default, shall provide to Landlord with an updated inventory of the Landlord Personal Property.
6.3    Primary Intended Use. During the entire Term, Tenant shall continually use each Facility for its Primary Intended Use (subject temporary suspension due casualty or condemnation as provided in Articles XI and XII) and for no other use or purposes and shall operate each Facility in a manner consistent with a good quality healthcare facility, including employing sound reimbursement principles under all applicable Third Party Payor Programs. Notwithstanding the foregoing, upon Landlord’s prior written approval (which shall not be unreasonably withheld), and provided that it is permitted by the applicable Governmental Authority of the Situs State in which the Facility is located, Tenant may from time to time remove beds from service at a Facility without reducing the number of licensed Medicare and Medicaid certified beds that may be operated at such Facility and while retaining the right to return any such beds to service at such Facility (so-called “bed banking”) provided further that (i) such removal shall not exceed more than ten percent (10%) of the number of beds at the applicable Facility, (ii) not less than thirty (30) days prior to removing such beds from service, Tenant shall request in writing Landlord’s approval, which request shall include, or have delivered therewith, (a) detailed descriptions of the beds being removed, the reasons for such bed removal, estimates of the cost of implementing such bed changes, and the projected impact of such bed changes upon such Facility, and (b) evidence reasonably satisfactory to Landlord that Tenant has obtained all necessary regulatory approvals for the proposed reduction of beds in service, that such beds continue to be considered “licensed” and “certified” beds by the applicable governmental authority and agencies and that Tenant or any successor operator of such Facility retains the right, at the end of the bed banking period, to return such beds to service at the applicable Facility as licensed Medicare and Medicaid certified beds.
6.4    Compliance with Legal Requirements and Authorizations.
6.4.1    Tenant, at its sole cost and expense, shall promptly (a) comply with all Legal Requirements and Insurance Requirements regarding the use, condition and operation of each Facility, the Landlord Personal Property and the Tenant Personal Property, and (b) procure, maintain and comply with all Authorizations. The Authorizations for any Facility shall, to the maximum extent permitted by Legal Requirements, relate and apply exclusively to such Facility, and Tenant acknowledges and agrees that, subject to all applicable Legal Requirements, the Authorizations (other than the Provider Agreements) are appurtenant to the Facilities to which they apply, both during and following the termination or expiration of the Term. Landlord will cooperate with Tenant and use commercially reasonable efforts, where necessary or required of Landlord as owner of the Premises, to enable Tenant to obtain and maintain the Authorizations necessary or required to use and operate any Facility for its Primary Intended Use.
6.4.2    Tenant and the Premises shall comply in all respects with all licensing and other Legal Requirements applicable to the Premises and the business conducted thereon and, to the extent applicable, all Third Party Payor Program requirements. Tenant shall not commit any act or omission that would in any way violate any certificate of occupancy affecting any Facility, result in closure of any Facility, result in the termination or suspension of Tenant’s ability to operate any Facility for its Primary Intended Use or result in the termination, suspension, non-renewal or other limitation of any Authorization, including, but not limited to, the authority to admit residents to any Facility or right to receive reimbursement for items or services provided at any Facility from any Third Party Payor Program.
6.4.3    Tenant shall not transfer any Authorizations to any location operated by Tenant other than the Facility or as otherwise required by the terms of this Lease nor pledge any Authorizations as collateral security for any loan or indebtedness except as required by the terms of this Lease and subject to the intercreditor agreement with Tenant’s working capital lender as provided in Section 20.2 to the extent applicable.
6.4.4    Anything herein to the contrary notwithstanding, to the extent that on the Commencement Date any of the Leased Improvements constitute a legally permitted non-conforming use or structure, or are the subject of any waiver, variance or special use permit, under applicable zoning, subdivision or other land use laws, ordinances or regulations, Landlord acknowledges and agrees that the terms of this Lease with respect to Tenant’s compliance with all Legal Requirements in this Section 6.4 and Tenant’s maintenance and repair obligations under Section 7.1 shall not be deemed to be breached, nor shall Tenant be deemed to have failed to perform its obligations hereunder, by Tenant maintaining such Leased Improvements in good order and repair for at least the same use and in at least the same configuration and condition as exists on the Commencement Date and in compliance with the applicable waiver, variance, special use permit or similar exception to the applicable Legal Requirement.
6.5    Preservation of Business. Tenant acknowledges that a fair return to Landlord on and protection of its investment in the Premises is dependent, in part, on the concentration of similar businesses of Tenant and its Affiliates in the geographical area of each Facility. Tenant further acknowledges that the diversion of staff, residents, or patient care activities from any Facility to other facilities owned or operated by Tenant, Guarantor, or any of their respective Affiliates will have a material adverse effect on the value and utility of such Facility. Therefore, Tenant agrees that none of Tenant, Guarantor, nor any of their respective Affiliates shall, without the prior written consent of Landlord (which may be granted or withheld in Landlord’s sole and absolute discretion): (a) during the Term and for a period of one (1) year thereafter (i) operate, own, develop, lease, manage, control, invest in, participate in or otherwise receive revenues from a Competing Facility, (ii) permit his, her or its name to be used by, or in connection with, any Competing Facility, (iii) except as is necessary to provide residents or patients with an alternative level of care, or in connection with a casualty, or as is otherwise necessary to the health and welfare of any resident or patient, recommend or solicit directly (as contrasted with a general advertising campaign) the removal or transfer of any resident or patient from any Facility to any other nursing, health care, senior housing, or retirement housing facility or divert actual or potential residents, patients or care activities of any Facility to any other facilities owned or operated by Tenant, Guarantor, or any of their respective Affiliates or from which they receive any type of referral fees or other compensation for transfers, or (b) during the last year of the Term or any applicable Extension Term (unless Tenant has elected to renew this Lease for the next applicable Extension Term) employ for any other businesses any Administrator, Executive Director or Director of Nursing working on or in connection with any Facility or the operations thereof provided that this clause shall not preclude the promotion or career development of any Administrator, Executive Director or Director of Nursing. The obligations of Tenant and Guarantor under this Section 6.5 shall survive the expiration or earlier termination of this Lease.
6.6    Maintenance of Books and Records. Tenant shall keep and maintain, or cause to be kept and maintained, proper and accurate books and records in accordance with GAAP, and a standard modern system of accounting, in all material respects reflecting the financial affairs of Tenant and the results from operations of each Facility, individually and collectively. Landlord shall have the right, from time to time during normal business hours after three (3) Business Days’ prior oral or written notice to Tenant, itself or through any of Landlord’s Representatives, to examine and audit such books and records at the office of Tenant or other Person maintaining such books and records and to make such copies or extracts thereof as Landlord or Landlord’s Representatives shall request and Tenant hereby agrees to reasonably cooperate with any such examination or audit at Tenant’s cost and expense.
6.7    Financial, Management and Regulatory Reports. Tenant shall provide Landlord with the reports listed in Exhibit D within the applicable time specified therein. All financial information provided shall be prepared in accordance with GAAP and, provided that such template is provide to Tenant sufficiently in advance for Tenant to review and implement, shall be submitted electronically using the applicable template approved by Landlord in its reasonable discretion from time to time or, if no such template is provided by Landlord, in the form of unrestricted, unlocked “.xls” spreadsheets created using Microsoft Excel (2003 or newer editions). If Tenant or any Guarantor becomes subject to any reporting requirements of the Securities and Exchange Commission during the Term, it shall concurrently deliver to Landlord such quarterly and annual reports not otherwise provided for on Exhibit D as are delivered pursuant to applicable securities laws. In addition to, and without limiting any other remedies which Landlord may have under this Lease, at law, or in equity, Tenant shall be assessed with a $500 administrative fee for each instance in which Tenant fails to provide Landlord with the reports listed in Exhibit D within the applicable time specified therein, which administrative fee shall be immediately due and payable to Landlord. Notwithstanding the foregoing, such administrative fee shall not be assessed to Tenant so long as (a) Tenant is not delinquent in the delivery of such financial reports more than one (1) time in any consecutive twelve (12) month period, and (b) Tenant remits any delinquent report to Landlord within five (5) days of Landlord’s written demand therefor.
6.7.1    In addition to the reports required under Section 6.7 above, upon Landlord’s request from time to time, Tenant shall provide Landlord with such additional information and unaudited quarterly financial information concerning each Facility, the operations thereof and Tenant and Guarantor as Landlord may reasonably require for purposes of securing financing for the Premises or its ongoing filings with the Securities and Exchange Commission, under both the Securities Act of 1933, as amended, and the Securities Exchange Act of 1934, as amended, including, but not limited to, 10-Q Quarterly Reports, 10-K Annual Reports and registration statements to be filed by Landlord during the Term, subject to the conditions that neither Tenant nor Guarantor shall be required to disclose information that is materially non-public information or is subject to the quality assurance immunity or is subject to attorney-client privilege or the attorney work product doctrine.
6.7.2    Tenant specifically agrees that Landlord may include financial information and such information concerning the operation of any Facility which does not violate the confidentiality of the facility-patient relationship and the physician-patient privilege under applicable laws, in offering memoranda or prospectuses, or similar publications in connection with syndications, private placements or public offerings of Landlord’s securities or interests, and any other reporting requirements under applicable federal or state laws, including those of any successor to Landlord.
6.7.3    Landlord acknowledges and agrees that certain of the information contained in the financial statements and/or in the financials may be non-public financial or operational information with respect to Guarantor, Tenant and/or the Facilities. Landlord agrees to maintain the confidentiality of such non-public information to the extent specifically identified by Tenant or Guarantor as non-public; provided, however, Landlord shall have the right to disclose such information with its accountants, attorneys and other consultants provided such disclosure is not prohibited by applicable Legal Requirements.
6.8    Estoppel Certificates. Tenant shall, at any time upon not less than five (5) Business Days’ prior written request by Landlord, have an authorized representative execute, acknowledge and deliver to Landlord or its designee a written statement certifying, to the extent true at that time (a) that this Lease, together with any specified modifications, is in full force and effect, (b) the dates to which Rent and additional charges have been paid, (c) that no default by either party exists or specifying any such default and (d) as to such other matters as Landlord may reasonably request.
6.9    Furnish Information. Tenant shall, promptly upon Tenant or Guarantor obtaining knowledge of the same, notify Landlord of any condition or event that constitutes a breach of any term, condition, warranty, representation, or provision of this Lease and of any material adverse change in the financial condition of any Tenant or Guarantor and of any Event of Default.
6.10    Affiliate Transactions. Tenant shall not enter into, nor be a party to, any transaction with any Affiliate of Tenant or any of the partners, members or shareholders of Tenant except in the Ordinary Course of Business and on terms that are materially no less favorable to Tenant than would be obtained in a comparable arm’s-length transaction with an unrelated third party in the current market. As of the Commencement Date, Tenant is a party to certain agreements identified on Schedule 6.10 attached hereto (collectively, the “Affiliate Agreements”). Tenant shall provide Landlord annually during the Term, within ten (10) Business Days after each anniversary of the Commencement Date, with an updated Schedule 6.10 reflecting any additional Affiliate Agreements that have been entered into by Tenant or modifications to or terminations of existing Affiliate Agreements, and, upon request from Landlord, executed copies thereof.
6.11    Waste. Tenant shall not commit or suffer to be committed any waste on any of the Premises, nor shall Tenant cause or permit any nuisance thereon.
6.12    Additional Covenants. Tenant shall satisfy and comply with the following performance covenants throughout the Term:
6.12.1    Tenant shall maintain a Portfolio Coverage Ratio equal to or greater than the Minimum Rent Coverage Ratio. In the event that as of the applicable Testing Date, the Portfolio Coverage Ratio for the applicable period of determination is less than the Minimum Rent Coverage Ratio, an Event of Default shall not be deemed to occur provided that: (a) no other Event of Default shall have occurred and then be continuing, (b) with respect to any period after expiration of the third (3rd) Lease Year, the Portfolio Coverage Ratio as of such Testing Date is greater than 1.00 to 1.00, and (c) Tenant shall immediately deposit with Landlord an amount equal to the difference between: (i) the amount equal to four (4) monthly payments of then Base Rent, and (ii) the then amount of any Security Deposit or Letters of Credit, as applicable, then held by Landlord pursuant to Section 3.1 or 3.2 (the amount of said difference, the “Additional Deposit”). The Additional Deposit shall be held by Landlord as an additional security deposit under this Lease and Landlord may, from time to time, without prejudice to any other right or remedy, apply such Additional Deposit to the obligations due from Tenant under this Lease. The Additional Deposit shall not be deemed an advance payment of Rent or a measure of Landlord’s damages for any default under this Lease by Tenant, nor shall it be a bar or defense to any action that Landlord may at any time commence against Tenant. The Additional Deposit shall be the property of Landlord and it may commingle the Additional Deposit with other assets of Landlord, and Tenant shall not be entitled to any interest on the Additional Deposit. Provided that no Event of Default then exists and is continuing, following the date on which Landlord determines that the Portfolio Coverage Ratio for two (2) consecutive Testing Dates is greater than or equal to the Minimum Rent Coverage Ratio, Landlord will cause the Additional Deposit to be returned to Tenant.
6.12.2    Subject to Section 20.2, Tenant shall not, directly or indirectly, create, incur, assume, guarantee or otherwise become or remain directly or indirectly liable with respect to (i) any Debt except for Permitted Debt; or (ii) any Contingent Obligations except for Permitted Contingent Obligations. Tenant shall not default on the payment of any Permitted Debt or Permitted Contingent Obligations that is not cured within any applicable cure period provided for therein, which default could reasonably be expected to have a material adverse effect on the ability of Tenant to perform it obligations under this Lease.
6.12.3    Tenant shall not, directly or indirectly, (i) acquire or enter into any agreement to acquire any assets other than in the Ordinary Course of Business, or (ii) engage or enter into any agreement to engage in any joint venture or partnership with any other Person other than an Affiliate.
6.12.4    Tenant shall not cancel or otherwise forgive or release any material claim or material debt owed to any Tenant by any Person for goods or services provided by or rendered at any Facility, except in the Ordinary Course of Business and consistent with prudent business practices. If any proceedings are filed seeking to enjoin or otherwise prevent or declare invalid or unlawful Tenant’s occupancy, maintenance, or operation of a Facility or any portion thereof for its Primary Intended Use, Tenant shall cause such proceedings to be vigorously contested in good faith, and shall, without limiting the generality of the foregoing, use all reasonable commercial efforts to bring about a favorable and speedy disposition of all such proceedings and any other proceedings.
6.12.5    After the occurrence of an Event of Default, then until such Event of Default is cured in accordance with the provisions of this Lease, no Tenant shall make any payments or distributions of cash or the assets of the Facilities (including dividends, liquidating distributions, or cash flow distributions) to any Guarantor or any Affiliate of any Tenant or any Guarantor, or any shareholder, member, partner or other equity interest holder of any Tenant, any Guarantor or any Affiliate of any Tenant or any Guarantor. For purposes of this Section 6.12.5, none of the following shall be deemed to be a payment or distribution: (i) salaries, bonuses and other compensation paid to employees, (ii) payments of Permitted Debt, (iii) reimbursement for third party expenses paid on behalf of or which are fairly allocable to the Facilities, or (iv) payment of any other fees, costs or expenses necessary or required in the Ordinary Course of Business for the continued operation and maintenance of the Facilities, including without limitation payment of the fees permitted under the Affiliate Agreements necessary or required for the continued operation and maintenance of the Facilities.
6.13    No Liens. Subject to the provisions of Article VIII relating to permitted contests and excluding the applicable Permitted Encumbrances, Tenant will not directly or indirectly create or allow to remain and will promptly, but in all events within thirty (30) days after written notice of the existence thereof from Landlord or Tenant otherwise obtaining knowledge of the same, discharge (which discharge may include the filing or recording of any bond permitted or required by applicable law) at its expense any lien, encumbrance, attachment, title retention agreement or claim upon any Facility, this Lease or Tenant’s interest in any Facility or any attachment, levy, claim or encumbrance in respect of the Rent. Without Landlord’s prior written consent, Tenant shall not cause or permit any of Landlord Personal Property to be subject to any lien, charge, encumbrance, financing statement, contract of sale or the like, except for (i) equipment leases, if any, that will be assumed by Tenant on or prior to the Commencement Date with respect to certain equipment located at a Facility on the Commencement Date, and (ii) equipment leases that constitute Permitted Debt.
6.14    Landlord Trade Names and Marks. Tenant shall not use any trade or service name or mark of, or any fictitious business name used by, Landlord or its Affiliates, or any variations thereof, including “Golden Living,” “Aegis, “AseraCare” or any variation of any of the foregoing.
6.15    [*****] Facility. Promptly following the Commencement Date, Landlord and Tenant shall use their respective commercially reasonable efforts and cooperate with each other to locate a buyer or replacement operator, as applicable, for (i) the sale of the [*****] Facility on such terms and for a purchase price acceptable to Landlord in its commercially reasonable discretion or (ii) the lease of the [*****] Facility to a replacement operator acceptable to Landlord in its commercially reasonable discretion (each a “[*****] Disposition”) within two (2) calendar years following the Commencement Date (the “[*****] Disposition Period”). If a buyer or replacement operator has been identified during the initial two (2)-year period, Landlord shall have the right to extend the [*****] Disposition Period as may be reasonably necessary for the issuance of all required Authorizations and completion of an Operational Transfer and all change of ownership requirements under applicable Legal Requirements to the extent necessary for the continued operation of the [*****] Facility by such buyer or replacement operator. Upon consummation of a [*****] Disposition, or, provided no Event of Default then exists and is continuing, if a buyer or replacement operator has not been identified during the [*****] Disposition Period, the [*****] Facility shall be removed from the Premises. As used in this Section 6.1.5, “[*****] Allocated Rent” shall mean the amount of Base Rent payable hereunder that is allocable to the [*****] Facility, which shall be equal to $[*****], as such amount may be increased from time to time pursuant to application of the second (2nd) sentence of Section 2.1.1, or decreased pursuant to the next succeeding sentence. Provided that no Event of Default then exists and is continuing, on the first (1st) anniversary of the Commencement Date (if a [*****] Disposition has not then been consummated), [*****] Allocated Rent (and, without duplication, aggregate Base Rent payable under this Lease) shall be reduced by the sum of $[*****], and such amount shall not be included in the aggregate amount of Base Rent for purposes of determining the increase in Base Rent as of the first (1st) anniversary of the Commencement Date pursuant to second (2nd) sentence of Section 2.1.1. Additionally, upon the earlier to occur of (a) consummation of a [*****] Disposition, or (b) the second (2nd) anniversary of the Commencement Date, provided no Event of Default is then continuing, aggregate Base Rent payable hereunder shall be reduced by the then amount of [*****] Allocated Rent, and no further Base Rent shall be payable hereunder with respect to the [*****] Facility. All net proceeds from any sale of the [*****] Facility shall be paid to, and shall be the property of, Landlord. Anything elsewhere in this Lease to the contrary notwithstanding, (x) Tenant shall not be required to make any Capital Expenditures to the [[*****]] Facility in excess of the Required Per Bed Annual Capital Expenditures Amount, which for the [*****] Facility shall be an amount equal to Three Hundred Fifty Dollars ($350.00) per licensed bed, and (y) Tenant’s repair and maintenance obligations with respect to the [*****] Facility shall be limited to any repair or maintenance necessary to comply with any life safety requirement, routine maintenance and repair necessary to maintain the non-structural components of the Facility and major building systems in their condition as of the Commencement Date, normal wear and tear excepted. The allocation of a portion of aggregate Base Rent for purposes of this Section 6.15 shall not affect or diminish the acknowledgements and waivers made in the Section of this Lease entitled “INDIVISIBLE MASTER LEASE; ACKNOWLEDGMENT AND WAIVER.”
6.16    Pell City Facility. Landlord and Tenant acknowledge that the Land and Leased Improvements constituting the Facility located in Pell City, Alabama (the “Pell City Premises”) are partially leased by Landlord from The Medical Clinic Board of the City of Pell, Alabama, pursuant to a Lease Agreement originally dated March 1, 1966, the term of which currently expires February 28, 2026, and the remainder of the Pell City Premises is leased by Landlord from the Second Medical Clinic Board of the City of Pell, Alabama, pursuant to a Lease Agreement originally dated September 1, 1968, the term of which currently expires on August 31, 2028 (individually and collectively, as amended modified or revised, the “Pell City Lease”). This Lease constitutes a sublease of the Pell City Premises by Tenant from Landlord, subject and subordinate to the Pell City Lease. Tenant shall not do or suffer or permit anything to be done with respect to the Pell City Premises that would constitute a breach of or default under the Pell City Lease or would cause the Pell City Lease to be canceled, terminated or forfeited by virtue of any rights of cancellation, termination, or forfeiture reserved or vested in the lessor under the Pell City Lease. So long as Tenant performs its obligations under this Lease, Landlord will maintain the Pell City Lease in full force and effect for the remainder of its term and that Landlord will not do or suffer or permit anything to be done with respect to the Pell City Premises which would constitute an event of default under the Pell City Lease or would cause the Pell City Lease to be canceled, terminated or forfeited by virtue of any rights of cancellation, termination, or forfeiture reserved or vested in the lessor under the Pell City Lease, nor shall Landlord exercise any right or remedy so as to cause, or voluntarily agree to or elect, any termination of the Pell City Lease as to the Pell City Premises. If the Initial Term of this Lease is extended as provided in Section 1.3, but the Pell City Lease is not extended beyond its current term such that the Tenant’s right to sublease and occupy the entire Pell City Premises under this Lease expires during the Initial Term or an Extension Term, then the Pell City Premises shall be removed from the Premises and the Base Rent shall be reduced by an amount equal to the amount of Base Rent allocated to the Pell City Premises at the time of determination of Base Rent for the Extension Term as provided in Section 2.1.2, which shall be confirmed by Landlord and Tenant at the time such determination is made. For purposes of making such determination and allocation, if the Base Rent for the applicable Extension Term shall be determined pursuant to clause (b) of Section 2.1.2, Landlord and Tenant confirm that the Base Rent allocated to the Pell City Premises as of the Commencement Date is equal to $900,000.00. The allocation of a portion of aggregate Base Rent for purposes of this Section 6.16 shall not affect or diminish the acknowledgements and waivers made in the Section of this Lease entitled “INDIVISIBLE MASTER LEASE; ACKNOWLEDGMENT AND WAIVER.”
6.17    Montgomery Assisted Living Building. The building, formerly operated as an assisted living facility, situated on the same parcel of Land on which the Montgomery, Alabama Facility is situated (the “Closed ALF”) shall not constitute a “Facility” under this Lease, and Tenant shall have no obligation hereunder to operate, insure, maintain or, repair, restore or reconstruct the Closed ALF or to pay any Real Property Impositions applicable to the Closed ALF.
Article VII
MAINTENANCE AND REPAIR
7.1    Tenant’s Maintenance Obligation. Tenant, at Tenant’s expense, shall (a) keep and maintain each Facility in good appearance, repair and condition, and maintain proper housekeeping, (b) promptly make all repairs (interior and exterior, structural and nonstructural, ordinary and extraordinary, foreseen and unforeseen) necessary to keep each Facility in good and lawful order and condition and in compliance with all Legal Requirements, Insurance Requirements and Authorizations and to maintain each Facility in a good quality operating and structural condition for use for its Primary Intended Use (ordinary wear and tear excepted subject to Tenant's obligation to maintain, repair and replace the same in accordance with the terms of this Lease), and (c) keep and maintain all Landlord Personal Property and Tenant Personal Property in good condition and repair and replace such property consistent with prudent industry practice, excepting damage due to casualty or condemnation to the extent provided in Articles XI and XII respectively. All repairs performed by Tenant shall be done in a good and workmanlike manner. Landlord shall under no circumstances be required to repair, replace, build or rebuild any improvements on any Facility, or to make any repairs, replacements, alterations, restorations or renewals of any nature or description to any Facility, whether ordinary or extraordinary, structural or non-structural, foreseen or unforeseen, or to make any expenditure whatsoever with respect thereto, or to maintain any Facility in any way. Tenant hereby waives, to the extent permitted by law or any equitable principle, the right to make repairs at the expense of Landlord pursuant to any law currently in effect or hereafter enacted.
7.2    Premises Condition Report. Landlord may from time to time cause a qualified consultant designated by Landlord, in its sole discretion, to inspect any Facility and issue a report (a “Premises Condition Report”) with respect to such Facility’s condition. Without limitation of any other obligation of Tenant under this Lease, Tenant shall, at its own expense, immediately make any and all repairs or replacements that are recommended by such Premises Condition Report that relate to life safety. Tenant shall pay the cost of any Premises Condition Report ordered by Landlord (a) during the continuance of and Event of Default, and (b) at all other times, not to exceed one (1) time per Facility in any eighteen (18) month period, the cost of which shall not exceed $2,500 per report, per Facility.
7.3    Notice of Non-Responsibility. Nothing contained in this Lease and no action or inaction by Landlord shall be construed as (a) constituting the consent or request of Landlord, expressed or implied, to any contractor, subcontractor, laborer, materialman or vendor to or for the performance of any labor or services or the furnishing of any materials or other property for the construction, alteration, addition, repair or demolition of or to any Facility or any part thereof; or (b) giving Tenant any right, power or permission to contract for or permit the performance of any labor or services or the furnishing of any materials or other property in such fashion as would permit the making of any claim against Landlord in respect thereof or to make any agreement that may create, or in any way be the basis for, any right, title, interest, lien, claim or other encumbrance upon the estate of Landlord in any Facility or any portion thereof. Landlord may post, at Tenant’s sole cost, such notices of non-responsibility upon, or of record against, any Facility to prevent the lien of any contractor, subcontractor, laborer, materialman or vendor providing work, services or supplies to Tenant from attaching against such Facility. Tenant agrees to promptly execute and record any such notice of non-responsibility at Tenant’s sole cost.
7.4    Permitted Alterations. Without Landlord’s prior written consent, which consent shall not be unreasonably withheld, Tenant shall not make any Capital Alterations or Material Alterations. Tenant may, without Landlord’s consent, make any other Alterations provided the same (a) do not decrease the value of the applicable Facility, (b) do not adversely affect the exterior appearance of such Facility and (c) are consistent in terms of style, quality and workmanship to the original Leased Improvements and Fixtures of such Facility, and provided further that the same are constructed and performed in accordance with the following:
7.4.1    Such construction shall not commence until Tenant shall have procured and paid for all municipal and other governmental permits and authorizations required therefor (as well as any permits or approvals required in connection with any Permitted Encumbrance of such Facility); provided, however, that any Plans and Specifications required to be filed in connection with any such permits or authorizations that require the approval of Landlord shall have been so approved by Landlord.
7.4.2    During and following completion of such construction, the parking that is located on the Land of such Facility shall remain adequate for the operation of such Facility for its Primary Intended Use and in no event shall such parking be less than what is required by any applicable Legal Requirements or was located on such Land prior to such construction.
7.4.3    All work done in connection with such construction shall be done promptly and in a good and workmanlike manner using materials of appropriate grade and quality consistent with the existing materials and in conformity with all Legal Requirements and any Plans and Specifications.
7.4.4    If, by reason of the construction of any Alteration, a new or revised certificate of occupancy for any component of such Facility is required, Tenant shall obtain such certificate in compliance with all applicable Legal Requirements and furnish a copy of the same to Landlord promptly upon receipt thereof.
7.4.5    Upon completion of any Alteration, Tenant shall promptly deliver to Landlord final lien waivers from each and every general contractor and, with respect to Alterations costing in excess of $10,000, each and every subcontractor that provided goods or services costing in excess of $10,000 in connection with such Alterations indicating that such contractor or subcontractor has been paid in full for such goods or services, together with such other evidence as Landlord may reasonably require to satisfy Landlord that no liens have been or may be created in connection with such Alteration.
7.4.6    Each and every Alteration, renovation or improvement made by Tenant under this Section 7.4 (or Section 7.5) shall immediately become a part of the Premises and shall belong to Landlord subject to the terms and conditions of this Lease.
7.5    Capital and Material Alterations. If Landlord consents to the making of any Capital Alterations or Material Alterations, Landlord may impose commercially reasonable conditions thereon in connection with its approval thereof. In addition to any such imposed conditions, all such Alterations shall be constructed and performed in accordance with Sections 7.4.1 through 7.4.5 above, together with the following:
7.5.1    Prior to commencing any such Alterations, Tenant shall have submitted to Landlord a written proposal describing in reasonable detail such proposed Alteration and shall provide to Landlord for approval such plans and specifications, permits, licenses, construction budgets and other information (collectively, the “Plans and Specifications”) as Landlord shall request, showing in reasonable detail the scope and nature of the proposed Alteration.
7.5.2    Such construction shall not, and prior to commencement of such construction Tenant’s licensed architect or engineer (to the extent the services of a licensed architect or engineer are required in connection with such Alterations) shall certify to Landlord that such construction shall not, impair the structural strength of such Facility or overburden or impair the operating efficiency of the electrical, water, plumbing, HVAC or other building systems of such Facility.
7.5.3    Prior to commencing any such Alterations, Tenant’s licensed architect or engineer (to the extent the services of a licensed architect or engineer are required in connection with such Alterations) shall certify to Landlord that the Plans and Specifications conform to and comply with all applicable Legal Requirements and Authorizations.
7.5.4    Promptly following the completion of the construction of any such Alterations, Tenant shall deliver to Landlord: (a) “as built” drawings of any such Alterations included therein, if applicable, certified as accurate by the licensed architect or engineer selected by Tenant to supervise such work; and (b) a certificate from Tenant’s licensed architect or engineer certifying to Landlord that such Alterations have been completed in compliance with the Plans and Specifications and all applicable Legal Requirements.
7.6    Capital Expenditures.
7.6.1    With respect to all Facilities in the aggregate, Tenant agrees to expend, during each Lease Year, an amount (the “Required Capital Expenditures Amount”) equal to the product of (a) the Required Per Bed Annual Capital Expenditures Amount (as increased at the end of each Lease Year to reflect the Adjusted CPI Increase during the immediately preceding Lease Year), times (b) the weighted average of the number of licensed beds in all Facilities during such Lease Year, on Capital Expenditures, provided that, with respect to any Facility individually, such expenditures shall not be less than (x) the Facility Required Per Bed Annual Capital Expenditures Amount times (y) the weighted average of the number of licensed beds in such Facility during such Lease Year. Within thirty (30) days following the end of each Lease Year, Tenant shall deliver to Landlord a report (a “Capital Expenditures Report”), certified as true, correct and complete by an officer of Tenant, summarizing and describing in reasonable detail all of the Capital Expenditures made by Tenant during the preceding Lease Year on each Facility, and such receipts and other information as Landlord may reasonably request relative to the Capital Expenditures made by Tenant during the applicable Lease Year. If, with respect to any Facility individually or all Facilities in the aggregate, the amount of the Capital Expenditures so made and reported by Tenant during a particular Lease Year (the “Actual Capital Expenditures Amount”) is less than the Required Capital Expenditures Amount applicable to such period, Tenant shall, on or prior to the due date of the Capital Expenditures Report for such period, deposit (a “Capital Expenditures Deposit”) with Landlord an amount equal to the amount by which the Required Capital Expenditures Amount for the applicable period exceeds the Actual Capital Expenditures Amount for such period. If, with respect to any Facility individually or all Facilities in the aggregate, the Actual Capital Expenditures Amount so made and reported by Tenant during a particular Lease Year is greater than the Required Capital Expenditures Amount applicable to such period (such difference being referred to herein as the “Excess Capital Expenditures Amount”), then, (a) provided no Event of Default then exists hereunder, within ten (10) days after Tenant’s presentation of its Capital Expenditures Report reflecting such greater expenditure, subject to reasonable extension if required under the Facility Mortgage Documents, Landlord shall pay to Tenant the lesser of (x) the Excess Capital Expenditures Amount or (y) the amount of funds then held by Landlord as Capital Expenditures Deposits with respect to the applicable Facility or Facilities, and (b) to the extent that the Excess Capital Expenditures Amount exceeds the amount of funds then held by Landlord as Capital Expenditures Deposits with respect to such Facility or Facilities, such excess shall be credited against the Required Capital Expenditures Amount for up to the next two (2) succeeding Lease Years with respect to such Facility or Facilities.
7.6.2    Tenant’s obligation to deliver the Capital Expenditures Report applicable to the last Lease Year, together with Tenant’s obligation to deliver any Capital Expenditures Deposit associated therewith, shall survive the expiration or termination of this Lease. If, on the basis of such Capital Expenditures Report, Tenant is entitled to a payment of any Excess Capital Expenditures Amount as described in Section 7.6.1 above, then, notwithstanding anything to the contrary, such payment shall be due and payable to Tenant only as and when the conditions of Section 3.1 or 3.2 for the return of the Security Deposit or Letter of Credit, as applicable, have been met. Except as provided in the preceding sentence, upon the expiration or termination of this Lease, all Capital Expenditures Deposits held by Landlord (including, without limitation, any Capital Expenditures Deposits that are required to be deposited by Tenant with respect to the last Lease Year) shall automatically and without further action of the parties become the property of Landlord, without any obligation on Landlord’s part to credit Tenant in any manner therefor.
7.6.3    The Capital Expenditures Deposits held by Landlord shall not bear interest and may be commingled with the other assets of Landlord. If Landlord transfers this Lease, it shall transfer all Capital Expenditures Deposits then held by it to the transferee, and Landlord shall thereafter have no liability of any kind with respect thereto. Following any Event of Default and at Landlord’s option, the Capital Expenditures Deposits held by Landlord may, in its sole discretion, be applied to Tenant’s obligations in the order that Landlord in its sole discretion may determine.
7.7    Construction Consultant. In connection with any Capital Alterations or Material Alterations, Landlord may engage a construction consultant (a “Construction Consultant”) to perform or assist with Landlord’s review and approval of the Plans and Specifications, periodic inspection of the improvement work, certification of progress and completion, review of disbursement requests and lien waivers and such other matters as Landlord may require in connection with such Alterations. The reasonable costs and expenses of the Construction Consultant shall be the sole responsibility of Tenant. Tenant shall cooperate with any Construction Consultant and provide such access to books, records, information and the Premises as Construction Consultant may reasonably request in connection with his or her work.
7.8    Encroachments. Except for any such encroachments existing on the Commencement Date, if any of the Leased Improvements of any Facility shall, at any time, encroach upon any property, street or right-of-way adjacent to such Facility, then, promptly upon the request of Landlord, Tenant shall, at its expense, subject to its right to contest the existence of any encroachment and, in such case, in the event of any adverse final determination, either (a) obtain valid waivers or settlements of all claims, liabilities and damages resulting from each such encroachment, whether the same shall affect Landlord or Tenant, or (b) make such changes in such Leased Improvements, and take such other actions, as Tenant, in the good faith exercise of its judgment, deems reasonably practicable, to remove such encroachment, including, if necessary, the alteration of any of such Leased Improvements, and in any event take all such actions as may be necessary to be able to continue the operation of such Leased Improvements for the Primary Intended Use of such Facility substantially in the manner and to the extent such Leased Improvements were operated prior to the assertion of such encroachment. Any such alteration shall be made in conformity with the applicable requirements of Sections 7.4 and 7.5.
7.9    Capital Alterations Financed by Landlord. From time to time during the Term, Tenant may request that Landlord provide financing for a Capital Alteration by providing Landlord such information about the proposed Capital Alteration as Landlord may reasonably request. Landlord may in its sole and absolute discretion, but shall be under no obligation to, agree to provide such financing (“Improvement Funds”) for such Capital Alteration through an appropriate increase in Base Rent as agreed upon by Landlord and Tenant. Within thirty (30) days of receipt of a request to finance a proposed Capital Alteration, Landlord shall notify Tenant as to whether it will finance the proposed Capital Alteration and, if so, the terms and conditions upon which it would do so, including the terms of the increase in Base Rent and other required amendments to this Lease. Tenant shall have ten (10) Business Days to accept or reject Landlord's financing proposal. In no event shall the portion of the projected Capital Alteration comprised of land, if any, materials, labor charges and fixtures be less than ninety percent (90%) of the total amount of the projected cost of such Capital Alteration. If Landlord agrees to provide Improvement Funds for a proposed Capital Alteration and Tenant accepts the terms thereof, Tenant shall provide Landlord with the following prior to any advance of funds:
7.9.1    any information, certificates, licenses, permits or documents requested by Landlord which are necessary and obtainable to confirm that Tenant will be able to use the Capital Alteration upon completion thereof in accordance with the Primary Intended Use and all Legal Requirements;
7.9.2    an officer’s certificate and, if requested, a certificate from Tenant's architect, setting forth in reasonable detail the projected or actual Capital Alteration costs;
7.9.3    an amendment to this Lease, in a form prepared by Landlord and reasonably agreed to by Tenant, providing for an increase in the Base Rent in amounts as agreed upon by Landlord and Tenant and other provisions as may be necessary or appropriate;
7.9.4    a deed conveying title to Landlord to any land acquired for the purpose of constructing the Capital Alteration free and clear of any liens or encumbrances except those approved by Landlord, and accompanied by an ALTA survey thereof satisfactory to Landlord;
7.9.5    for each advance, endorsements to any outstanding policy of title insurance covering the Premises or commitments therefor satisfactory in form and substance to Landlord (i) updating the same without any additional exception except those as may be approved by Landlord, which approval shall not be unreasonably withheld and (ii) increasing the coverage thereof by an amount equal to, at a minimum, the aggregate amount of Improvement Funds advanced by Landlord;
7.9.6    if appropriate, an owner's policy of title insurance insuring fee simple title to any land conveyed to Landlord free and clear of all liens and encumbrances except those as may be approved by Landlord, which approval shall not be unreasonably withheld;
7.9.7    if requested by Landlord, an MAI appraisal of the applicable Facility indicating that the fair market value of such Facility upon completion of the Capital Alteration will exceed the fair market value of such Facility immediately prior thereto by an amount not less than ninety-five percent (95%) of the cost of the Capital Alteration; and
7.9.8    such other billing statements, invoices, certificates, endorsements, opinions, site assessments, surveys, resolutions, ratifications, lien releases and waivers and other instruments and information reasonably required by Landlord.
7.10    Upgrade Allowance. From and after January 1, 2017, Landlord shall provide Tenant up to One Million Four Hundred Thousand Dollars ($1,400,000) minus the sum of all Related Lease Upgrade Disbursements (the “Upgrade Allowance”) (which is an aggregate amount and shall be allocated among the Facilities as mutually determined by Landlord and Tenant) as an allowance for the cost of certain Alterations and other upgrade and capital expenditures pertaining to the Premises (each an “Upgrade Expenditure”), upon the following terms and conditions and the other applicable terms and conditions of this Article VII and this Lease:
7.10.1    The Upgrade Allowance shall be used to pay for the cost of the Upgrade Expenditures identified by Tenant and approved by Landlord in its reasonable discretion as provided herein to the extent such identified and approved expenditures may be capitalized by Landlord in accordance with GAAP. Prior to commencing any work for which Tenant will request disbursement of the Upgrade Allowance, Tenant shall provide Landlord with a brief proposal summarizing the work to be completed together with such written documentation as may be reasonably requested by Landlord with respect thereto, which may include, to the extent applicable, plans and specifications, budgets, a work completion schedule, pro forma operating projections and copies of permits required in connection with such repairs or improvements, and Landlord shall have a reasonable period of time, not to exceed forty-five (45) days, to review and approve the same, which shall not be unreasonably withheld, conditioned or delayed.
7.10.2    Tenant shall have the right to request disbursements of the Upgrade Allowance from time to time, but not more frequently than once per calendar month, in increments of not less than Twenty-Five Thousand Dollars ($25,000). All such requests shall be in writing and shall be accompanied with such supporting documentation as may be reasonably requested by Landlord, which may include, without limitation, (a) an itemized account of expenditures to be paid or reimbursed from the requested disbursement, certified by Tenant to be true and correct expenditures which have already been paid or are due and owing and for which no previous disbursement was made hereunder, and (b) copies of invoices or purchase orders from each payee with an identifying reference to the applicable vendor or supplier, which invoices or purchase orders shall support the full amount of costs contained in the requested disbursement. Landlord shall, within thirty (30) calendar days of Tenant’s delivery of a request for disbursement and compliance with the conditions for disbursement set forth in this Section 7.10.2, make disbursements of the requested Upgrade Allowance funds to pay or reimburse Tenant for the costs of the applicable capital repairs or improvements.
7.10.3    All work that has been funded in whole or in part by the Upgrade Allowance shall be invoiced and completed by July 1, 2018 (without consideration for any extension thereof).
7.10.4    No Event of Default shall have occurred and be continuing at the time of (a) any request for Landlord’s approval of the Upgrade Expenditures to be funded by the Upgrade Allowance or (b) any request for disbursement of the Upgrade Allowance.
7.10.5    All Alterations, repairs or improvements funded with the Upgrade Allowance shall be completed in a good, workmanlike and lien-free manner and in accordance with the other applicable provisions of this Article VII and this Lease. If any of such Alterations, repairs or improvements are completed in a manner not in compliance with this Section 7.10 and the other applicable provisions of this Lease, Tenant shall, promptly after obtaining knowledge thereof or Landlord’s demand therefor, repair or remediate the applicable work to the extent necessary to attain such compliance at its sole cost and expense.
7.10.6    Each and every Alteration, renovation or improvement funded by Landlord under this Section 7.10 shall immediately become a part of the Premises and shall belong to Landlord subject to the terms and conditions of this Lease.
7.10.7    No disbursement of the Upgrade Allowance shall be used to remedy any condition which constitutes a default by Tenant under the provisions of this Lease unless such condition pertains to the Premises and existed as of the Commencement Date for such portion of the Premises.
7.10.8    From and after the date of disbursement of each advance of the Upgrade Allowance by Landlord in excess of the Base Upgrade Allowance Amount, the annual amount of Base Rent then payable under this Lease shall be increased by the product of: (a) the amount of such Upgrade Allowance disbursed by Landlord in excess of the Base Upgrade Allowance Amount, and (ii) five percent (5.0%). Such increased Base Rent shall commence to be payable on the next Payment Date for Base Rent following disbursement of such Upgrade Allowance (together with any prorated portion of the increased Base Rent payable with respect to the month in which such Upgrade Allowance was advanced).
7.10.9    As used in this Section 7.10, (a) “Base Upgrade Allowance Amount” shall mean the amount of One Million Dollars ($1,000,000) minus the sum of all Related Lease Upgrade Disbursements (irrespective of when such Related Lease Upgrade Disbursements are disbursed); and (b) “Related Lease Upgrade Disbursement” shall mean each advance or disbursement made by any Affiliate of Landlord (each a “Related Lease Landlord”) to any Affiliate of Guarantor or Tenant (each a “Related Lease Tenant”) for repair, maintenance or alteration of the premises demised under a Related Lease pursuant to the assignment and assumption, operations transfer agreements or similar agreements entered into by any Related Lease Landlord and any Related Lease Tenant in connection with the applicable Related Lease.
Article VIII
PERMITTED CONTESTS
Tenant, upon prior written notice to Landlord and at Tenant’s expense, may contest, by appropriate legal proceedings conducted in good faith and with due diligence, the amount, validity or application, in whole or in part, of any licensure or certification decision, Imposition, Legal Requirement, Insurance Requirement, lien, attachment, levy, encumbrance, charge or claim; provided, however, that (a) in the case of an unpaid Imposition, lien, attachment, levy, encumbrance, charge, or claim, the commencement and continuation of such proceedings shall suspend the collection thereof from Landlord and from the applicable Facility, (b) neither the applicable Facility nor any Rent therefrom nor any part thereof or interest therein would be reasonably likely to be in danger of being sold, forfeited, attached or lost pending the outcome of such proceedings, (c) in the case of a Legal Requirement, neither Landlord nor Tenant would be in any danger of civil or criminal liability for failure to comply therewith pending the outcome of such proceedings; (d) Tenant shall give such security as may be demanded by Landlord to insure ultimate payment of, or compliance with, the same and to prevent any sale or forfeiture (or risk thereof) of the applicable Facility or the Rent by reason of such non-payment or non-compliance; (e) in the case of the contest of an Insurance Requirement, the coverage required by Article IX shall be maintained, and (f) if such contest is resolved against Landlord or Tenant, Tenant shall pay to the appropriate payee the amount required to be paid, together with all interest and penalties accrued thereon, and otherwise comply with the applicable Legal Requirement or Insurance Requirement. Landlord, at Tenant’s expense, shall execute and deliver to Tenant such authorizations and other documents as may reasonably be required in any such contest, and, if reasonably requested by Tenant or if Landlord so desires, shall join as a party therein. The provisions of this Article VIII shall not be construed to permit Tenant to contest the payment of Rent or any other amount payable by Tenant to Landlord hereunder. Tenant shall indemnify, defend, protect and hold harmless Landlord from and against any Losses of any kind that may be imposed upon Landlord in connection with any such contest and any Losses resulting therefrom and the provisions of this Article VIII shall survive the termination or expiration of this Lease.
Article IX
INSURANCE
9.1    Required Policies. During the Term, Tenant shall maintain the following insurance with respect to each Facility at its sole cost and expense:
9.1.1    With respect to the Premises, Tenant shall maintain commercial, property insurance on the Premises (including Tenant Personal Property and all Landlord Personal Property) written on a “special cause of loss form”, including but not limited to sprinkler leakage, in a per occurrence amount not less than 100% of current replacement cost for all real and business personal property; and including business income (subject to terms of Section 9.1.2), and providing or containing, as applicable: (a) an Agreed Amount Endorsement with respect to the Premises (including all Tenant Personal Property and Landlord Personal Property) waiving all co-insurance provisions; (b) an “Ordinance or Law Coverage” (Code Upgrade coverage) which shall provide coverage for the increased cost of construction, demolition cost, value of the undamaged portion of the structure and any increased time to rebuild due to the enforcement of building or zoning laws or requirements; (c) coverage for: (i) flood hazard (if such Facility is located in whole or in part within a designated 100 year flood plain area) (ii) earthquake, and (iii) coastal windstorm insurance, if applicable; provided that the insurance pursuant to the foregoing clauses (i), (ii) and (ii) shall be required only to the extent it is available at commercially reasonable rates and terms and is customarily carried for similar properties, as reasonably determined by Landlord;
9.1.2    Business income insurance covering all risks required to be covered by the insurance provided for in Section 9.1.1 above, as applicable for a period of twelve (12) months and including an extended period of indemnity endorsement which provides that after the physical loss to the Premises (including Tenant Personal Property and Landlord Personal Property) has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Facility is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period;
(a)    Deductibles/self-insured retentions for the insurance policies required under Section 9.1.1 shall not be greater than $100,000; provided, however, that the deductibles/self-insured retentions for losses sustained from earthquake (including earth movement), or windstorm (i.e., wind/hail) may be equal to, but not greater than, five percent (5%) of the replacement cost of the total insured value of the applicable Facility, or $250,000, whichever is greater. The flood deductible shall not be greater than $100,000, unless the Facility is in the designated 100 year flood plain area, in which event the deductible may be $500,000 or less and the Tenant shall obtain and maintain flood coverage from the National Flood Insurance Program for the applicable Facility, if required by Landlord;
(b)    the commercial property and business income insurance required under Sections 9.1.1 and 9.1.2 above shall cover perils of terrorism and acts of terrorism defined as certified acts by the Terrorism Risk Insurance Act (TRIA) and Tenant shall maintain commercial property and business income insurance for loss resulting from perils and acts of terrorism on terms (including amounts) consistent with those required under Sections 9.1.1 and 9.1.2 above at all times during the term of the Lease as long as such coverage is available in the commercial market at a premium no greater than 300% of the premium for such coverage paid as of the Commencement Date;
(c)    all times Tenant will provide coverage during which structural construction, repairs or alterations are being made with respect to the improvements, under the coverages and terms specified in Sections 9.1.1 and 9.1.2 or alternatively (i) commercial property insurance written on a “special cause of loss” builder's risk completed value form on a non-reporting basis, against all risks insured against pursuant to Section 9.1.1 above, including permission to occupy the Facility; and with an agreed amount endorsement waiving co-insurance provisions; and (ii) owner's contingent or protective liability insurance covering claims not covered by or under the terms or provisions of the commercial general liability insurance policy required sections;
9.1.3    Tenant shall maintain comprehensive boiler and machinery insurance, in amount of Five Million dollars ($5,000,000) or other such amounts as shall be reasonably required by Landlord or any Facility Mortgagee on terms consistent with the commercial property insurance policy required above and any applicable governmental regulations;
9.1.4    If there is any storage tank, whether above ground or below ground, located at a Facility, whether or not in use, Pollution Liability Insurance with limits of at least One Million Dollars ($1,000,000) per occurrence and aggregate or other such higher amounts if required by regulation. All policies shall comply with all applicable regulatory requirements and shall insure both the interest of the Tenant and Landlord;
9.1.5    Commercial General Liability Coverage (“CGL”) (including products and completed operations liability and broad form coverage, host liquor liability, broad form property damage, blanket contractual liability, no exclusion for independent contractors, personal injury and advertising injury coverage against claims for bodily injury, death or property damage occurring on, in or about such Facility, affording the parties protection of not less than $1,000,000 per occurrence and $3,000,000 in the annual aggregate;
9.1.6    Professional Liability Coverage (“PL”) for damages for injury, death, loss of service or otherwise on account of professional services rendered or which should have been rendered, in a minimum amount of $1,000,000 per occurrence and $3,000,000 in the annual aggregate or higher amounts as may be required by state specific regulations or if participation is required in or provided by a state professional liability fund, then the state applicable limits;
(a)    Policies required under Sections 9.1.5 and 9.1.6 shall (i) to the extent it is available at commercially available rates and terms, contain a cross liability endorsement or separation of insureds clause; provided that the separation of insureds shall not apply to the limits of liability; (ii) provide that any waiver of subrogation rights or release prior to a loss does not void coverage; and (iii) provide that it is primary to and not contributing with, any policy of insurance carried by Landlord covering the same loss;
(b)    Tenant shall either (i) require each medical director at each Facility to carry Professional Liability Coverage with limits of not less than $1,000,000 per occurrence (claim) and $3,000,000 in the aggregate or applicable required state limits or cover the same, in their capacity as medical director, under the Policy described in Section 9.1.6;
(c)    Policies required under Sections 9.1.5 and 9.1.6 shall require minimum limits of CGL and PL insurance to apply on a per Facility basis, subject to an All Tenant Aggregate Maximum Limited Liability of $5,000,000 per annual policy period;
(d)    Deductibles/Self Insured Retentions applicable to Sections 9.1.5 and 9.1.6 shall not be greater than $500,000 per claim; and
9.1.7    Worker’s Compensation Coverage for injuries sustained by Tenant’s employees in the course of their employment and otherwise consistent with all applicable State regulations and employer’s liability coverage with limits of not less than $500,000 each accident, $500,000 bodily injury due to disease each employee and $500,000 bodily injury due to disease.
9.2    General Insurance Requirements.
9.2.1    All of the policies of insurance required to be maintained by Tenant under this Lease shall (a) be written in form satisfactory to Landlord and any Facility Mortgage and, with the exception of any policies written by a captive insurance program pursuant to Section 9.9, issued by insurance companies (i) with a policyholder and financial rating of not less than A- VII in the most recent version of Best’s Key Rating Guide and (ii) authorized to do insurance business in the applicable Situs State; (b) provide that any insurance maintained by Landlord for or with respect to the Premises shall be excess and noncontributory with Tenant’s insurance; and (c) include a waiver of all rights of subrogation and recovery against Landlord.
9.2.2    All liability type policies (with the exception of Tenant’s workers’ compensation/employer’s liability insurance) must name Landlord, agents and managers, as an “additional insured.” All property policies shall name Landlord as “loss payee.” All business interruption policies shall name Landlord as “loss payee” with respect to Rent only. Losses shall be payable to Landlord and/or Tenant as provided herein. In addition, the policies, as appropriate, shall name as an “additional insured” or “loss payee” any Facility Mortgagee by way of a standard form of mortgagee’s loss payable endorsement. Any loss adjustment shall require the written consent of Landlord, Tenant, and each Facility Mortgagee unless the amount of the loss is less than $100,000 in which event no consent shall be required.
9.2.3    Tenant shall provide Landlord a satisfactory ACORD evidencing the existence of the insurance required by this Lease and showing the interest of Landlord (and any Facility Mortgagee(s)) prior to the commencement of the Term or, for a renewal policy, not less than ten (10) days prior to the expiration date of the policy being renewed. If Landlord is provided with an ACORD certificate and thereafter requests a complete copy of the applicable policy, Tenant shall provide a complete copy of such policy within ten (10) days of Landlord’s request.
9.2.4    Tenant’s obligations to carry the insurance provided for herein may be brought within the coverage of a so-called “blanket” policy or policies of insurance carried and maintained by Tenant; provided, however, that the coverage afforded Landlord will not be reduced or diminished or otherwise be materially different from that which would exist under a separate policy meeting all other requirements hereof by reason of the use of the blanket policy, and provided further that the requirements of this section (including satisfaction of the Facility Mortgagee’s requirements and the approval of the Facility Mortgagee) are otherwise satisfied, and provided further that Tenant maintains specific allocations acceptable to Landlord. For any liability policies covering one or more other properties in addition to the Premises, Landlord may require excess limits as Landlord reasonably determines.
9.2.5    Tenant shall provide to Landlord thirty (30) days’ written notice before the policy or policies in question required under this Article IX shall be materially altered, non-renewed or cancelled.
9.3    Replacement Costs. The term “replacement cost” shall mean the actual replacement cost of the insured property from time to time with new materials and workmanship of like kind and quality (including the cost of compliance with changes in zoning and building codes and other laws and regulations, demolition and debris removal and increased cost of construction). If Landlord believes that the replacement cost has increased at any time during the Term, it shall have the right to have such replacement cost determined by an impartial appraiser reasonably acceptable to both parties (the “impartial appraiser”). The determination of the impartial appraiser shall be final and binding, and, as necessary, Tenant shall increase, but not decrease, the amount of the insurance carried pursuant to this section to the amount so determined by the impartial appraiser. Each party shall pay one-half (1/2) of the fee, if any, of the impartial appraiser. If Tenant has made Alterations, Landlord may at Tenant’s expense have the replacement cost redetermined at any time after such Alterations are made.
9.4    Claims-Made Policies. If Tenant obtains and maintains the commercial general liability coverage and/or professional liability coverage described in Sections 9.1.5 and 9.1.6 on a “claims-made” basis, Tenant shall provide continuous liability coverage for claims arising during the Term providing for an extended reporting period reasonably acceptable to Landlord for a minimum of two (2) years after expiration of the Term. If such policy is canceled or not renewed for any reason whatsoever other than the expiration of the Term, Tenant must provide evidence of a replacement policy reflecting coverage with retroactive coverage back to the Commencement Date and maintain such coverage for a period of at least two (2) years beyond the expiration of the Term or Tenant must obtain tail coverage for the length of the remaining Term plus an additional two (2) years beyond the expiration of the Term.
9.5    Non-Renewal. If Tenant fails to cause the insurance required under Article IX to be issued in the names herein called for, fails to pay the premiums therefor or fails to deliver such policies or certificates thereof to Landlord, at the times required, Landlord shall be entitled, but shall have no obligation, to obtain such insurance and pay the premiums therefor, in which event the cost thereof, together with interest thereon at the Agreed Rate, shall be repayable to Landlord upon demand therefor.
9.6    Increase in Limits; Types of Coverages. If Landlord determines in the exercise of its commercially reasonable judgment that the limits of the insurance required to be maintained by Tenant hereunder are no longer commensurate to the limits being regularly required by institutional landlords of similar properties in the applicable Situs State or their institutional lenders or that a particular type of insurance coverage is being regularly required by institutional landlords of similar properties in the applicable Situs State or their institutional lenders and is not then required hereunder, Landlord may notify Tenant of the same, indicating the particular limit or type of coverage that Landlord has determined should be increased or carried by Tenant, as applicable. Unless Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination, then within thirty (30) days after the receipt of such notice, Tenant shall thereafter increase the particular limit or obtain the particular coverage, as applicable, unless and until further modified pursuant to the provisions of this Section 9.6. Notwithstanding anything herein to the contrary, Landlord shall not request a modification of the insurance requirements of this Lease more frequently than once every two (2) years. If Tenant, in the exercise of its commercially reasonable judgment, objects to Landlord’s determination made under this Section 9.6 and Landlord and Tenant are unable to agree upon the matter within fifteen (15) days of Tenant’s receipt of the applicable notice from Landlord, such determination shall be made by a reputable insurance or risk management consultant or expert (an “Insurance Arbitrator”) with experience in the healthcare insurance industry as mutually identified by Landlord and Tenant in the exercise of their reasonable judgment. As a condition to a determination of commercial reasonableness with respect to any particular matter, the Insurance Arbitrator shall be capable of providing, procuring or identifying particular policies or coverages that would be available to Tenant and would satisfy the requirement in issue. The determinations made by any such experts shall be binding on Landlord and Tenant for purposes of this Section 9.6, and the costs, fees and expenses of the same shall be shared equally by Tenant and Landlord. If Tenant and Landlord are unable to mutually agree upon an Insurance Arbitrator, each party shall within ten (10) days after written demand by the other select one Insurance Arbitrator. Within ten (10) days of such selection, the Insurance Arbitrators so selected by the parties shall select a third (3rd) Insurance Arbitrator who shall be solely responsible for rendering a final determination with respect to the insurance requirement in issue. If either party fails to select an Insurance Arbitrator within the time period set forth above, the Insurance Arbitrator selected by the other party shall alone render the final determination with respect to the insurance requirement in issue in accordance with the foregoing provisions and such final determination shall be binding upon the parties. If the Insurance Arbitrators selected by the parties are unable to agree upon a third (3rd) Insurance Arbitrator within the time period set forth above, either party shall have the right to apply at Tenant’s and Landlord’s joint expense to the presiding judge of the court of original trial jurisdiction in the county in which any Facility is located to name the third (3rd) Insurance Arbitrator.
9.7    No Separate Insurance. Tenant shall not, on Tenant’s own initiative or pursuant to the request or requirement of any third party, (a) take out separate insurance concurrent in form or contributing in the event of loss with that required in this Article IX to be furnished by, or which may reasonably be required to be furnished by, Tenant or (b) increase the amounts of any then existing insurance by securing an additional policy or additional policies, unless all parties having an insurable interest in the subject matter of the insurance, including in all cases Landlord and all Facility Mortgagees, are included therein as additional insureds and the loss is payable under such insurance in the same manner as losses are payable under this Lease. Notwithstanding the foregoing, nothing herein shall prohibit Tenant from insuring against risks not required to be insured hereby, and as to such insurance, Landlord and any Facility Mortgagee need not be included therein as additional insureds, nor must the loss thereunder be payable in the same manner as losses are payable hereunder except to the extent required to avoid a default under the Facility Mortgage.
9.8    Alternate Coverages. In the event that at any time during the Term the professional liability insurance coverage required under Section 9.1.6 is not generally available to operators of skilled nursing facilities in the market area in which the Facilities are located at commercially affordable rates and on commercially reasonable terms and conditions, Landlord agrees that, the provisions of Section 9.1.6 to the contrary notwithstanding, Tenant shall not be required to obtain the coverages required therein and Landlord agrees to accept, which acceptance shall not be unreasonably withheld or conditioned, in place thereof to cover the risk either or a combination of (i) a policy or policies of professional liability insurance limits and coverages that are generally available to operators of skilled nursing facilities in the market area in which the Facilities are located at commercially affordable rates and on commercially reasonable terms and conditions, and/or (ii) an additional security deposit, self-insurance by Tenant, the establishment of a loss reserve to be funded by Tenant and held by Landlord, or other alternative insurance containing commercially reasonable terms and conditions, provided that such alternative insurance is (a) permitted under all Legal Requirements applicable to Tenant and/or the Facilities at the time in question and (b) such alternative insurance is in compliance with all Legal Requirements applicable to such alternative insurance. Prior to making any such switch, Tenant shall be obligated to provide Landlord with supporting evidence from its insurance broker or carrier demonstrating the existence of the conditions set forth herein permitting Tenant to do so and the sufficiency of such evidence shall be subject to the advance written approval of Landlord, which shall not be unreasonably withheld, conditioned or delayed. At such time as the professional liability insurance coverages required under Section 9.1.6 are available to Tenant at commercially affordable rates and on commercially reasonable terms and conditions, then Tenant shall immediately purchase and provide Landlord with evidence of professional liability insurance coverage necessary to meet the requirements of Section 9.1.6. In the event that, as a result of the professional liability coverage required under Section 9.1.6 not being available as provided in this Section 9.8, the general liability insurance coverage required under Section 9.1.5 is also not available to Tenant at commercially affordable rates and on commercially reasonable terms and conditions, then the provisions of this Section 9.8 shall likewise apply to and include the general liability coverage required under Section 9.15.
9.9    Captive Insurance Program. Notwithstanding anything to the contrary contained in this Article 9, so long as Diversicare Healthcare Services, Inc. or its permitted successor is a Guarantor, Tenant shall have the right to satisfy its insurance obligations under Sections 9.1.5 and 9.1.6 (the “Specified Non-Property Insurance”) of this Lease by means of an alternative “captive” insurance program to the extent of all or part of the Specified Non-Property Insurance required under this Article 9, provide that (a) such alternative “captive” insurance program is permitted under all Legal Requirements applicable to Tenant and/or the Facilities at the time in question and (b) such alternative “captive” insurance program is in compliance with all Legal Requirements applicable to such alternative “captive” insurance. To the extent Tenant chooses to provide any of the Specified Non-Property Insurance otherwise required by this Lease through an alternative “captive” insurance program, then Tenant and Guarantor shall have all of the obligations and liabilities of an insurer, and the protection afforded Landlord, any Facility Mortgagee, and each Facility shall be the same as if provided by a non-affiliated third-party insurer under the coverages required under this Lease. Without limiting the generality of the foregoing, all amounts which a “captive” insurer pays or is required to pay and all losses or damages resulting from risks for which Tenant has elected to maintain an alternative “captive” insurance program with respect to shall be subject to the waiver of subrogation provisions of Section 9.2.1, and shall not limit any of Tenant’s indemnification obligations pursuant to this Lease. In the event that Tenant elects to maintain an alternative “captive” insurance program and an event or claim occurs for which a defense and/or coverage would have been available from a third-party insurer, Tenant and Guarantor shall undertake to cause its “captive” insurer to undertake the defense of any such claim, including a defense of Landlord, at their sole cost and expense, and use their own funds to pay any claim or replace any property or otherwise provide the funding which would have been available from insurance proceeds but for such election by Tenant to maintain an alternative “captive” insurance program. In the event that Tenant elects to maintain an alternative “captive” insurance program pursuant to this Section 9.9, Tenant shall provide Lessor and any Facility Mortgagee with certificates of insurance specifying the extent of such insurance coverage and Tenant shall provide Landlord with a copy of the captive’s audited financial statements on an annual basis. Notwithstanding anything to the contrary in this Section 9.9, Tenant shall not have the right to satisfy its insurance obligations under Sections 9.1.1, 9.1.2, 9.1.3 and 9.1.4 by means of an alternative “captive” insurance program. In the event that Tenant converts any insurance provided through an alternative “captive” insurance program to insurance provided by a non-affiliated third-party insurer, Tenant shall provide to Landlord evidence of such insurance concurrently with the effectiveness thereof.
Article X
REPRESENTATIONS AND WARRANTIES
10.1    General. Each party represents and warrants to the other that: (a) this Lease and all other documents executed or to be executed by it or its respective Affiliate in connection herewith have been duly authorized and shall be binding upon it; (b) it is duly organized, validly existing and in good standing under the laws of the state of its formation and is duly authorized and qualified to perform this Lease within the applicable Situs State; and (c) neither this Lease nor any other document executed or to be executed in connection herewith violates the terms of any other agreement of such party.
10.2    Anti-Terrorism Representations.
10.2.1    Tenant hereby represents and warrants that neither Tenant, nor any persons or entities holding any legal or beneficial interest whatsoever in Tenant, are (a) the target of any sanctions program that is established by Executive Order of the President or published by the Office of Foreign Assets Control, U.S. Department of the Treasury (“OFAC”); (b) designated by the President or OFAC pursuant to the Trading with the Enemy Act, 50 U.S.C. App. § 5, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-06, the Patriot Act, Public Law 107-56, Executive Order 13224 (September 23, 2001) or any Executive Order of the President issued pursuant to such statutes; or (c) named on the following list that is published by OFAC: “List of Specially Designated Nationals and Blocked Persons” (collectively, “Prohibited Persons”). Tenant hereby represents and warrants to Landlord that no funds tendered to Landlord by Tenant under the terms of this Lease are or will be directly or indirectly derived from activities that may contravene U.S. federal, state or international laws and regulations, including anti-money laundering laws. If the foregoing representations are untrue at any time during the Term, an Event of Default will be deemed to have occurred, without the necessity of notice to Tenant.
10.2.2    Tenant will not during the Term of this Lease engage in any transactions or dealings, or be otherwise associated with, any Prohibited Persons in connection with the use or occupancy of the Premises. A breach of the representations contained in this Section 10.2 by Tenant shall constitute a material breach of this Lease and shall entitle Landlord to any and all remedies available hereunder, or at law or in equity.
10.3    Additional Representations and Warranties. To induce Landlord to execute this Lease and perform its obligations hereunder, Tenant hereby represents and warrants to Landlord that the following are true and correct as of the Commencement Date:
10.3.1    No consent or approval of, or filing, registration or qualification with any Governmental Authority or any other Person is required to be obtained or completed by Tenant or any Affiliate in connection with the execution, delivery, or performance of this Lease that has not already been obtained or completed.
10.3.2    The identity of the holders of the partnership or membership interests or shares of stock, as applicable, in Tenant and their respective percentage of ownership as of the Commencement Date are set forth on Schedule 3. No partnership or limited liability company interests, or shares of stock, in Tenant, other than those described above, are issued and outstanding. There are no preemptive or other outstanding rights, options, warrants, conversion rights or similar agreements or understandings for the purchase or acquisition from Tenant of any partnership or limited liability company interest of or shares of stock in Tenant except as may be set forth in Tenant’s organizational and formation documents, complete, true and accurate copies of which have been provided to Landlord.
10.3.3    Neither Tenant nor Guarantor is insolvent and there has been no Bankruptcy Action by or against any of them. Tenant’s assets do not constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted.
10.3.4    All financial statements and other documents and information previously furnished by or on behalf of any Tenant or Guarantor to Landlord in connection with the Facilities and this Lease are true, complete and correct in all material respects and fairly present on a consistent basis with the financial conditions of the subjects thereof for the immediately prior periods as of the respective dates thereof and do not fail to state any material fact necessary to make such statements or information not misleading, and no material adverse change with respect to any Facility, Tenant or Guarantor has occurred since the respective dates of such statements and information. Neither Tenant nor any Guarantor has any material liability, contingent or otherwise, not disclosed in such financial statements and which is required to be disclosed in such financial statements in accordance with GAAP.
10.3.5    As of the Commencement Date, Tenant has each Authorization and other rights from, and has made all declarations and filings with, all applicable Governmental Authorities, all self-regulatory authorities and all courts and other tribunals necessary, to Tenant’s knowledge, to engage in the management and operation of the Facilities for the Primary Intended Use. As of the Commencement Date, no Governmental Authority is, to Tenant’s knowledge, considering limiting, suspending or revoking any such Authorization. As of the Commencement Date, all such Authorizations are valid and in full force and effect and Tenant is in material compliance with the terms and conditions of all such Authorizations.
Article XI
DAMAGE AND DESTRUCTION
11.1    Notice of Damage or Destruction. Tenant shall promptly notify Landlord of any damage or destruction of any Facility in excess of $50,000. Said notification shall include: (a) the date of the damage or destruction and the Facility or Facilities damaged, (b) the nature of the damage or destruction together with a description of the extent of such damage or destruction, (c) a preliminary estimate of the cost to repair, rebuild, restore or replace the Facility, and (d) a preliminary estimate of the schedule to complete the repair, rebuilding, restoration or replacement of the Facility.
11.2     Restoration. Subject to its receipt of net insurance proceeds to the extent provided in this Lease, Tenant shall diligently repair or reconstruct any Facility that has been damaged or destroyed to a like or better condition than existed prior to such damage or destruction in accordance with Section 7.5. Any net insurance proceeds payable with respect to such damage or destruction (i) if $50,000 or less shall be paid directly to Tenant for the repair or reconstruction of such Facility or (ii) if in excess of $50,000, shall be paid directly to Landlord and; provided Tenant is diligently performing the restoration and repair work with respect to such Facility and no Event of Default has occurred hereunder, shall be used for the repair or reconstruction of such Facility. Landlord shall disburse any such net insurance proceeds as and when required by Tenant in accordance with normal and customary practice for the payment of a general contractor in connection with construction projects similar in scope and nature to the work being performed by or on behalf of Tenant, including, without limitation, the withholding of ten percent (10%) of each disbursement until the required work is completed as evidenced by a certificate of occupancy or similar evidence issued upon an inspection by the applicable Governmental Authority and proof has been furnished to Landlord that no lien has attached or will attach to the applicable Facility in connection with the restoration and repair work. If the Facility is able to be restored as provided herein but the applicable laws, rules or regulations of any Governmental Authority having jurisdiction over the repair or reconstruction then in effect results in a reduced number of licensed beds at the Facility, then the current Base Rent shall be proportionally reduced as provided in Section 12.4 in the case of a Partial Taking.
11.3    Insufficient or Excess Proceeds. If the net insurance proceeds paid to Landlord in connection with any such damage or destruction are insufficient, Tenant shall nevertheless remain responsible, at its sole cost and expense, to repair and reconstruct the applicable Facility as required in this Article XI and Tenant shall provide the required additional funds. Except as provided in Section 11.4, and except to the extent such damage or destruction is caused by the gross negligence or willful misconduct of Landlord or those for whom it may at law be responsible, Tenant expressly assumes all risk of loss in connection with any damage or destruction to a Facility, whether or not such damage or destruction is insurable or insured against. Tenant shall pay any insurance deductible and any other uninsured Losses, except in the event such damage or destruction is caused by the gross negligence or willful misconduct of Landlord or those for whom it may at law be responsible, in which event Landlord shall be responsible for the deductible and any other uninsured Losses. If the net insurance proceeds paid to Landlord in connection with any such damage or destruction are more than sufficient, the surplus shall belong and be paid to Tenant; provided, however, that any such surplus shall be paid by Landlord to Tenant only following the disbursement of net insurance proceeds necessary to complete the repair and restoration work as required pursuant to this Article XI. Except as provided in Section 11.4, Tenant shall not have any right under this Lease, and hereby waives all rights under applicable law, to abate, reduce, or offset rent by reason of any damage or destruction of any Facility by reason of an insured or uninsured casualty.
11.4    Facility Mortgagee. Notwithstanding anything in this Lease to the contrary, Tenant hereby acknowledges and agrees that any Facility Mortgagee may retain and disburse any net insurance proceeds payable in connection with any damage or destruction to a Facility. In such event, Tenant shall comply with the requests and requirements of such Facility Mortgagee in connection with the performance of the repair and restoration work and the disbursement of the net insurance proceeds in connection therewith. If, in connection with any damage or destruction to a Facility that results in the loss of fifty percent (50%) or more of the licensed beds at the affected Facility or that would cost more than fifty percent (50%) of the value of such Facility to restore, any Facility Mortgagee elects to require that any net insurance proceeds payable in connection with such damage or destruction to a Facility be applied by Landlord to reduce the outstanding principal balance of any Facility Mortgage, Landlord may elect, in its sole discretion and by notice to Tenant delivered promptly after the receipt by Landlord of notice of such election from Facility Mortgagee, to terminate this Lease as to the affected Facility, in which event the Facility shall be removed from this Lease and the then current Base Rent shall be equitably abated as of the effective date of such termination based on the allocable share of Landlord’s investment in the Premises to the affected Facility. Notwithstanding anything in this Lease to the contrary, Tenant shall remain liable for any uninsured portion of any damage or destruction if this Lease is so terminated as to the applicable Facility, except to the extent such damage or destruction is caused by the gross negligence or willful misconduct of Landlord or those for whom it may at law be responsible. If Landlord elects not to terminate this Lease as to the affected Facility (despite the applicable Facility Mortgagee having made the election to require that any net insurance proceeds payable in connection with such damage or destruction to a Facility be applied by Landlord to reduce the outstanding principal balance of such Facility Mortgage), Landlord’s own funds shall be disbursed to Tenant from time to time as, when, and subject to the satisfaction of the same terms, conditions and requirements as would have governed the disbursement of net insurance proceeds that Landlord’s funds replace.
11.5    Tenant’s Termination Right. Notwithstanding anything in this Lease to the contrary, if in connection with any damage or destruction to a Facility that results in the loss of fifty percent (50%) or less of the licensed beds at the affected Facility or that would cost less than fifty percent (50%) of the value of such Facility to restore, a Facility Mortgagee elects to apply the insurance proceeds, or any portion thereof, to the indebtedness secured by the Facility Mortgage such that the full amount of the net insurance proceeds payable as a result of the damage or destruction are not made available to Tenant for the repair or restoration of the Facility, then Tenant may elect to terminate this Lease as to the affected Facility upon written notice of termination to Landlord, such termination to be effective as of the first (1st) day of the calendar month following the later of (a) the date Tenant learns of the action of the Facility Mortgagee or (b) fifteen (15) days after the date Landlord learns of the action of the Facility Mortgagee, unless, in either case, within fifteen (15) Business Days after Landlord’s receipt of the notice from Tenant, Landlord agrees to make available to Tenant for restoration to or repair of the Facility cash funds equal to the amount of the net insurance proceeds so applied to such indebtedness secured by the Facility Mortgagee. Landlord shall disburse such funds to Tenant as provided in Section 11.2 and upon receipt of such funds Tenant shall restore the Facility as required by Section 11.2. In the event this Lease is terminated as to a Facility pursuant to this Section 11.5, the Facility shall be removed from this Lease and the then current Base Rent shall be proportionally reduced as provided in Section 11.4. Notwithstanding anything in this Lease to the contrary, Tenant shall remain liable for any uninsured portion of any damage or destruction if this Lease is so terminated as to the applicable Facility, except to the extent such damage or destruction is caused by the gross negligence or willful misconduct of Landlord or those for whom it may at law be responsible.
Article XII
CONDEMNATION
12.1    General. Except as provided to the contrary in this Article XII, a Condemnation of any Facility or any portion thereof shall not terminate this Lease, which shall remain in full force and effect, and Tenant hereby waives all rights under applicable law to abate, reduce or offset Rent by reason of any such Condemnation.
12.2    Notice of Taking. Tenant and Landlord, as the case may be, promptly upon obtaining knowledge of the institution of any proceeding for a Condemnation, shall each notify the other and any Facility Mortgagee thereof and Tenant, Landlord and Facility Mortgagee shall be entitled to participate in any Condemnation proceeding.
12.3    Complete Taking. In the event of a Complete Taking of any Facility and as of the effective date of such Complete Taking, this Lease shall automatically terminate with respect to such Facility, the Facility shall be removed from this Lease and the then current Base Rent shall be proportionally reduced based on the ratio of the applicable Facility’s EBITDARM to the EBITDARM of all Facilities. The applicable calculations of EBITDARM shall be based on Tenant’s financials for the calendar quarter most recently ended as of the effective date of such Complete Taking.
12.4    Partial Taking. In the event of a Partial Taking of any Facility, this Lease shall remain in effect as to such Facility and, except as specifically set forth herein, Tenant’s obligation to make payments of Rent and to pay all other charges required under this Lease with respect to such Facility shall remain unabated during the Term notwithstanding such Partial Taking. If Landlord determines in its commercially reasonable judgment that the Facility subject to the Partial Taking is fully or partially restorable, Tenant shall diligently repair or reconstruct such Facility to a like or better condition than existed prior to such damage or destruction in accordance with Section 7.5, provided that any net condemnation award received by Landlord with respect to such Partial Taking shall be paid directly to Landlord and, provided Tenant is diligently performing the restoration and repair work with respect to such Facility and no Event of Default has occurred hereunder, shall be made available to Tenant to be used by Tenant for costs of the repair or reconstruction of such Facility. If, after Tenant’s compliance with the restoration obligation in the foregoing sentence, such Partial Taking results in a reduced number of licensed beds at such Facility, then the current Base Rent shall be proportionally reduced based on (a) the ratio of the number of licensed beds reduced at such Facility to the total number of licensed beds at such Facility (prior to such Partial Taking) and (b) the ratio of the applicable Facility’s EBITDARM to the EBITDARM of all Facilities. The applicable calculations of EBITDARM shall be based on Tenant’s financials for the calendar quarter most recently ended as of the effective date of such Partial Taking. By way of example only, if (1) a Facility originally containing 100 licensed beds suffers a casualty and the number of licensed beds is reduced to 80; (2) the total Base Rent under this Lease, prior to such casualty, is $1,000,000; (3) the total EBITDARM for all Facilities is $12,000,000.00; and (4) the EBITDARM for the damaged Facility is $4,000,000.00, then the Base Rent would be reduced by $66,666.67 (i.e., (20 licensed beds /100 licensed beds) * ($4,000,000/$12,000,000) *($1,000,000).
12.5    Temporary Taking. In the event of a Temporary Taking of any Facility, this Lease shall remain in effect as to such Facility, Tenant’s obligation to make payments of Rent and to pay all other charges required under this Lease with respect to such Facility shall remain unabated during the Term notwithstanding such Temporary Taking, and Tenant shall be responsible for all obligations hereunder not affected by such Temporary Taking.
12.6    Award Distribution. Landlord alone shall be entitled to receive and retain any award for a Condemnation other than a Temporary Taking; provided, however, Landlord shall make available to Tenant the portion of the award necessary and specifically identified for restoration of the affected Facility (pursuant to Landlord’s disbursement requirements); and provided, further, that Tenant shall be entitled to submit its own claim in the event of any such Condemnation with respect to the value of Tenant’s leasehold interest in the applicable Facility, Tenant’s Personal Property, Tenant’s lost profits and/or the relocation costs incurred by Tenant as a result thereof. In the event of a Temporary Taking of any Facility, Tenant shall be entitled to receive and retain any and all awards for the Temporary Taking. If the period of the Temporary Taking shall extend beyond the Expiration Date, that part of the award for such Temporary Taking which represents compensation for the use or occupancy of such Facility (or a part thereof) shall be divided between Landlord and Tenant so that Tenant shall receive so much thereof as represents the period to and including the Expiration Date and Landlord shall receive so much as represents the period subsequent to the Expiration Date and, if applicable, Landlord shall be entitled to receive that portion which represents reimbursement for the cost of restoring the Premises as a result of such Temporary Taking.
12.7    Relationship to Facility Mortgage. Notwithstanding anything herein to the contrary, in the event that any Facility Mortgagee is entitled to any Condemnation award, or any portion thereof, under the terms of any Facility Mortgage, such award shall be applied, held and/or disbursed in accordance with the terms of the Facility Mortgage. In the event that the Facility Mortgagee elects to apply the award to the indebtedness secured by the Facility Mortgage in the case of a Partial Taking as to which the restoration provisions of this Article XII apply, Landlord agrees to make available to Tenant for restoration of such Facility funds equal to the amount applied by the Facility Mortgagee.
Article XIII
DEFAULT
13.1    Events of Default. The occurrence of any of the following shall constitute an “Event of Default” and there shall be no cure period therefor except as otherwise expressly provided in this Section 13.1:
13.1.1    Tenant shall fail to pay any installment of Rent, or any installment of the Security Deposit due pursuant to Section 3.1, within three (3) Business Days of its Payment Date;
13.1.2    (a) The final and non-appealable (provided that during any period of appeal Tenant is permitted to continue and continues operation of the affected Facility in compliance with this Lease) revocation or termination of any Authorization that would have a material adverse effect on the operation of any Facility for its Primary Intended Use; (b) except as permitted pursuant to the terms of Article XI or Article XII in connection with a casualty or Condemnation, the voluntarily cessation of operations at any Facility; (c) the sale or transfer of all or any portion of any Authorization; or (d) the use of any Facility other than for its Primary Intended Use;
13.1.3    Any material suspension, limitation or restriction placed upon Tenant, any Authorization, any Facility, the operations at any Facility or Tenant’s ability to admit residents or patients at the Premises (e.g., an admissions ban or non-payment for new admissions by any Thirty Party Payor Program resulting from an inspection survey); provided, however, if any such material suspension, limitation or restriction (each a “Citation”) is curable by Tenant under the applicable Authorization or Legal Requirement, it shall not constitute an Event of Default if Tenant promptly commences to cure such Citation and thereafter diligently pursues such cure to the completion thereof (a) within thirty (30) days prior to expiration of the time period in which the applicable Governmental Authority has given Tenant to undertake corrective action or (b) if such period is sixty (60) days or less, then no later than the number of days ( rounded up to the next full day in case of a partial day) equal to one-half (1/2) of the time period within which the applicable Governmental Authority has given Tenant to undertake corrective action (the “Citation Cure Period”). Landlord shall extend the Citation Cure Period with respect to any Citation to the extent that Tenant has received from such Governmental Authority an extension of the time within which such noncompliance is required to be cured or Tenant is contesting or appealing such Citation in good faith by appropriate proceedings, timely filed and diligently prosecuted by Tenant (provided that during any period of contest appeal Tenant is permitted under all Legal Requirements to continue, and continues, operation of the affected Facility in compliance with this Lease). Upon the occurrence of any Citation, Tenant will promptly provide Landlord with notice of such Citation as required under this Lease and, upon becoming available, will provide Landlord with a copy of Tenant’s plan of correction for the cure or abatement of the Citation or, if contested or appealed, a copy of such contest or appeal. During any cure or appeal period, Tenant will promptly provide Landlord with any additional notices or documents submitted or received by Tenant with respect to the progress of such cure or appeal. If during such cure or appeal period, Landlord reasonably and in good faith determines that the Citation Cure Period is likely to expire without completion of necessary efforts to cure the Citation, or Tenant’s contest or appeal period is likely to expire without removal of the Citation, then Landlord may (but shall not be obligated to), at its option and regardless of whether Tenant is proceeding to cure or attempting to cure the Citation, and without waiving or releasing any obligation on the part of Tenant or waiving or suspending any Event of Default, take and perform such actions as Landlord, in its reasonable business judgment deems necessary, required or appropriate to attempt to cure or abate the Citation within the time period allowed or specified by the governmental agency, or prevent the Citation from becoming final and non-appealable, and may enter upon the Facility for such purpose. If Landlord so proceeds to attempt to cure the Citation, Tenant agrees to reimburse Landlord for the reasonable amount of all costs and expenses, including attorneys’ fees, incurred by Landlord in curing or attempting to cure, the Citation;
13.1.4    A default shall occur under any other lease or agreement between Landlord or an Affiliate of Landlord and Tenant (or Guarantor) or an Affiliate of Tenant (or Guarantor), or any letter of credit, guaranty, mortgage, deed of trust, or other instrument executed by Tenant (or Guarantor) or an Affiliate of Tenant (or Guarantor) in favor of Landlord or an Affiliate of Landlord, in every case, whether now or hereafter existing, where the default is not cured within any applicable grace period set forth therein;
13.1.5    (a) A breach of or default by Guarantor of its financial covenants under Guarantor’s Senior Credit Facility, which breach or default is not cured within any applicable grace or cure period provided therein, unless a waiver or amendment addressing such breach or default is obtained from the lenders under the Senior Credit Facility, (b) a material default or breach by the Affiliate of Tenant that is the tenant/lessee or subtenant/sublessee under any Related Lease that is not cured within any applicable cure period provided for therein and with respect to which a claim is made by the landlord/lessor under such Related Lease against the Affiliate of Landlord responsible for the obligations of the tenant/lessee under such Related Lease, or (c) a default by Tenant or Guarantor shall occur under any lease, guaranty, loan or financing agreement, with any other party that is not cured within any applicable cure period provided for therein, which default could reasonably be expected to have a material adverse effect on the ability of Tenant to perform it obligations under this Lease or of Guarantor to perform its obligations under the Guaranty;
13.1.6    Tenant, any Guarantor or any Affiliate of either if the same results in a substantive consolidation affecting Tenant or any Guarantor (each a “Tenant Party”) shall (a) admit in writing its inability to pay its debts generally as they become due; (b) file a petition in bankruptcy or a petition to take advantage of any insolvency act; (c) make an assignment for the benefit of its creditors; (d) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or (e) file a petition or answer seeking reorganization or arrangement under the Federal bankruptcy laws or any other applicable law or statute of the United States of America or any state thereof;
13.1.7    Any petition is filed by or against any Tenant Party under federal bankruptcy laws, or any other proceeding is instituted by or against any Tenant Party seeking to adjudicate it a bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for any Tenant Party, or for any substantial part of the property of any Tenant Party, and Tenant fails to notify Landlord of such proceeding within three (3) Business Days of the institution thereof and such proceeding is not dismissed within sixty (60) days after institution thereof, or any Tenant Party shall take any action to authorize or effect any of the actions set forth above in this Section 13.1.7;
13.1.8    Any of the representations or warranties made by Tenant in this Lease or by Guarantor in the Guaranty proves to be untrue when made in any material respect;
13.1.9    Tenant fails to observe or perform any term, covenant or other obligation of Tenant set forth in Section 6.7 and such failure is not cured within ten (10) days after receipt of written notice of such failure from Landlord;
13.1.10    Tenant fails to perform or comply with the provisions of Section 3.1 or Section 3.2, as applicable, Section 6.12, Section 6.13, Article IX or Article XVII within the applicable time periods set forth therein, if any; or
13.1.11    Tenant fails to observe or perform any other term, covenant or condition of this Lease and such failure is not cured by Tenant within thirty (30) days after notice thereof from Landlord, unless such failure cannot with due diligence be cured within a period of thirty (30) days, in which case such failure shall not be deemed to be an Event of Default if Tenant proceeds promptly and with due diligence to cure the failure and diligently completes the curing thereof within sixty (60) days after such notice from Landlord; provided, however, that such notice shall be in lieu of and not in addition to any notice required under applicable law. No Event of Default (other than those consisting of payments and other financial obligations, including, without limitation, the payment of Rent hereunder) shall be deemed to exist under this Section 13.1.11 during any time the curing thereof is prevented by an “Force Majeure,” provided that Tenant shall use its reasonable best efforts to remedy the Force Majeure to the extent Tenant is reasonably or practically able to do so and that, upon the cessation of the Force Majeure, Tenant immediately shall proceed to diligently remedy the action or condition giving rise to the Event of Default within the applicable cure period as extended by the Force Majeure. For purposes of the foregoing sentence, “Force Majeure” shall mean delays due to power failure, acts of God, enemy action, civil commotion, extreme weather or, to the extent approved Landlord in its reasonable discretion, other causes beyond the control of the party responsible for performing an obligation. Neither lack of funds nor general economic and or market factors shall not be deemed Force Majeure event that is beyond the control of Tenant. In the event of any occurrence which Tenant believes constitutes a cause beyond the reasonable control of Tenant and which will delay cure of the subject default, Tenant shall promptly notify Landlord in writing of the occurrence and nature of such cause, the anticipated period of delay and the steps being taken by Tenant to mitigate the effects of such delay.
13.2    Remedies. Upon the occurrence of an Event of Default, Landlord may exercise all rights and remedies under this Lease and the laws of the applicable Situs State that are available to a lessor of real and personal property in the event of a default by its lessee, and as to the Lease Collateral, all remedies granted under the laws of the applicable Situs State to a secured party under its Uniform Commercial Code. Landlord shall have no duty to mitigate damages unless required by applicable law and shall not be responsible or liable for any failure to relet any Facility or to collect any rent due upon any such reletting. Tenant shall pay Landlord, immediately upon demand, all expenses incurred by it in obtaining possession and reletting any Facility, including fees, commissions and costs of attorneys, architects, agents and brokers.
13.2.1    Without limiting the foregoing, Landlord shall have the right (but not the obligation) to do any of the following upon an Event of Default, in each case to the extent permitted under applicable law: (a) sue for the specific performance of any covenant of Tenant as to which it is in breach and/or sue for summary possession of the Premises; (b) enter upon any Facility, terminate this Lease, dispossess Tenant from any Facility and/or collect money damages by reason of Tenant’s breach, including the acceleration of all Rent which would have accrued after such termination and all obligations and liabilities of Tenant under this Lease which survive the termination of the Term; (c) elect to leave this Lease in place and sue for Rent and other money damages as the same come due; (d) (before or after repossession of a Facility pursuant to clause (b) above and whether or not this Lease has been terminated) relet such Facility to such tenant, for such term (which may be greater or less than the remaining balance of the Term), rent, conditions (which may include concessions or free rent) and uses as it may determine in its sole discretion and collect and receive any rents payable by reason of such reletting; (e) sell any Lease Collateral in a non-judicial foreclosure sale; and (f) sue for distress of unpaid Rent.
13.2.2    Upon the occurrence of an Event of Default, and upon commencement of proceedings to enforce the rights of Landlord hereunder, Landlord shall be entitled, as a matter of right, to appoint a receiver to take possession of the Premises, pending the outcome of such proceedings, to manage the operation of the Premises, to collect and disburse all rents, issues, profits and income generated thereby and to the extent applicable and possible, to preserve or replace any Authorization or to otherwise substitute the licensee or provider thereof. If a receiver is appointed pursuant hereto, the receiver shall be paid a reasonable fee for its services and all such fees and other expenses incurred by Landlord in connection with the appointment of the receiver shall be paid in addition to, and not in limitation of, the Rent otherwise due to Landlord hereunder. Tenant irrevocably consents to the appointment of a receiver following an Event of Default and thus stipulates to and agrees not to contest the appointment of a receiver under such circumstances and for such purposes.
13.2.3    If Tenant at any time shall fail to make any payment or perform any act on its part required to be made or performed under this Lease, then Landlord may, without waiving or releasing Tenant from any obligations or default hereunder, make such payment or perform such act for the account and at the expense of Tenant, and enter upon the applicable Facility for the purpose of taking all such action as may be reasonably necessary. No such entry shall be deemed an eviction of Tenant. All sums so paid by Landlord and all necessary and incidental costs and expenses (including reasonable attorneys’ fees and expenses) incurred in connection with the performance of any such act by it, together with interest at the Agreed Rate from the date of the making of such payment or the incurring of such costs and expenses, shall be payable by Tenant to Landlord upon Landlord’s written demand therefor.
13.2.4    No right or remedy herein conferred upon or reserved to Landlord is intended to be exclusive of any other right or remedy, and each and every right and remedy shall be cumulative and in addition to any other right or remedy given hereunder or now or hereafter existing at law or in equity. Any notice or cure period provided herein shall run concurrently with any provided by applicable law.
13.2.5    If Landlord initiates judicial proceedings or if this Lease is terminated by Landlord pursuant to this Article XIII, Tenant waives, to the extent permitted by applicable law, (a) any right of redemption, re-entry, or repossession; and (b) the benefit of any laws now or hereafter in force exempting property from liability for rent or for debt.
Article XIV
OBLIGATIONS OF TENANT ON EXPIRATION OR TERMINATION OF LEASE
14.1    Surrender. On the Expiration Date or earlier termination or cancellation of this Lease (or the earlier dispossession of Tenant from any Facility), Tenant shall deliver to Landlord or Landlord’s designee (a) possession of each Facility in a neat and clean condition, with each Facility being fully operational as of such date and in compliance with all Authorizations, and (b) all business records (other than corporate financial records or proprietary materials), data, patient and resident records, and patient and resident trust accounts, which may be necessary, desirable or advisable for the operation of each Facility for its Primary Intended Use. Tenant shall have no obligation to perform any Alterations necessitated by, or imposed in connection with, a change of ownership inspection survey for the transfer of operation of such Facility to Landlord or Landlord’s designee unless such Alterations were previously required hereunder or by the applicable licensing authorities to be undertaken by Tenant prior to the Expiration Date (or earlier termination date or cancellation of this Lease or earlier dispossession of Tenant from any Facility) and Tenant failed to do so. From and after the Expiration Date or an earlier dispossession of Tenant not resulting from an Event of Default, Landlord and Landlord’s designee shall allow Tenant and its agents and representatives to have reasonable access to (upon reasonable prior notice and during normal business hours), and to make copies of, the business records (other than corporate financial records or proprietary materials), data, patient and resident records, and patient and resident trust accounts of the Facilities relating to the period of occupancy by Tenant, to the extent reasonably necessary to enable Tenant to among other things investigate and defend resident, employee or other claims, to file or defend cost reports and tax returns, to complete/revise, as needed, any patient assessments which may be required for Tenant to seek reimbursement for services rendered during its occupancy of the Facilities, to verify accounts receivable collections due Tenant, and to enable Tenant to complete post termination, accounting, reconciliation and closing procedures.
14.2    Transition.
14.2.1    In connection with the expiration or earlier termination of this Lease with respect to any Facility, or the earlier dispossession of Tenant from any Facility, Landlord shall have the right to require an Operational Transfer with respect to such Facility by delivery to Tenant of a Transition Notice (as defined below). As used in this Lease, “Operational Transfer” shall mean the transfer and transition, practically and legally, of the day-to-day operations of a Facility for the Primary Intended Use of such Facility to Landlord and/or Landlord’s designee without interruption of the business activities therein, regulatory or otherwise. Landlord may exercise its right to require an Operational Transfer by delivering written notice to Tenant of Landlord’s election to require an Operational Transfer (a “Transition Notice”) at any time in connection with the expiration or earlier termination of this Lease, or the earlier dispossession of Tenant from any Facility.
14.2.2    In connection with an Operational Transfer, or at the time of Tenant’s surrender of a Facility to Landlord or its designee, Tenant shall cooperate fully with Landlord or its designee in transferring (or obtaining) all Authorizations and Governmental Payors’ certifications and shall take all necessary actions, including, without limitation, filing such applications, petitions and transfer notices and making such assignments, conveyances and transfers as are necessary, desirable or advisable to accomplish an Operational Transfer and cooperating with Landlord or its designee to obtain new Medicaid Provider Agreements, Medicaid provider numbers and/or Medicaid certifications. In connection therewith, Tenant shall transfer, to the extent permitted by applicable law, to Landlord or Landlord’s designee all contracts, including contracts with Governmental Authorities, which may be necessary, desirable or advisable for the operation of each Facility for its Primary Intended Use. Subject to all applicable Legal Requirements, Tenant hereby assigns, effective upon the Expiration Date or earlier termination or cancellation of this Lease (or the earlier dispossession of Tenant from any Facility), all rights to operate the Facility to Landlord or its designee, including all required Authorizations, to the extent assignable in accordance with Legal Requirements, and all rights to apply for or otherwise obtain them; provided that Tenant’s Medicaid Provider Agreements and provider numbers shall remain the sole and exclusive property of Tenant and shall not be assigned. Landlord’s designees shall be responsible for obtaining all new Medicaid Provider Agreements, Medicaid provider numbers and/or Medicaid certifications as may be necessary for the continued operation of the Facilities. In furtherance of the foregoing, Tenant agrees to enter into a commercially reasonable operations transfer agreement with Landlord or Landlord’s designee, which agreement shall provide, inter alia, for the proration of operational revenues and liabilities based on when Landlord or its designee actually takes possession of the applicable Facility or Facilities.
14.2.3    To the extent permissible under the Legal Requirements, for the period commencing on the expiration or earlier termination of this Lease, or the earlier dispossession of Tenant from any Facility, and ending on the earlier to occur of (i) the date designated by Landlord following Landlord’s or its designee’s receipt of all required Authorizations that Landlord or its designee will assume the operation of the Facility or Facilities, as specified in a written notice from Landlord to Tenant given not less than thirty (30) days prior to the date of such assumption of operations, or (ii) the date that is one hundred eighty (180) days after the applicable expiration, termination or dispossession date, Tenant agrees to (or will cause its Manager to agree to) enter into reasonable and customary interim sublease agreements an management agreements as may be necessary to effect a transfer of the operations of the Facility or Facilities for their Primary Intended Use prior to the time that Landlord or its designee, as applicable, holds all Authorizations from all applicable Governmental Authorities necessary to so operate such Facility or Facilities, and Tenant shall remain as licensee and participating provider in any payment programs with Governmental Payors or third party payors in which a Facility participates until such time as Landlord or its designee has received all Authorizations necessary to operate any Facility. Any such management agreement with Landlord or its designee, shall be on such customary and reasonable terms as Landlord, or its designee, shall request (which shall include an agreement to pay a management fee of five per cent (5%) of gross operating receipts and to reimburse Manager for its reasonable out-of-pocket costs and expenses and reasonable and administrative costs). Landlord, or its designee, shall reimburse Manager for any reasonable operating deficits of the Facility that Manager may be required to fund out-of-pocket on account of operating losses and expenses of the Facility incurred by Manager with respect to such period. Any such reimbursement shall be due from Landlord, or its designee, to Manager within thirty (30) days after written request by Manager, provided that Manager shall furnish such documentation of such operating deficits, losses and expenses as Landlord, or its designee, may reasonably request. For purposes of determining the amount of any operating deficits, or operating losses and expenses, incurred by Manager with respect to such period, Landlord and Tenant agree that there shall be included therein, without limitation, (a) Rent, which shall continue to be due and payable at the same rate as is in effect prior to the applicable expiration, termination or dispossession date, and (ii) any increase in employee severance, and all costs and liabilities, that may be incurred by Manager in connection with Manager’s employees’ by virtue of any delayed compliance with the Worker Adjustment and Retraining Notification Act, or any similar State law, due to Tenant’s cooperation and other obligations under this Section 14.2.3.
14.2.4    Notwithstanding anything in this Lease which may be construed to the contrary, if (i) Landlord delivers a Transition Notice as to a particular Facility or Facilities, (ii) the Term expires prior to the delivery of a Transition Notice but Landlord has not delivered a Closure Notice, or (iii) this Lease is terminated as a result of an Event of Default and Landlord has not delivered a Closure Notice, then in all such cases Tenant shall thereafter continue to operate the Facility or Facilities in accordance with all of the requirements of this Lease until the earliest to occur of the following: (a) the date on which a successor operator assumes operation of such Facility, (b) the date that is one hundred eighty (180) days after the Expiration Date, or (c) the date on which such Facility is closed by Tenant in accordance with and pursuant to the requirements of this Lease and in connection with a Closure Notice delivered by Landlord.
14.2.5    If Tenant operates one or more Facilities after the Expiration Date or earlier termination of this Lease (either pursuant to Landlord’s request or pursuant to Section 14.2.4, then, from and after the expiration of this Lease and until the earliest to occur of the dates described in Section 14.2.4 (the “Reimbursement Period”), (a) Landlord shall provide Tenant with an operating budget, (b) Landlord shall include in the aforesaid operating budget, and Tenant shall continue to pay during the Reimbursement Period, all Rent that would have been owing under this Lease if this Lease had not expired (equitably prorated if Tenant operates less than all of the Facilities), and (c) Landlord shall reimburse Tenant for any operating deficits that Tenant may be required to fund out-of-pocket on account of operating losses and expenses incurred by Tenant by reason of, or arising out of compliance with, such budget with respect to the Reimbursement Period. Any such reimbursement shall be due from Landlord to Tenant within thirty (30) days after request by Tenant, provided that Tenant shall furnish such documentation of any operating deficits, losses and expenses as Landlord may reasonably request.
14.2.6    Notwithstanding anything to the contrary contained in this Lease, Tenant shall not, prior to delivery of a Closure Notice by Landlord to Tenant, commence to wind up and terminate the operations of any Facility or relocate the patients or occupants of any Facility to any other health care facility (a “Facility Termination”). Notwithstanding the foregoing, if Landlord has not delivered a Closure Notice or a Transition Notice to Tenant prior to the day that is one hundred twenty (120) days following the Expiration Date, then Tenant may commence the Facility Termination as to such Facility or Facilities and, upon the closure of such Facility or Facilities in accordance with this Lease and all applicable Legal Requirements, Tenant shall vacate such Facility or Facilities and surrender possession thereof to Landlord in accordance with all applicable requirements of this Lease. If, prior to the day that is one hundred twenty (120) days following the Expiration Date, Landlord delivers a Transition Notice to Tenant, Tenant shall not commence or otherwise engage in a Facility Termination with respect to the applicable Facility or Facilities. If Landlord delivers a Closure Notice and elects to institute a Facility Termination, Tenant shall, upon the prior written approval of Landlord, take all commercially reasonable steps necessary, in compliance with all Legal Requirements and Authorizations, to timely effectuate the same, all at Tenant’s sole cost and expense.
14.2.7    The terms of this Section 14.2 shall survive the expiration or sooner termination of this Lease.
14.3    Tenant Personal Property. Provided that no Event of Default then exists, in connection with the surrender of the Premises, Tenant may upon at least five (5) Business Days prior notice to Landlord remove from the Premises in a workmanlike manner all Tenant Personal Property, leaving the Premises in good and presentable condition and appearance, including repairing any damage caused by such removal; provided that Landlord shall have the right and option to purchase for itself or its designee the Tenant Personal Property (other than the Excluded Tenant Personal Property) for its then net book value during such five (5) Business Day notice period, in which case Tenant shall so convey the Tenant Personal Property to Landlord or its designee by executing a bill of sale in a form reasonably required by Landlord. If there is any Event of Default then existing, Tenant will not remove any Tenant Personal Property from the Premises and instead will, on demand from Landlord, convey it (other than the Excluded Tenant Personal Property) to Landlord or its designee for no additional consideration by executing a bill of sale in a form reasonably required by Landlord. Title to any Tenant Personal Property which is not removed by Tenant as permitted above upon the expiration of the Term shall, at Landlord’s election, vest in Landlord or its designee; provided, however, that Landlord may remove and store or dispose at Tenant’s expense any or all of such Tenant Personal Property which is not so removed by Tenant without obligation or accounting to Tenant.
14.4    Facility Trade Name. If this Lease is terminated by reason of an Event of Default or Landlord exercises its option to purchase or is otherwise entitled to retain the Tenant Personal Property pursuant to Section 14.3 above, Landlord or its designee shall be permitted to use the name under which each Facility has done business during the Term in connection with the continued operation of such Facility for its Primary Intended Use, but for no other use and not in connection with any other property or facility, provided that Landlord shall have no right to retain or use the name “Diversicare” or any derivative thereof.
14.5    Holding Over. Except as provided in Sections 14.2.5 and 14.2.6, if Tenant shall for any reason remain in possession of any Facility after the Expiration Date, such possession shall be a month-to-month tenancy during which time Tenant shall pay as rental on the first (1st) Business Day of each month one and one-half (1½) times the total of the monthly Base Rent payable with respect to the last Lease Year, plus all Additional Rent accruing during the month and all other sums, if any, payable by Tenant pursuant to this Lease. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the Expiration Date, nor shall anything contained herein be deemed to limit Landlord’s remedies.
Article XV
INDEMNIFICATION
In addition to the other indemnities contained in this Lease, and notwithstanding the existence of any insurance carried by or for the benefit of Landlord or Tenant, and without regard to the policy limits of any such insurance, Tenant shall protect, indemnify, save harmless and defend Landlord and the Landlord Indemnified Parties from and against all Losses imposed upon or incurred by or asserted against Landlord or any Landlord Indemnified Parties by reason of: (a) any accident, injury to or death of Persons or loss of or damage to property occurring on or about any Facility during the Term; (b) any use, misuse, non-use, condition, maintenance or repair of any Facility by Tenant; (c) any failure on the part of Tenant to perform or comply with any of the terms of this Lease or the breach of any representation or warranty made by Tenant herein; and (d) any claim for malpractice, negligence or misconduct committed by any Person on or working from any Facility during the Term. Any amounts which become payable by Tenant under this Article XV shall be paid within ten (10) days after demand by Landlord, and if not timely paid, shall bear interest at the Agreed Rate from the date of such demand until paid. Tenant, at its expense, shall contest, resist and defend any such claim, action or proceeding asserted or instituted against Landlord or any Landlord Indemnified Parties with counsel acceptable to Landlord in its sole discretion and shall not, under any circumstances, compromise or otherwise dispose of any suit, action or proceeding without obtaining Landlord’s written consent. Landlord, at its election and sole cost and expense, shall have the right, but not the obligation, to participate in the defense of any claim for which Landlord or any Landlord Indemnified Parties are indemnified hereunder. If Tenant does not act promptly and completely to satisfy its indemnification obligations hereunder, Landlord may resist and defend any such claims or causes of action against Landlord or any Landlord Indemnified Party at Tenant’s sole cost. The terms of this Article XV shall survive the expiration or sooner termination of this Lease. For purposes of this Article XV, any acts or omissions of Tenant, or by employees, agents, assignees, contractors, subcontractors or others acting for or on behalf of Tenant (whether or not they are negligent, intentional, willful or unlawful), shall be strictly attributable to Tenant. Nothing herein shall be construed as indemnifying, saving harmless and defending, or protecting, and Tenant shall not be required to protect, indemnify, save harmless or defend, Landlord or Landlord Indemnified Parties from any Losses imposed upon, incurred by or asserted against Landlord or the Landlord Indemnified Parties to the extent resulting from the gross negligence or willful misconduct of Landlord or any Landlord Indemnified Parties.
Article XVI
LANDLORD’S FINANCING
16.1    Grant Lien. Without the consent of Tenant, Landlord may from time to time, directly or indirectly, create or otherwise cause to exist any Facility Mortgage upon any Facility or interest therein. This Lease is and at all times shall be subject and subordinate to any such Facility Mortgage which may now or hereafter affect any Facility or interest therein and to all renewals, modifications, consolidations, replacements, restatements and extensions thereof or any parts or portions thereof; provided, however, so long as no Event of Default has occurred, no Facility Mortgagee shall have the right to disturb Tenant’s leasehold interest or possession of any Facility or interfere with any other rights of Tenant accorded by the terms of this Lease. This provision shall be self-operative and no further instrument of subordination shall be required to give it full force and effect; provided, however, that in confirmation of such subordination, Tenant shall execute promptly any certificate or document that Landlord or any Facility Mortgagee may request for such purposes so long as the same contains commercially reasonable non-disturbance and attornment provisions.
16.2    Attornment. If Landlord’s interest in any Facility or interest therein is sold, conveyed or terminated upon the exercise of any remedy provided for in any Facility Mortgage Documents (or in lieu of such exercise), or otherwise by operation of law: (a) at the request and option of the new owner or superior lessor, as the case may be, Tenant shall attorn to and recognize the new owner or superior lessor as Tenant’s “landlord” under this Lease or enter into a new lease substantially in the form of this Lease with the new owner or superior lessor, and Tenant shall take such actions to confirm the foregoing within ten (10) days after request; and (b) the new owner or superior lessor shall not be (i) liable for any act or omission of Landlord under this Lease occurring prior to such sale, conveyance or termination; (ii) subject to any offset, abatement or reduction of rent because of any default of Landlord under this Lease occurring prior to such sale, conveyance or termination; (iii) bound by any previous modification or amendment to this Lease or any previous prepayment of more than one month’s rent, unless such modification, amendment or prepayment shall have been approved in writing by such Facility Mortgagee or, in the case of such prepayment, such prepayment of rent has actually been delivered to such new owner or superior lessor; or (iv) liable for any security deposit or other collateral deposited or delivered to Landlord pursuant to this Lease unless such security deposit or other collateral has actually been delivered to such new owner or superior lessor.
16.3    Cooperation; Modifications. Notwithstanding anything in this Lease to the contrary, Tenant hereby agrees that in connection with obtaining any Facility Mortgage for any Facility or interest therein, including, without limitation, where the Facility Mortgagee is an Agency Lender, Tenant shall: (i) execute and deliver to such Agency Lender or other Facility Mortgagee (on the form required by such Agency Lender or other Facility Mortgagee) any tenant regulatory agreements (including, without limitation, the form of regulatory agreement typically required by Agency Lenders), subordination agreements (including, without limitation, the form of subordination, assignment and security agreement typically required by Agency Lenders), or other similar agreements customarily required by Agency Lenders and other Facility Mortgagees in connection with a mortgage relating to a skilled nursing facility or assisted living facility, (ii) modify this Lease as necessary to incorporate the provisions and requirements generally imposed by an Agency Lender or other Facility Mortgagee in connection with a facility lease relating to a skilled nursing facility or assisted living facility encumbered with a Facility Mortgage by an Agency Lender or other Facility Mortgagee, including, without limitation, requirements that: (a) Tenant comply with the operational requirements set forth in the applicable Facility Mortgage Documents (including, without limitation, the obligations under any regulatory agreement or subordination agreement with an Agency Lender or other Facility Mortgagee), and (b) in lieu of any duplicative impound and/or reserve obligations hereunder, obligate Tenant to fund reserves with the Agency Lender or other Facility Mortgagee for taxes, insurance and/or capital improvement and repair obligations as may be required by said Agency Lender or other Facility Mortgagee and (iii) provide, within ten (10) days of request therefor from Landlord, such reasonable documents and materials requested by any Agency Lender or other Facility Mortgagee, including without limitation, insurance certificates. In connection with the foregoing, and notwithstanding the provisions of Section 7.6, in the event that any Facility Mortgagee requires that reserves for capital improvements and repairs be impounded with Facility Mortgagee in advance of the expenditure thereof, Tenant agrees to deliver such impound deposits in advance monthly deposits for impounding directly with Facility Mortgagee; provided, however, that (1) the aggregate annual amount of such impound requirements shall not exceed the product of (x) the Required Per Bed Annual Capital Expenditures Amount, times (y) the weighted average of the number of licensed beds in all Facilities during the applicable Lease Year, and (2) any amounts which Tenant is required to fund into a Facility Mortgage Repair Reserve Account to satisfy any repair or replacement reserve requirements imposed by a Facility Mortgagee shall be credited on a dollar for dollar basis against the mandatory expenditure obligations of Tenant for such applicable Facilities under Section 7.6. During the Term, and provided that no Event of Default shall have occurred and be continuing hereunder, Tenant shall, subject to the terms and conditions of such Facility Mortgage Repair Reserve Account and the requirements of the applicable Facility Mortgagee thereunder, have access to and the right to apply or use (including for reimbursement) all monies held in each such Facility Mortgage Repair Reserve Account for the purposes and subject to the limitations for which such Facility Mortgage Repair Reserve Account is maintained, and Landlord agrees to reasonably cooperate with Tenant in connection therewith. Landlord hereby acknowledges that funds deposited by Tenant in any Facility Mortgage Repair Reserve Account are the property of Tenant and, provided that no Event of Default shall have occurred and be continuing hereunder, Landlord is obligated to return the portion of such funds not previously released to Tenant within sixty (60) days following the earlier of (I) the expiration or earlier termination of this Lease with respect to the applicable Facilities or (II) the maturity or earlier prepayment of the applicable Facility Mortgage. In the event any Agency Lender or other Facility Mortgagee requires, as a condition to making a Facility Mortgage, an intercreditor agreement with any receivables lender of Tenant, Tenant shall enter into any such intercreditor agreement and shall take all commercially reasonable efforts to cause said receivables lender to enter into such intercreditor agreement with said Agency Lender or other Facility Mortgagee on terms reasonably acceptable to said Agency Lender or other Facility Mortgagee and such receivables lender of Tenant.
16.4    Compliance with Facility Mortgage Documents. Tenant acknowledges that any Facility Mortgage Documents executed by Landlord or any Affiliate of Landlord may impose certain obligations on the “borrower” or other counterparty thereunder to comply with or cause the operator and/or lessee of any Facility to comply with all representations, covenants and warranties contained therein relating to such Facility and the operator and/or lessee of such Facility, including, covenants relating to (a) the maintenance and repair of such Facility; (b) maintenance and submission of financial records and accounts of the operation of such Facility and related financial and other information regarding the operator and/or lessee of such Facility and such Facility itself; (c) the procurement of insurance policies with respect to such Facility; (d) periodic inspection and access rights in favor of the Facility Mortgagee; and (e) without limiting the foregoing, compliance with all applicable Legal Requirements relating to such Facility and the operations thereof. For so long as any Facility Mortgages encumber any Facility or interest therein, Tenant covenants and agrees, at its sole cost and expense and for the express benefit of Landlord, to operate such Facility in strict compliance with the terms and conditions of the Facility Mortgage Documents (other than payment of any indebtedness evidenced or secured thereby) and to timely perform all of the obligations of Landlord relating thereto, or to the extent that any of such duties and obligations may not properly be performed by Tenant, Tenant shall cooperate with and assist Landlord in the performance thereof (other than payment of any indebtedness evidenced or secured thereby); provided, however, that (i) if the time for performance of any act required of Tenant by the terms of a Facility Mortgage is shorter than the time allowed by this Lease for performance of such act by Tenant, then Tenant shall perform such act within the time limits specified in this Lease and (ii) Tenant shall not be required to comply with the terms, covenants and conditions of any Facility Mortgage that (a) increase Tenant’s monetary obligations under this Lease, (b) materially increase Tenant’s non-monetary obligations under this Lease, or (c) materially diminish the rights of Tenant under this Lease. If any new Facility Mortgage Documents to be executed by Landlord or any Affiliate of Landlord would impose on Tenant any obligations under this Section 16.4, Landlord shall provide copies of the same to Tenant for informational purposes (but not for Tenant’s approval) prior to the execution and delivery thereof by Landlord or any Affiliate of Landlord.
Article XVII
ASSIGNMENT AND SUBLETTING
17.1    Prohibition. Without the prior written consent of Landlord, which may be withheld or conditioned in its sole and absolute discretion, Tenant shall not suffer or permit any Transfer (including, without limitation, a Transfer of this Lease or any interest herein) other than a Transfer that is expressly permitted pursuant to the terms of this Lease. Any such purported Transfer without Landlord’s prior written consent (each an “Unapproved Transfer”) shall be void and shall, at Landlord’s sole option, constitute an Event of Default giving rise to Landlord’s right, among other things, to terminate this Lease. If Landlord elects to waive its right to terminate this Lease as a result of any such Unapproved Transfer, this Lease shall continue in full force and effect; provided, however, that as of the date of such Unapproved Transfer, the Base Rent shall be increased by five percent (5%). Notwithstanding the foregoing, subject to a subordination agreement in form reasonably acceptable to Landlord, Landlord hereby consents to each Tenant entering into a written management agreement with Diversicare Management Services, Co., an Affiliate of Tenant (“Manager”), in form presented to Landlord prior to the Commencement Date, to provide management services to such Tenant with respect to each Facility (the “Management Agreement”). The approval by Landlord of the Management Agreement in the form existing prior to the Commencement Date shall not relieve Tenant’s compliance with the terms and provisions of this Lease nor shall said approval be considered a waiver of Tenant’s obligation to obtain Landlord's prior written consent to any amendment, modification or termination of the Management Agreement or any further management arrangements for the Premises as required by this Article XVII.
17.2    Landlord Consent. If Landlord consents to a Transfer, such Transfer shall not be effective and valid unless and until the applicable transferee executes and delivers to Landlord any and all documentation reasonably required by Landlord. Any consent by Landlord to a particular Transfer shall not constitute consent or approval of any subsequent Transfer, and Landlord’s written consent shall be required in all such instances. Except and unless Landlord, in its sole and absolute discretion, specifically agrees to do so in writing when giving its consent, no consent by Landlord to any Transfer shall be deemed to release Tenant from its obligations hereunder and Tenant shall remain fully liable for payment and performance of all obligations under this Lease. Without limiting the generality of the foregoing, in connection with any sublease arrangement that has been approved by Landlord, as a condition precedent to any such approval, any such sublease agreement shall include provisions required by Landlord pertaining to protecting its status as a real estate investment trust.
17.3    Transfers to Affiliates. Notwithstanding Section 17.1 to the contrary, but subject to the rights of any Facility Mortgagee, Tenant may, without Landlord’s prior written consent, assign this Lease or sublease any Facility to a Person wholly owned and Controlled by Tenant or any Guarantor if all of the following are first satisfied: (a) such assignee fully assumes Tenant’s obligations hereunder; (b) Tenant remains fully liable hereunder and Guarantor remains fully liable under the Guaranty; (c) the use of such Facility remains unchanged; (d) Landlord in its reasonable discretion shall have approved the form and content of all documents for such assignment or sublease and received an executed counterpart thereof; (e) Tenant delivers evidence to Landlord that such assignment or subletting is permissible under all applicable Authorizations or that all necessary consents have been obtained to consummate such assignment or subletting; and (f) Tenant and/or such assignee executes and delivers such other documents as may be reasonably required by Landlord to effectuate the assignment and continue the security interests and other rights of Landlord pursuant to this Lease or any other documents executed in connection herewith.
17.4    Permitted Occupancy Agreements. Notwithstanding Section 17.1 to the contrary, Tenant may enter into (i)  occupancy agreements with residents of each Facility without the prior written consent of Landlord provided that (a) the agreement does not provide for life care services; (b) the agreement does not contain any type of rate lock provision or rate guaranty for more than one calendar year; (c) the agreement does not provide for any rent reduction or waiver other than for an introductory period not to exceed thirty (30) days; (d) Tenant may not collect rent for more than one month in advance other than one month of rent collected as security for the performance of the resident’s obligations to Tenant, which amount is held in a separate escrow account for the benefit of such resident; and (e) all residents of each Facility are accurately shown in accounting records for such Facility, and (ii) commercial occupancy agreements with any Person for up to an aggregate of five percent (5%) of the square footage of any Facility in the normal course of the Primary Intended Use of the Facility for the provision of customary ancillary services to its residents provided that such Person is duly licensed and possessed of all Authorizations necessary for the conduct of its activities at the Facility in accordance with all Legal Requirements. Without the prior written consent of Landlord, Tenant shall not materially change the form of resident occupancy agreement that was submitted to Landlord prior to the Commencement Date; provided, however, no consent will be required for changes required by applicable law, including applicable licensure laws, but all changes to the form of resident occupancy agreement will be provided to Landlord as and when such changes are made.
17.5    Costs. Tenant shall reimburse Landlord for Landlord’s reasonable costs and expenses incurred in conjunction with the processing and documentation of any assignment, master subletting or management arrangement, including reasonable attorneys’ or other consultants’ fees whether or not such assignment, master sublease or management agreement is ultimately consummated or executed.
17.6    UPL Program Sublease. Notwithstanding Section 17.1 to the contrary, but subject to the rights of any Facility Mortgagee, and subject to the REIT protection provisions of Article XXII, Tenant may, if available under the applicable law of the Situs State in which a Facility is located, with Lessor’s prior written consent, which consent may be granted or withheld in Landlord’s commercially reasonable discretion, sublease a Facility to a qualified state, county or local hospital facility for participation in the Medicaid Upper Payment Limits Program and equivalent or similar programs in the Situs State (a “UPL Program”), if all of the following are first satisfied: (a) such hospital has sufficient operating experience and history and sufficient assets and income, in Landlord’s reasonable judgment, to bear the financial responsibilities of Tenant to lease and operate the Facility; (b) such hospital fully assumes Tenant’s obligations hereunder with respect to such Facility; (c) Tenant remains fully liable hereunder and Guarantor remains fully liable under the Guaranty; (d) the use of the Facility remains unchanged; and (e) Landlord in its reasonable discretion shall have approved the form and content of all documents entered into in connection with such sublease and received executed counterparts thereof. For purposes of the foregoing, Landlord shall not be deemed or construed to have unreasonably withheld its consent by virtue of the fact that Landlord’s consent is conditioned upon the requirement that a portion of the excess revenues generated by Tenant in connection with any such UPL Program be (i) shared with Landlord as Additional Rent payable under the terms of this Lease, or (ii) applied to make upgrades and improvements to the applicable Facility that have the effect of maintaining or improving its competitive position in its respective marketplace.
Article XVIII
CERTAIN RIGHTS OF LANDLORD
18.1    Right of Entry. Landlord and its representatives may enter on any Facility at any reasonable time after reasonable notice to Tenant to inspect such Facility for compliance to this Lease, to exhibit such Facility for sale, lease or mortgaging, or for any other reason; provided, however, that no such notice shall be required in the event of an emergency, upon an Event of Default or to post notices of non-responsibility under any mechanic’s or materialman’s lien law. Provided no Event of Default then exists and is continuing, Tenant shall have a right to have a representative present during such entry. No such entry shall unreasonably interfere with residents, patients, patient care or the operations of such Facility.
18.2    Conveyance by Landlord. If Landlord or any successor owner of any Facility shall convey such Facility other than as security for a debt, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of the Landlord under this Lease arising or accruing from and after the date of such conveyance or other transfer and, subject to Section 16.2, all such future liabilities and obligations shall thereupon be binding upon the new owner.
18.3    Granting of Easements, etc. Landlord may, from time to time, with respect to each Facility: (a) grant easements, covenants and restrictions, and other rights in the nature of easements, covenants and restrictions, (b) release existing easements, covenants and restrictions, or other rights in the nature of easements, covenants or restrictions, that are for the benefit of such Facility, (c) dedicate or transfer unimproved portions of such Facility for road, highway or other public purposes, (d) execute petitions to have such Facility annexed to any municipal corporation or utility district, (e) execute amendments to any easements, covenants and restrictions affecting such Facility and (f) execute and deliver to any Person any instrument appropriate to confirm or effect such grants, releases, dedications and transfers (to the extent of its interests in such Facility) without the necessity of obtaining Tenant’s consent provided that such easement or other instrument or action contemplated by this Section 18.3 does not unreasonably interfere with or adversely affect Tenant’s operations at such Facility. Prior to the execution, delivery or taking of any such easement, covenant or restriction affecting Tenant’s occupancy or use of any Facility, Landlord shall provide Tenant with a description of the easement, covenant or restriction and a survey or reasonably accurate drawing showing its location or impact on the affected Facility and such other information as Tenant may reasonably request to determine its impact on the affected Facility.
18.4    Excess Beds. For the avoidance of doubt, Tenant hereby acknowledges and agrees that all of the bed rights (whether related to a bed that is in service or not at any given time) associated with the operating licenses and other Authorizations for each Facility are owned by, and are the property of, Landlord and are appurtenant to the applicable Facility where located, notwithstanding that the rights to operate such beds may be held in Tenant’s name under Tenant’s Authorizations to operate a Facility. Throughout the Term (including any Extension Term), Tenant shall maintain and preserve all of the bed rights associated with the Authorizations for each Facility, including without limitation (i) bed rights that are “banked,” suspended or on similar status, and (ii) rights to currently or historically unused, non-operational or excess beds. Tenant shall not commit any act or omission that would reasonably be expected to result in suspension, revocation, decertification or other material limitation, or except in connection with a Transfer permitted pursuant to Article XVII the sale or transfer, of all or any portion of the bed rights associated with the operating licenses and other Authorizations for each Facility.
Article XIX
ENVIRONMENTAL MATTERS
19.1    Hazardous Materials. Tenant shall not allow any Hazardous Materials to be located in, on, under or about any Facility or incorporated in any Facility during the Term; provided, however, that Hazardous Materials may be brought, kept, used or disposed of in, on or about a Facility in quantities and for purposes similar to those brought, kept, used or disposed of in, on or about similar facilities used for purposes similar to such Facility’s Primary Intended Use and which are brought, kept, used and disposed of in strict compliance with all Hazardous Materials Laws. This Section 19.1 shall not apply to any Hazardous Materials in, on, under, about or incorporated in any Facility prior to the Commencement Date.
19.2    Notices. Tenant shall immediately advise Landlord in writing of (a) any Environmental Activities in violation of any Hazardous Materials Laws; (b) any Hazardous Materials Claims against Tenant or any Facility; (c) any remedial action taken by Tenant in response to any Hazardous Materials Claims or any Hazardous Materials on, under or about any Facility in violation of any Hazardous Materials Laws; (d) Tenant’s discovery of any occurrence or condition on or in the vicinity of any Facility that materially increase the risk that such Facility will be exposed to Hazardous Materials; and (e) all communications to or from Tenant, any governmental authority or any other Person relating to Hazardous Materials Laws or Hazardous Materials Claims with respect to any Facility, including copies thereof.
19.3    Remediation. If Tenant becomes aware of a violation of any Hazardous Materials Laws relating to any Hazardous Materials in, on, under or about any Facility, or if Tenant, Landlord or any Facility becomes subject to any order of any federal, state or local agency to repair, close, detoxify, decontaminate or otherwise remediate any Facility, Tenant shall immediately notify Landlord of such event. To the extent that any such violation or order results from a breach of Tenant’s obligations under Section 19.1, Tenant, at its sole cost and expense, shall cure any such violation or effect such repair, closure, detoxification, decontamination or other remediation in accordance with all applicable Legal Requirements and subject to Landlord’s prior approval as to scope, process, content and standard for completion. If Tenant fails to implement and diligently pursue any such cure, repair, closure, detoxification, decontamination or other remediation, Landlord shall have the right, but not the obligation, to carry out such action and to recover from Tenant all of Landlord’s costs and expenses incurred in connection therewith. Tenant shall reasonably cooperate with Landlord, at no out-of-pocket expense to Tenant, to effect any repair, closure, detoxification, decontamination or other remediation that is not the financial obligation of Tenant pursuant to this Section 19.3.
19.4    Indemnity. Tenant shall indemnify, defend, protect, save, hold harmless and reimburse Landlord for, from and against any and all Losses (whether or not arising out of third-party claims and regardless of whether liability without fault is imposed, or sought to be imposed, on Landlord) incurred in connection with, arising out of, resulting from or incident to, directly or indirectly, during (but not before or after) the Term, (a) Environmental Activities, including the effects of such Environmental Activities on any Person or property within or outside the boundaries of the Land of any Facility, (b) the presence of any Hazardous Materials in, on, under or about any Facility, and (c) the violation of any Hazardous Material Laws. For purposes hereof, Losses include interest, costs of response, removal, remedial action, containment, cleanup, investigation, design, engineering and construction, damages (including actual, consequential and punitive damages) for personal injuries and for injury to, destruction of or loss of property or natural resources, relocation or replacement costs, penalties, fines, charges or expenses, attorney’s fees, expert fees, consultation fees and court costs, and all amounts paid in investigating, defending or settling any of the foregoing. This Section 19.4 shall not apply to any Hazardous Materials in, on, under, about or incorporated in any Facility prior to the Commencement Date.
19.5    Environmental Inspections. Landlord shall have the right, from time to time, during normal business hours and upon not less than five (5) days written notice to Tenant, except in the case of an emergency in which event no notice shall be required, to conduct an inspection of any Facility to determine Tenant’s compliance with this Article XIX. Such inspection may include such testing, sampling and analyses as Landlord deems reasonably necessary and may be performed by experts retained by Landlord. All costs and expenses incurred by Landlord under this 19.5 shall be paid on demand by Tenant; provided, however, absent reasonable grounds to suspect Tenant’s breach of its obligations under this Article XIX, Tenant shall not be required to pay for more than one (1) such inspection in any one (1) year period with respect to each Facility. The obligations set forth in this Article XIX shall survive the expiration or earlier termination of this Lease.
Article XX
LANDLORD’S SECURITY INTEREST
20.1    Grant of Security Interest. For the purpose of securing the payment and performance obligations of Tenant hereunder, Tenant, as debtor, hereby grants to Landlord, as secured party, a security interest in and an express contractual lien upon, all of Tenant’s right, title and interest in and to the Property Collateral, Accounts Collateral and Authorization Collateral (collectively, the “Lease Collateral”); provided that (i) to the extent the Legal Requirements prohibit the assignment or granting of a security interest or lien in any of the Authorization Collateral, then such Authorization Collateral so restricted by applicable law shall be deemed not to be included as Lease Collateral and (ii) the Lease Collateral shall not include the Excluded Tenant Personal Property. This Lease constitutes a security agreement covering all such Lease Collateral. This security interest and agreement shall survive the termination of this Lease resulting from an Event of Default. Tenant shall pay all filing and reasonable record search fees and other costs for such additional security agreements, financing statements, fixture filings and other documents as Landlord may reasonably require to perfect or continue the perfection of its security interest. Additionally, Tenant shall promptly execute such other separate security agreements with respect to the Lease Collateral as Landlord may request from time to time to further evidence the security interest in the Lease Collateral created by this Lease.
20.2    Accounts Receivable Financing. With Landlord’s prior written consent, which consent shall not be unreasonably withheld, the security interests and liens granted to Landlord in the Accounts Collateral and the Authorization Collateral (solely to the extent necessary for billing and collecting any Accounts Collateral and as provided under the applicable intercreditor agreement) may be subordinated to any first priority security interest granted in connection with accounts receivable financing secured by Tenant so long as: (a) Tenant’s accounts receivable lenders execute an intercreditor agreement with Landlord in form and substance reasonably acceptable to Landlord, and (b) no Event of Default exists hereunder.
20.3    Certain Changes. In no way waiving or modifying the provisions of Article XVII above, Tenant shall give Landlord at least thirty (30) days’ prior written notice of any change in Tenant’s principal place of business, name, identity, jurisdiction of organization or corporate structure.
Article XXI
QUIET ENJOYMENT
So long as Tenant shall pay the Rent as the same becomes due and shall fully comply with all of the terms of this Lease and fully perform its obligations hereunder, Tenant shall peaceably and quietly have, hold and enjoy each Facility for the Term, free of any claim or other action by Landlord or anyone claiming by, through or under Landlord, but subject to all liens and encumbrances of record as of the Commencement Date or thereafter provided for in this Lease or consented to by Tenant.
Article XXII
REIT RESTRICTIONS
22.1    Characterization of Rents. The parties hereto intend that Rent and other amounts paid by Tenant hereunder will qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto and this Agreement shall be interpreted consistent with this intent
22.2    General REIT Provisions. Tenant understands that, in order for Landlord, or any Affiliate of Landlord that is a real estate investment trust, to qualify as a real estate investment trust, certain requirements must be satisfied, including the provisions of Section 856 of the Code. Accordingly, Tenant agrees, and agrees to cause its Affiliates, permitted subtenants, if any, and any other parties subject to its control by ownership or contract, to reasonably cooperate with Landlord to ensure that such requirements are satisfied, including providing Landlord or any of its Affiliates with information about the ownership of Tenant and its Affiliates. Tenant agrees, and agrees to cause its Affiliates, upon request by Landlord or any of its Affiliates, to take all action reasonably necessary to ensure compliance with such requirements.
22.3    Prohibited Transactions. Notwithstanding anything to the contrary herein, Tenant shall not (a) sublet, assign or enter into a management arrangement for any Facility on any basis such that the rental or other amounts to be paid by the subtenant, assignee or manager thereunder would be based, in whole or in part, on either (x) the income or profits derived by the business activities of the subtenant, assignee or manager or (y) any other formula such that any portion of any amount received by Landlord would fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto; (b) furnish or render any services to the subtenant, assignee or manager or manage or operate any Facility so subleased, assigned or managed; (c) sublet, assign or enter into a management arrangement for any Facility to any Person (other than a taxable REIT subsidiary of Landlord) in which Tenant or Landlord owns an interest, directly or indirectly (by applying constructive ownership rules set forth in Section 856(d)(5) of the Code); or (d) sublet, assign or enter into a management arrangement for any Facility in any other manner which could cause any portion of the amounts received by Landlord pursuant to this Lease or any sublease to fail to qualify as “rents from real property” within the meaning of Section 856(d) of the Code, or any similar or successor provision thereto, or which could cause any other income of Landlord to fail to qualify as income described in Section 856(c)(2) of the Code. The requirements of this Section 22.3 shall likewise apply to any further subleasing by any subtenant.
22.4    Personal Property REIT Requirements. Notwithstanding anything to the contrary herein, upon request of Landlord, Tenant shall cooperate with Landlord in good faith and provide such documentation and/or information as may be in Tenant’s possession or under Tenant’s control and otherwise readily available to Tenant regarding the valuation of the Premises to assist Landlord in its determination that Rent allocable for purposes of Section 856 of the Code to the Landlord Personal Property at the beginning and end of a calendar year does not exceed 15% of the total Rent due hereunder (the “Personal Property REIT Requirement”). Tenant shall take such reasonable action as may be requested by Landlord from time to time to ensure compliance with the Personal Property REIT Requirement as long as such compliance does not (a) increase Tenant’s monetary obligations under this Lease, (b) materially and adversely increase Tenant’s non-monetary obligations under this Lease or (c) materially diminish Tenant’s rights under this Lease. Accordingly, if requested by Landlord and at Landlord’s expense, Tenant shall cooperate with Landlord as may be necessary from time to time to more specifically identify and/or value the Landlord Personal Property in connection with the compliance with the Personal Property REIT Requirement.
Article XXIII
NOTICES
All notices and demands, certificates, requests, consents, approvals and other similar instruments under this Lease shall be in writing and sent by personal delivery, U. S. certified or registered mail (return receipt requested, postage prepaid) or FedEx or similar generally recognized overnight carrier regularly providing proof of delivery, addressed as follows:

If to Tenant:	If to Landlord:
c/o Diversicare Leasing Company II, LLC 1621 Galleria Blvd. Brentwood, TN 37027 Facsimile No.: 615-620-7875 Attn: Chief Financial Officer	c/o Golden Living 1000 Fianna Way Fort Smith, Arkansas 72919 Facsimile: 479-201-4801 Attn: Holly Rasmussen-Jones
With a copy to:	With a copy to:
Bass, Berry & Sims PLC 150 Third Avenue South Suite 2800 Nashville, TN 37201 Facsimile No.: 615-742-0466 Attn: Mark Manner	Nicholas R. Finn Four Embarcadero Center, Suite 710 San Francisco, California 94111
A party may designate a different address by notice as provided above. Any notice or other instrument so delivered (whether accepted or refused) shall be deemed to have been given and received on the date of delivery established by U.S. Post Office return receipt or the carrier’s proof of delivery or, if not so delivered, upon its receipt. Delivery to any officer, general partner or principal of a party shall be deemed delivery to such party. Notice to any one co-Tenant shall be deemed notice to all co-Tenants.
Article XXIV
MISCELLANEOUS
24.1    Memorandum of Lease. Landlord and Tenant shall, promptly upon the request of either, enter into a short form memorandum of this Lease, in form suitable for recording under the laws of the applicable Situs State. Tenant shall pay all costs and expenses of recording any such memorandum and shall fully cooperate with Landlord in removing from record any such memorandum upon the expiration or earlier termination of the Term.
24.2    No Merger. There shall be no merger of this Lease or of the leasehold estate created hereby by reason of the fact that the same Person may acquire, own or hold, directly or indirectly, (a) this Lease or the leasehold estate created hereby or any interest in this Lease or such leasehold estate and (b) the fee estate in the Premises.
24.3    No Waiver. No failure by Landlord to insist upon the strict performance of any term hereof or to exercise any right, power or remedy hereunder and no acceptance of full or partial payment of Rent during the continuance of any Event of Default shall constitute a waiver of any such breach or of any such term. No waiver of any breach shall affect or alter this Lease, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
24.4    Acceptance of Surrender. No surrender to Landlord of this Lease or any Facility, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord, and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
24.5    Attorneys’ Fees. If Landlord or Tenant brings an action or other proceeding against the other to enforce any of the terms, covenants or conditions hereof or any instrument executed pursuant to this Lease, or by reason of any breach or default hereunder or thereunder, the party prevailing in any such action or proceeding and any appeal thereupon shall be paid all of its costs and reasonable outside attorneys’ fees incurred therein. In addition to any other amount required to be paid by Tenant to Landlord under this Lease, Tenant shall pay, on behalf of Landlord, or reimburse Landlord for, all out-of-pocket costs or expenses paid or incurred by Landlord, including reasonable attorneys’ fees, in connection with administering this Lease and related agreements, including any of the following activities undertaken by, or on behalf of, Landlord under this Lease: (a) the review, execution, negotiation or delivery of any consent, waiver, estoppel, subordination agreement or approval requested of Landlord by Tenant under this Lease, including any request for consent to a Transfer, Alterations, any so-called “landlord’s waiver”, or any other matter over which Landlord has review or approval rights; (b) the review by Landlord or its representatives of any Plans and Specifications; (c) any assistance provided by Landlord in connection with any protest, appeal or other similar action undertaken by Tenant pursuant to this Lease; (d) the review, execution, negotiation or delivery of any intercreditor, subordination or similar agreement (or any amendment or supplement thereto) permitted pursuant to this Lease; (e) any revisions, extensions, renewals, amendments or “workouts” of this Lease, (f) the enforcement or satisfaction by Landlord of any of Tenant’s obligations under this Lease and Guarantor’s obligations under the Guaranty, including preparation of notices of an Event of Default and the collection of past due Rent.
24.6    Brokers. Other than Houlihan Lokey (the commissions, fees, costs and expenses due to shall be paid by Landlord), Landlord and Tenant each warrants to the other that it has not had any contact or dealings with any Person which would give rise to the payment of any fee or brokerage commission in connection with this Lease, and each shall indemnify, protect, hold harmless and defend the other from and against any liability for any fee or brokerage commission arising out of any act or omission of such indemnifying party.
24.7    Severability. If any term or provision of this Lease or any application thereof shall be held invalid or unenforceable, the remainder of this Lease and any other application of such term or provision shall not be affected thereby.
24.8    Non-Recourse. Tenant specifically agrees to look solely to the Premises for recovery of any judgment from Landlord; provided, however, the foregoing is not intended to, and shall not, limit any right that Tenant might otherwise have to obtain injunctive relief against Landlord, or any action not involving the personal liability of Landlord. Furthermore, in no event shall Landlord be liable to Tenant for any indirect or consequential damages suffered by Tenant from whatever cause.
24.9    Successors and Assigns. This Lease shall be binding upon Landlord and its successors and assigns and, subject to the provisions of Article XVII, upon Tenant and its successors and assigns.
24.10    Governing Law; Jury Waiver. This Lease shall be governed by and construed and enforced in accordance with the internal laws of Delaware, without regard to the conflict of laws rules thereof; provided that that the law of the applicable Situs State shall govern procedures for enforcing, in the respective Situs State, provisional and other remedies directly related to such Facility and related personal property as may be required pursuant to the law of such Situs State, including without limitation the appointment of a receiver; and, further provided that the law of the Situs State also applies to the extent, but only to the extent, necessary to create, perfect and foreclose the security interests and liens created under this Lease. This Lease is a commercial rental agreement under Delaware law EACH PARTY HEREBY WAIVES ANY RIGHTS TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER PARTY AGAINST THE OTHER IN CONNECTION WITH ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS LEASE, INCLUDING RELATIONSHIP OF THE PARTIES, TENANT’S USE AND OCCUPANCY OF THE PREMISES, OR ANY CLAIM OF INJURY OR DAMAGE RELATING TO THE FOREGOING OR THE ENFORCEMENT OF ANY REMEDY.
24.11    Entire Agreement. This Lease constitutes the entire agreement of the parties with respect to the subject matter hereof, and may not be changed or modified except by an agreement in writing signed by the parties. Landlord and Tenant hereby agree that all prior or contemporaneous oral understandings, agreements or negotiations relative to the leasing of the Premises are merged into and revoked by this Lease. All exhibits and schedules to this Lease are hereby incorporated herein by this reference.
24.12    Headings. All titles and headings to sections, articles or other subdivisions of this Lease are for convenience of reference only and shall not in any way affect the meaning or construction of any provision.
24.13    Counterparts. This Lease may be executed in any number of counterparts, each of which shall be a valid and binding original, but all of which together shall constitute one and the same instrument. Executed copies hereof may be delivered by telecopier, email or other electronic means and upon receipt will be deemed originals and binding upon the parties hereto, regardless of whether originals are delivered thereafter.
24.14    Joint and Several. If more than one Person is the Tenant under this Lease, the liability of such Persons under this Lease shall be joint and several.
24.15    Interpretation. Both Landlord and Tenant have been represented by counsel and this Lease and every provision hereof has been freely and fairly negotiated. Consequently, all provisions of this Lease shall be interpreted according to their fair meaning and shall not be strictly construed against any party. Whenever the words “including”, “include” or “includes” are used in this Lease, they shall be interpreted in a non-exclusive manner as though the words “without limitation” immediately followed. Whenever the words “herein,” “hereof” and “hereunder” and other words of similar import are used in this Lease, they shall be interpreted to refer to this Lease as a whole and not to any particular article, section or other subdivision. Whenever the words “day” or “days” are used in this Lease, they shall mean “calendar day” or “calendar days” unless expressly provided to the contrary. All references in this Lease to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Lease.
24.16    Time of Essence. Time is of the essence of this Lease and each provision hereof in which time of performance is established and whenever action must be taken (including the giving of notice or the delivery of documents) hereunder during a certain period of time or by a particular date that ends or occurs on a day that is not a Business Day, then such period or date shall be extended until the immediately following Business Day.
24.17    Further Assurances. The parties agree to promptly sign all documents reasonably requested by the other party to give effect to the provisions of this Lease.

[Signature page follows]

IN WITNESS WHEREOF, this Lease has been executed under seal by Landlord and Tenant as of the Commencement Date.

TENANT:
DIVERSICARE OF AMORY, LLC,
DIVERSICARE OF ARAB, LLC,
DIVERSICARE OF BATESVILLE, LLC,
DIVERSICARE OF BESSEMER, LLC,
DIVERSICARE OF BOAZ, LLC,
DIVERSICARE OF BROOKHAVEN, LLC,
DIVERSICARE OF EUPORA, LLC,
DIVERSICARE OF FOLEY, LLC,
DIVERSICARE OF HUEYTOWN, LLC,
DIVERSICARE OF LANETT, LLC,
DIVERSICARE OF MONTGOMERY, LLC,
DIVERSICARE OF ONEONTA, LLC,
DIVERSICARE OF OXFORD, LLC,
DIVERSICARE OF PELL CITY, LLC,
DIVERSICARE OF RIPLEY, LLC,
DIVERSICARE OF RIVERCHASE, LLC,
DIVERSICARE OF SOUTHAVEN, LLC,
DIVERSICARE OF TUPELO, LLC,
DIVERSICARE OF TYLERTOWN, LLC, and
DIVERSICARE OF WINFIELD, LLC,
each a Delaware limited liability company

By:	DIVERSICARE LEASING COMPANY III, LLC, a Delaware limited liability company, its sole member
By:     /s/James R. McKnight, Jr.         (SEAL)
Name:     James R. McKnight, Jr.
Title:     EVP & CFO

SEALED AND DELIVERED IN THE PRESENCE OF:

Name:
[Signatures continue on next page]

LANDLORD:
GPH AMORY LLC,
GPH ARAB LLC,
GPH BATESVILLE LLC,
GPH BESSEMER LLC,
GPH BIRMINGHAM LLC,
GPH BOAZ LLC,
GPH BROOKHAVEN LLC,
GPH EUPORA LLC,
GPH FOLEY LLC,
GPH HUEYTOWN LLC,
GPH LANETT LLC,
GPH MONTGOMERY LLC,
GPH ONEONTA LLC,
GPH OXFORD LLC,
GPH RIPLEY LLC,
GPH SOUTHAVEN LLC,
GPH TUPELO LLC,
GPH TYLERTOWN LLC, and
GPH WINFIELD LLC,
each a Delaware limited liability company

By:     /s/Holly Rasmussen Jones         (SEAL)
Name:      Holly Rasmussen Jones
Title:      Secretary

BEVERLY ENTERPRISES – ALABAMA, INC.,
a California corporation
By:     /s/Holly Rasmussen Jones         (SEAL)
Name:      Holly Rasmussen Jones
Title:      Secretary

SEALED AND DELIVERED IN THE PRESENCE OF:

Name:

EXHIBIT A

DEFINED TERMS
For all purposes of this Lease, except as otherwise expressly provided in the Lease or unless the context otherwise requires, the following terms have the meanings assigned to them in this exhibit and include the plural as well as the singular:
“Accounts Collateral” means, collectively, all of the following: (i) all of the accounts, accounts receivable, payment intangibles, health-care-insurance receivables and any other right to the payment of money in whatever form, of any of the Tenant Sublessees, or any other indebtedness of any Person owing to any of the Tenant Sublessees (whether constituting an account, chattel paper, document, instrument or general intangible), whether presently owned or hereafter acquired, arising from the provision of merchandise, goods or services by any Tenant Sublessee, or from the operations of any Tenant Sublessee at each Facility, including, without limitation, the right to payment of any interest or finance charges and other obligations with respect thereto; (ii) all of the rights, titles and interests of any of the Tenant Sublessees in, to and under all supporting obligations and all other liens and property subject thereto from time to time securing or purporting to secure any such accounts, accounts receivable, payment intangibles, health-care insurance receivables or other indebtedness owing to any of the Tenant Sublessees; (iii) all of the rights, titles and interests of any of the Tenant Sublessees in, to and under all guarantees, indemnities and warranties, letter-of-credit rights, supporting obligations, insurance policies, financing statements and other agreements or arrangements of whatever character from time to time supporting or securing payment of any such accounts, accounts receivable, payment intangibles, health-care insurance receivables or other indebtedness owing to any of the Tenant Sublessees; (iv) all of the now owned or hereafter acquired deposits of any of the Tenant Sublessees representing proceeds from accounts and any deposit account into which the same may be deposited, all other cash collections and other proceeds of the foregoing accounts, accounts receivable, payment intangibles, health-care insurance receivables or other indebtedness (including, without limitation, late charges, fees and interest arising thereon, and all recoveries with respect thereto that have been written off as uncollectible), and all deposit accounts into which the same are deposited; (v) all proceeds (whether constituting accounts, chattel paper, documents, instruments or general intangibles) with respect to the foregoing; and (vi) all books and records with respect to any of the foregoing.
“Actual Capital Expenditures Amount” has the meaning set forth in Section 7.6.1.
“Additional Deposit” has the meaning set forth in Section 6.12.1.
“Additional Rent” has the meaning set forth in Section 2.2.
“Adjusted CPI Increase” means the actual CPI Increase as of the date of determination, provided that for purposes of this Lease the Adjusted CPI Increase shall be deemed to equal two and no/100 percent (2.00%).
“Affiliate” means with respect to any Person, any other Person which Controls, is Controlled by or is under common Control with the first Person.
“Affiliate Agreements” has the meaning set forth in Section 6.10.
“Agency Lender” means any of: (i) the U.S. Department of Housing and Urban Development, (ii) the Federal National Mortgage Association (Fannie Mae), or (iii) the Federal Home Loan Mortgage Corporation (Freddie Mac), or any designees, agents, originators, or servicers of any of the foregoing.
“Agreed Rate” means, on any date, a rate equal to five percent (5%) per annum above the Prime Rate, but in no event greater than the maximum rate then permitted under applicable law. Interest at the aforesaid rates shall be determined for actual days elapsed based upon a 360 day year.
“Alterations” means, with respect to each Facility, any alteration, improvement, exchange, replacement, modification or expansion of the Leased Improvements or Fixtures at such Facility.
“Authorization” means, with respect to each Facility, any and all licenses, permits, certifications, accreditations, Provider Agreements, CONs, certificates of exemption, approvals, waivers, variances and other governmental or “quasi-governmental” authorizations necessary or advisable for the use of such Facility for its Primary Intended Use and receipt of reimbursement or other payments under any Third Party Payor Program in which such Facility participates.
“Authorization Collateral” means any Authorizations issued or licensed to, or leased or held by, Tenant.
“Bankruptcy Action” means, with respect to any Person, (i) such Person filing a voluntary petition under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law; (ii) the filing of an involuntary petition against such Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law which is not dismissed within sixty (60) days of the filing thereof, or soliciting or causing to be solicited petitioning creditors for any involuntary petition against such Person; (iii) such Person filing an answer consenting to or otherwise acquiescing in or joining in any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other federal or state bankruptcy or insolvency law, or soliciting or causing to be solicited petitioning creditors for any involuntary petition from any Person; (iv) such Person seeking, consenting to or acquiescing in or joining in an application for the appointment of a custodian, receiver, trustee, or examiner for such Person or any portion of the Facility; (v) such Person making an assignment for the benefit of creditors; or (vi) such Person taking any action in furtherance of any of the foregoing.
“Bankruptcy Code” means 11 U.S.C. § 101 et seq., as the same may be amended from time to time.
“Base Rent” has the meaning set forth in Section 2.1.1.
“Base Upgrade Allowance Amount” shall have the meaning set forth in Section 7.10.9.
“Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday which is not a day on which national banks in the City of New York, New York, are authorized, or obligated, by law or executive order, to close.
“Capital Alterations” means any Alteration to a Facility for which the budgeted cost exceeds $75,000.
“Capital Expenditures” mean, with respect to each Facility, repairs, replacements and improvements to such Facility (including repair and replacement of Landlord Personal Property) that (i) constitute capital expenditures in accordance with GAAP and (ii) have been completed in a good, workmanlike and lien-free fashion and in compliance with all Legal Requirements and the terms of Sections 7.4 and 7.5 applicable to any Alterations and the terms of Section 7.9 and Section 7.10, as applicable, with respect to Alterations financed by Landlord. Capital Expenditures shall not include (a) expenses related to routine repairs and maintenance, (b) purchases of office equipment, or (c) any other expenditures reasonably determined by Landlord to be inappropriately characterized as a “capital expenditure” in accordance with GAAP.
“Capital Expenditures Deposit” has the meaning set forth in Section 7.6.1.
“Capital Expenditures Report” has the meaning set forth in Section 7.6.1.
“Change in Control” means, as applied to any Person, a change in the Person that ultimately exerts effective Control over the first Person.
“Citation” has the meaning set forth in Section 13.1.3.
“Closure Notice” means a written notice delivered by Landlord to Tenant pursuant to which Landlord notifies Tenant that Tenant may commence a Facility Termination as to a particular Facility or Facilities.
“CMS” means the United States Department of Health, Centers for Medicare and Medicaid Services or any successor agency thereto.
“Code” means the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
“Commencement Date” shall mean November 1, 2016.
“Competing Facility” means a skilled nursing facility or other health care facility providing skilled nursing services similar to those of the Primary Intended Use of any Facility, licensed or unlicensed, existing or to be constructed, that (i) competes in any direct or indirect way with, or is comparable in any way to, any Facility and (ii) is located within a five (5) mile radius of any Facility.
“Complete Taking” means the Condemnation of all or substantially all of a Facility or a Condemnation that results in a Facility no longer being capable of being operated for its Primary Intended Use.
“CON” means, with respect to each Facility, a certificate of need or similar permit or approval (not including conventional building permits) from a Governmental Authority related to (i) the construction and/or operation of such Facility for the use of a specified number of beds in a nursing facility, assisted living facility, senior independent living facility and/or rehabilitation hospital, or (ii) the alteration of such Facility or (iii) the modification of the services provided at such Facility used as a nursing facility, assisted living facility, senior independent living facility and/or rehabilitation hospital.
“Condemnation” means the exercise of any governmental power, whether by legal proceedings or otherwise, by a Condemnor or a voluntary sale or transfer by Landlord to any Condemnor, either under threat of condemnation or while legal proceedings for condemnation are pending.
“Condemnor” means any public or quasi-public authority, or private corporation or individual, having the power of condemnation.
“Construction Consultant” has the meaning set forth in Section 7.7.
“Contingent Obligation” means any direct or indirect liability of Tenant: (i) with respect to any Debt of another Person; (ii) with respect to any undrawn portion of any letter of credit issued for the account of Tenant as to which Tenant is otherwise liable for the reimbursement of any drawing; (iii) to make take-or-pay or similar payments if required regardless of nonperformance by any other party or parties to an agreement; or (iv) for any obligations of another Person pursuant to any guaranty or pursuant to any agreement to purchase, repurchase or otherwise acquire any obligation or any property constituting security therefor, to provide funds for the payment or discharge of such obligation or to preserve the solvency, financial condition or level of income of another Person. The amount of any Contingent Obligation shall be equal to the amount of the obligation so guarantied or otherwise supported or, if not a fixed and determinable amount, the maximum amount so guarantied or otherwise supported.
“Control”, together with the correlative terms “Controlled” and “Controls,” means, as applied to any Person, the possession, directly or indirectly, of the power to direct the management and policies of that Person, whether through ownership, voting control, by contract or otherwise.
“CPI” means the United States Department of Labor, Bureau of Labor Statistics Consumer Price Index for All Urban Wage Earners and Clerical Workers, United States Average, Subgroup “All Items” (1982 - 1984 = 100). If the foregoing index is discontinued or revised during the Term, the governmental index or computation with which it is replaced shall be used to obtain substantially the same result as if such index had not been discontinued or revised.
“CPI Increase” means the percentage increase (but not decrease) in (i) the CPI published for the beginning of each Lease Year, over (ii) the CPI published for the beginning of the immediately preceding Lease Year.
“Debt” means, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit or for the deferred purchase price of property for which such Person or its assets is liable; (ii) all unfunded amounts under a loan agreement, letter of credit or other credit facility for which such Person would be liable if such amounts were advanced thereunder; (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests; (iv) all indebtedness guaranteed by such Person, directly or indirectly; (v) all obligations under leases that constitute capital leases for which such Person is liable; (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss; (vii) off-balance sheet liabilities of such Person; and (viii) obligations arising under bonus, deferred compensation, incentive compensation or similar arrangements, other than those arising in the Ordinary Course of Business.
“EBITDARM” means, for any period of determination, the aggregate net operating income of Tenant for such period to the extent derived from the operation of the Premises as reflected in financial statements prepared in accordance with GAAP, adjusted to add thereto, to the extent allocable to the Premises for the applicable period of determination, without duplication, (1) interest expense, (2) income tax expense, (3) depreciation and amortization expense, (4) Base Rent, and (5) management fee expenses, in each case determined in accordance with GAAP, to the extent applicable.
“Environmental Activities” mean, with respect to each Facility, the use, generation, transportation, handling, discharge, production, treatment, storage, release or disposal of any Hazardous Materials at any time to or from such Facility or located on or present on or under such Facility.
“Event of Default” has the meaning set forth in Section 13.1.
“Excess Beds” has the meaning set forth in Section 18.4.1.
“Excess Capital Expenditures Amount” has the meaning set forth in Section 7.6.
“Excluded Tenant Personal Property” means (i) Tenant’s continuous quality improvement program, manuals and materials; management information systems; policy, procedure and educational manuals and materials and similar proprietary property, (ii) computer hardware and related equipment which is integrated with the computer system maintained by Tenant’s Affiliates and related computer software; provided, however, that Tenant shall cause all data that is reasonably necessary for the continuing operation of the Facilities following the termination or expiration of this Lease, and which may be accessed, through such computers or software, to be made available to Landlord in a reasonably accessible form at a reasonable cost to Landlord, (iii) vehicles, and (iv) all rights in and to the name “Diversicare” or any derivative thereof.
“Expiration Date” means the Initial Expiration Date, as may be extended pursuant to Section 1.3.
“Extension Notice” has the meaning set forth in Section 1.3.
“Extension Term” has the meaning set forth in Section 1.3.
“Facility” means each healthcare facility located on the Premises, as identified on Schedule 2 attached hereto, including, where the context requires, the Land, Leased Improvements, Intangibles and Landlord Personal Property associated with such healthcare facility.
“Facility Mortgage” means any mortgage, deed of trust or other security agreement or lien encumbering any Facility and securing an indebtedness of Landlord or any Affiliate of Landlord or any ground, building or similar lease or other title retention agreement to which any Facility are subject from time to time.
“Facility Mortgage Documents” means with respect to each Facility Mortgage and Facility Mortgagee, the applicable Facility Mortgage, loan or credit agreement, lease, note, collateral assignment instruments, guarantees, indemnity agreements and other documents or instruments evidencing, securing or otherwise relating to the loan made, credit extended, lease or other financing vehicle pursuant thereto. Facility Mortgage Documents shall also include, without limitation, any documents typically required by any Agency Lender in connection with a Facility Mortgage, including, but not limited to: (i) tenant regulatory agreements, (ii) intercreditor agreements with any receivables lender of Tenant, and (iii) any subordination, assignment, and security agreements.
“Facility Mortgagee” means the holder or beneficiary of a Facility Mortgage and any other rights of the lender, credit party or lessor under the applicable Facility Mortgage Documents, including, without limitation, any Agency Lender.
“Facility Required Per Bed Annual Capital Expenditures Amount” means, with respect to any Lease Year, fifty percent (50%) of the Required Per Bed Annual Capital Expenditures amount for such Lease Year.
“Facility Termination” has the meaning set forth in Section 14.2.6.
“Fair Market Rental” means the fair market rent for the Premises as determined pursuant to Exhibit E.
“Fixtures” means all equipment, machinery, fixtures and other items of real and/or personal property, including all components thereof, now and hereafter located in, on, or used in connection with and permanently affixed to or incorporated into the Leased Improvements, including all furnaces, boilers, heaters, electrical equipment, heating, plumbing, lighting, ventilating, refrigerating, incineration, air and water pollution control, waste disposal, air-cooling and air-conditioning systems, apparatus, sprinkler systems, fire and theft protection equipment and built-in oxygen and vacuum systems, all of which, to the greatest extent permitted by law, are hereby deemed to constitute real estate, together with all replacements, modifications, alterations and additions thereto.
“GAAP” means generally accepted accounting principles, consistently applied.
“Governmental Authority” means any court, board, agency, commission, bureau, office or authority or any governmental unit (federal, state, county, district, municipal, city or otherwise) and any regulatory, administrative or other subdivision, department or branch of the foregoing, whether now or hereafter in existence, including, without limitation, CMS, the United States Department of Health and Human Services, any state licensing agency or any accreditation agency or other quasi-governmental authority.
“Governmental Payor” means any state or federal health care program providing medical assistance, health care insurance or other coverage of health care items or services for eligible individuals, including but not limited to the Medicare program more fully described in Title XVIII of the Social Security Act (42 U.S.C. §§ 1395 et seq.) and the Medicaid program more fully described in Title XIX of the Social Security Act (42 U.S.C. §§ 1396 et seq.) and the regulations promulgated thereunder.
“Guarantor” has the meaning set forth in Section 2.5, together with any and all permitted successors and assigns of the Guarantor originally named herein and any additional Person that guaranties the obligations of Tenant hereunder, from time to time.
“Guaranty” has the meaning set forth in Section 2.5.
“Hazardous Materials” mean (i) any petroleum products and/or by-products (including any fraction thereof), flammable substances, explosives, radioactive materials, hazardous or toxic wastes, substances or materials, known carcinogens or any other materials, contaminants or pollutants which pose a hazard to any Facility or to Persons on or about any Facility or cause any Facility to be in violation of any Hazardous Materials Laws; (ii) asbestos in any form which is friable; (iii) urea formaldehyde in foam insulation or any other form; (iv) transformers or other equipment which contain dielectric fluid containing levels of polychlorinated biphenyls in excess of fifty (50) parts per million or any other more restrictive standard then prevailing; (v) medical wastes and biohazards; (vi) radon gas; and (vii) any other chemical, material or substance, exposure to which is prohibited, limited or regulated by any governmental authority or may or could pose a hazard to the health and safety of the occupants of any Facility or the owners and/or occupants of property adjacent to or surrounding any Facility, including, without limitation, any materials or substances that are listed in the United States Department of Transportation Hazardous Materials Table (49 CFR 172.101) as amended from time to time.
“Hazardous Materials Laws” mean any laws, ordinances, regulations, rules, orders, guidelines or policies relating to the environment, health and safety, Environmental Activities, Hazardous Materials, air and water quality, waste disposal and other environmental matters.
“Hazardous Materials Claims” mean any and all enforcement, clean-up, removal or other governmental or regulatory actions or orders threatened, instituted or completed pursuant to any Hazardous Material Laws, together with all claims made or threatened by any third party against any Facility, Landlord or Tenant relating to damage, contribution, cost recovery compensation, loss or injury resulting from any Hazardous Materials.
“[*****] Allocated Rent” has the meaning set forth in Section 6.15.
“[*****] Disposition” has the meaning set forth in Section 6.15.
“[*****] Disposition Period” has the meaning set forth in Section 6.15.
“Impositions” means any property (real and personal) and other taxes and assessments levied or assessed with respect to this Lease, any portion of the Premises, any Facility, Tenant’s interest therein, or Landlord with respect to any Facility, including, without limitation, any state or county occupation tax, transaction privilege, franchise tax, margin tax, business privilege, sales and/or use tax, rental tax or other excise tax. Notwithstanding the foregoing, Impositions shall not include any local, state or federal income tax based upon the net income of Landlord and any transfer tax or stamps arising from Landlord’s transfer of any interest in any Facility.
“Initial Expiration Date” means (a) if the Commencement Date is the first (1st) day of a month, the tenth (10th) anniversary of the day preceding the Commencement Date, or (b) if the Commencement Date is other than the first (1st) day of a month, the last day of the calendar month in which the tenth (10th) anniversary of the Commencement Date occurs.
“Initial Term” has the meaning set forth in Section 1.3.
“Insurance Requirements” mean all terms of any insurance policy required by this Lease and all requirements of the issuer of any such policy, together with all fire underwriters’ regulations promulgated from time to time.
“Intangibles” means the interest, if any, of Landlord in and to any of the following intangible property owned by Landlord in connection with the Land and the Leased Improvements: (i) the identity or business of each Facility as a going concern, including, without limitation, any names or trade names by which each Facility may be known, and all registrations for such names, if any; (ii) to the extent assignable or transferable, the interest, if any, of Landlord in and to each and every guaranty and warranty concerning the Leased Improvements or Fixtures, including, without limitation, any roofing, air conditioning, heating, elevator and other guaranty or warranty relating to the construction, maintenance or repair of the Leased Improvements or Fixtures; and (iii) the interest, if any, of Landlord in and to all Authorizations to the extent the same can be assigned or transferred in accordance with applicable law; provided, however, that the foregoing shall not include any CON issued to or held by Landlord which shall only be licensed to Tenant on a temporary basis, which license shall be revocable at any time by Landlord.
“Issuer” means the financial institution that, from time to time, has issued a Letter of Credit.
“Issuer Revocation” means that an Issuer shall fail to be in compliance with all of the Issuer Standards, or shall admit in writing its inability to pay its debts generally as they become due, shall file a petition in bankruptcy or a petition to take advantage of any insolvency statute, shall consent to the appointment of a receiver or conservator of itself or the whole or any substantial part of its property, shall file a petition or answer seeking reorganization or arrangement under the federal bankruptcy laws, shall have a receiver, conservator or liquidator appointed for it (including an FDIC receiver, conservator or liquidator), or shall become subject to operational supervision by any federal or state regulatory authority.
“Issuer Standards” mean that the Issuer is an FDIC-insured lending institution that is reasonably satisfactory to Landlord (Tenant’s working capital lender as of the Commencement Date being deemed reasonably satisfactory to Landlord), and has a current long-term credit rating from at least two (2) nationally recognized statistical rating organizations (such as Standard & Poor’s, Moody’s Investor Services or Fitch Ratings) equivalent to or greater than A-/A3.
“Land” means, individually and collectively, the real property described in Exhibit B attached to this Lease.
“Landlord” has the meaning set forth in the opening preamble, together with any and all successors and assigns of the Landlord originally named herein.
“Landlord Personal Property” means the machinery, equipment, furniture and other personal property described in Exhibit C attached to this Lease, together with all replacements, modifications, alterations and substitutes thereof (whether or not constituting an upgrade).
“Landlord Indemnified Parties” means Landlord’s Affiliates and Landlord’s and its Affiliates’ agents, employees, owners, partners, members, managers, contractors, representatives, consultants, attorneys, auditors, officers and directors.
“Landlord’s Representatives” means Landlord’s agents, employees, contractors, consultants, attorneys, auditors, architects and other representatives.
“LC Amount” has the meaning set forth in Section 3.2.
“Lease” has the meaning set forth in the opening preamble.
“Lease Year” means either (a) if the Commencement Date is the first (1st) day of a month, each successive period of twelve (12) calendar months during the Term, commencing as of the same day and month (but not year, except in the case of the first (1st) Lease Year) as the Commencement Date, or (b) if the Commencement Date is other than the first (1st) day of a month, each successive period of twelve (12) calendar months during the Term, ending on the same day and month (but not year, except in the case of the last Lease Year of the Initial Term) as the day and month on which the Initial Expiration Date will occur.
“Leased Improvements” means all buildings, structures and other improvements of every kind now or hereafter located on the Land including, alleyways and connecting tunnels, sidewalks, utility pipes, conduits, and lines (on-site and off-site to the extent Landlord has obtained any interest in the same), parking areas and roadways appurtenant to such buildings and structures.
“Legal Requirements” means all federal, state, county, municipal and other governmental statutes, laws (including common law and Hazardous Materials Laws), rules, policies, guidance, codes, orders, regulations, ordinances, permits, licenses, covenants, conditions, restrictions, judgments, decrees and injunctions applicable to Tenant or Guarantor or affecting any Facility or the applicable Tenant Personal Property or the maintenance, construction, use, condition, operation or alteration thereof, whether now or hereafter enacted and in force, including, any and all of the foregoing that relate to the use of each Facility for its Primary Intended Use.
“Letter of Credit” means an unconditional, irrevocable, standby letter of credit substantially in the form of Exhibit F, naming Landlord as beneficiary, and issued by an Issuer that satisfies the Issuer Standards and is otherwise acceptable to Landlord in its commercially reasonable discretion.
“Licensing Impairment” means, with respect to each Facility, (i) the revocation, suspension or non-renewal of any Authorization, (ii) any withholding, non-payment, reduction or other adverse change respecting any Provider Agreement, (iii) any admissions hold under any Provider Agreement, or (iv) any other act or outcome similar to the foregoing that would impact Tenant’s ability to continue to operate such Facility for its Primary Intended Use or to receive any rents or profits therefrom.
“Losses” mean all claims, demands, expenses, actions, judgments, damages, penalties, fines, liabilities, losses of every kind and nature, suits, administrative proceedings, costs and fees, including, without limitation, reasonable attorneys’ and reasonable consultants’ fees and expenses.
“Material Alterations” mean any Alterations that (i) would materially enlarge or reduce the size of the applicable Facility, (ii) would tie in or connect with any improvements on property adjacent to the applicable Land, or (iii) would affect the structural components of the applicable Facility or the main electrical, mechanical, plumbing, elevator or ventilating and air conditioning systems for such Facility in any material respect.
“Minimum Rent Coverage Ratio” shall mean a Portfolio Coverage Ratio of: (i) through the end of the first (1st) Lease Year, .75 to 1.00; (ii) through the end of the second (2nd) Lease Year, .85 to 1.00; (iii) through the end of the third (3rd) Lease Year, 1.05 to 1.00; and (iv) through the end of the fourth (4th) Lease Year and thereafter during the Term, 1.15 to 1.00.
“OFAC” has the meaning set forth in Section 10.2.1.
“Operational Transfer” has the meaning set forth in Section 14.2.1.
“Ordinary Course of Business” means in respect of any transaction involving Tenant, the ordinary course of business of Tenant, as conducted by Tenant in accordance with past practices. In respect of any transaction involving a Facility or the operations thereof, the ordinary course of operations for such Facility, as conducted by Tenant in accordance with past practices.
“Partial Taking” means any Condemnation of a Facility or any portion thereof that is not a Complete Taking.
“Payment Date” means any due date for the payment of the installments of Base Rent or any other sums payable under this Lease.
“Pell City Lease” has the meaning set forth in Section 6.16.
“Pell City Premises” has the meaning set forth in Section 6.16.
“Permitted Contingent Obligations” means each of the following: (i) Contingent Obligations arising in respect of Tenant’s obligations under this Lease; (ii) Contingent Obligations resulting from endorsements for collection or deposit in the Ordinary Course of Business; (iii) Contingent Obligations incurred in the Ordinary Course of Business with respect to surety and appeal bonds, performance bonds and other similar obligations not to exceed, with respect to any particular Tenant, $50,000 in the aggregate at any time outstanding; (iv) Contingent Obligations arising with respect to customary indemnification obligations in favor of purchasers in connection with dispositions of personal property assets permitted under this Lease; (v) Contingent Obligations arising under the Senior Credit Facility, and (vi) other Contingent Obligations not permitted by clauses (i) through (v) above, not to exceed, with respect to each Tenant, $100,000 in the aggregate at any time outstanding.
“Permitted Debt” means the following: (i) the obligations of Tenant under this Lease, (ii) subject to Section 20.2, accounts receivable financing, (iii) trade accounts payable arising and paid on a timely basis in the Ordinary Course of Business, and (iv) obligations for equipment leases or financing secured by equipment that is customarily leased or financed by operators of similar properties and is utilized in the operation of the Facilities arising and paid on a timely basis in the Ordinary Course of Business and not to exceed $75,000 for each Facility.
“Permitted Encumbrances” means, with respect to each Facility, collectively, (i) all easements, covenants, conditions, restrictions, agreements and other matters with respect to such Facility that (a) are of record as of the Commencement Date, (b) Landlord entered into after the Commencement Date (subject to the terms hereof); or (c) are specifically consented to in writing by Landlord, (ii) any liens for Impositions that are not yet due and payable; (iii) occupancy rights of residents and patients of such Facility; and (iv) liens of mechanics, laborers, materialman, suppliers or vendors for sums not yet due, provided that such reserve or other appropriate provisions as shall be required by law or GAAP or pursuant to prudent commercial practices shall have been made therefor.
“Person” means any individual, partnership, association, corporation, limited liability company or other entity.
“Plans and Specifications” has the meaning set forth in Section 7.5.1.
“Portfolio Coverage Ratio” means, as determined on a Testing Date based on the applicable period of determination or measurement, the ratio of (i) EBITDARM for all of the Facilities for the applicable period to (ii) Base Rent payments relating to such Facilities payable under this Lease for the applicable period.
“Premises” means, collectively, the Land, Leased Improvements, Related Rights, Fixtures, Intangibles and Landlord Personal Property.
“Premises Condition Report” has the meaning set forth in Section 7.2.
“Primary Intended Use” means, as to each Facility, the type of healthcare facility corresponding to such Facility as shown on Schedule 2 attached hereto, with no less than the number of licensed beds as shown on Schedule 2 and in connection therewith the provision of food, recreational, rehabilitative and therapy services and such other ancillary services or incidental services relating thereto.
“Prime Rate” means, on any date, a rate equal to the annual rate on such date reported in The Wall Street Journal to be the “prime rate.”
“Prohibited Persons” has the meanings set forth in Section 10.2.1.
“Property Collateral” means all of Tenant’s right, title and interest in and to the Tenant Personal Property and any and all products, rents, proceeds and profits thereof in which Tenant now owns or hereafter acquires an interest or right.
“Provider Agreements” means any agreements issued to or held by Tenant pursuant to which any Facility is licensed, certified, approved or eligible to receive reimbursement under any Third Party Payor Program.
“Real Property Impositions” mean any real property Impositions secured by a lien encumbering any Facility or any portion thereof.
“Reimbursement Period” has the meaning set forth in Section 14.2.5.
“Related Lease” means each lease, sublease or other instrument described on Schedule 4 attached hereto, as may be amended, modified, revised or restated from time to time, but only for so long as the Affiliate of Landlord identified as the tenant/lessee thereunder remains liable for the obligations of the tenant/lessee following the assignment/sublease of such Related Lease to an Affiliate of Tenant in connection with this Lease.
“Related Lease Landlord” shall have the meaning set forth in Section 7.10.9.
“Related Lease Tenant” shall have the meaning set forth in Section 7.10.9.
“Related Lease Upgrade Disbursement” shall have the meaning set forth in Section 7.10.9.
“Related Rights” means all easements, rights and appurtenances relating to the Land and the Leased Improvements.
“Rent” means, collectively, Base Rent and Additional Rent.
“Required Capital Expenditures Amount” has the meaning set forth in Section 7.6.1.
“Required Per Bed Annual Capital Expenditures Amount” means an amount equal to Five Hundred Dollars ($500) per licensed bed per Lease Year, as increased annually pursuant to Section 7.6.1, that Tenant is required to expend on Capital Expenditures with respect to each Facility as provided in Section 7.6.
“Security Deposit” shall have the meaning set forth in Section 3.1.
“Senior Credit Facility” means the Third Amended and Restated Revolving Loan and Security Agreement dated February 26, 2016 between Tenant and certain Affiliates of Tenant parties thereto, as “Borrowers,” with the Guarantor herein as the “Guarantor” thereof, and The Private Bank and Trust Company and other lenders parties thereto, as “Lenders,” as amended, modified, supplemented, replaced or refinanced from time to time.
“Situs State” means the state or commonwealth where a Facility is located.
“Specified Non-Property Insurance” shall have the meaning set forth in Section 9.9.
“Temporary Taking” means any Condemnation of a Facility or any portion thereof, whether the same would constitute a Complete Taking or a Partial Taking, where the Condemnor or its designee uses or occupies such Facility, or any portion thereof, for no more than twelve consecutive (12) months.
“Tenant” has the meaning set forth in the opening preamble, together with any and all permitted successors and assigns of the Tenant originally named herein.
“Tenant Personal Property” shall have the meaning set forth in Section 6.1.
“Tenant Sublessees” mean Tenant, and any direct or indirect subtenants or operator of any Facility, together with their successors and assigns and any additions thereto or replacements thereof.
“Term” means the Initial Term, plus any duly authorized Extension Terms.
“Testing Date” means the date as of which the Portfolio Coverage Ratio shall be determined for the applicable measurement period, which date shall be the last day of each calendar quarter during the Term. Upon each Testing Date, the Portfolio Coverage Ratio shall be determined based upon the twelve (12) trailing calendar months ending on such Testing Date or, with respect to any Testing Date occurring prior to expiration of the first (1st) Lease Year, the number of full trailing calendar months then elapsed on an annualized basis.
“Third Party Payor Programs” shall mean any third party payor programs pursuant to which healthcare facilities qualify for payment or reimbursement for medical or therapeutic care or other goods or services rendered, supplied or administered to any admittee, occupant, resident or patient by or from any Governmental Authority, Governmental Payor, bureau, corporation, agency, commercial insurer, non-public entity, “HMO,” “PPO” or other comparable party.
“Transfer” means any of the following, whether effectuated directly or indirectly, through one or more step transactions or tiered transactions, voluntarily or by operation of law, the (i) assigning, selling, pledging, mortgaging, hypothecating or otherwise encumbering, transferring or disposing of all or any part of this Lease or Tenant’s leasehold estate hereunder, or (ii) subletting of all or any part of any Facility, (iii) engaging the services of any Person for the management or operation of all of any part of any Facility (other than the Management Agreement approved by this Lease), or (iv) merger, consolidation or reorganization of Tenant or Manager (except, for Manager only, with or into an Affiliate), or the sale, issuance, or transfer, cumulatively or in one transaction, or the termination, of any ownership interest or voting rights in Tenant or Manager (except, for Manager only, to an Affiliate), which results in a Change in Control of Tenant or Manager (except, for Manager only, to an Affiliate), or (v) sale, issuance or transfer, cumulatively or in one transaction, of any direct ownership interest or voting rights in Tenant or Manager if after such transaction(s), Tenant or Manager, as applicable, ceases to be controlled, directly or indirectly, by Guarantor, or (vi) merger, sale, consolidation, reorganization or other business combination involving Guarantor in which Guarantor is not the surviving entity unless the successor entity of Guarantor executes and delivers to Landlord a Guaranty, in substantially the form of the Guaranty executed by Guarantor, pursuant to which the successor entity guarantees to Landlord the payment and performance by Tenant of its obligations under this Lease. Other than as specifically provided in clause (vi), none of the foregoing provisions shall be deemed to be violated by transactions affecting Guarantor.
“Transition Notice” shall have the meaning set forth in Section 14.2.1.
“UPL Program” shall have the meaning set forth in Section 17.6.
“Upgrade Allowance” shall have the meaning set forth in Section 7.10.
“Upgrade Expenditure” shall have the meaning set forth in Section 7.10.

EXHIBIT B

DESCRIPTION OF THE LAND

Golden LivingCenter - Arab, 235 3rd Street SE, Arab, AL 35016
That part of the N ½ of the E ½ of the SW ¼ of the NW ¼ of Section 25 Township 8 S, Range 1 E, in Marshall County, Alabama, and being more particularly described as follows: Commencing at the NW corner of the above N ½; thence record East a distance of 15.0 feet to a point on the E margin of a Public Street; thence record South along said E margin a distance of 257.0 feet to the SW corner of the Church of God property, according to the deed recorded in Deed Book 312, Page 477 in the Probate Office of Marshall County, Alabama, the point of beginning for the property herein described; thence North 89 degrees 30 minutes E a distance of 419.30 feet (record East, 420.0 feet) to a metal marker; thence South a distance of 211.4 feet (record 210.0 feet) to a metal marker; thence S 89 degrees 30 minutes W a distance of 419.3 feet (record West, 420.0 feet) to a metal marker in the above E margin; thence North along said E margin a distance of 211.4 feet (record 210.0 feet) to the point of beginning.

Golden LivingCenter - Meadowood, 820 Golf Course Road, Bessemer, AL 35022-6024
A parcel of land in the Southeast quarter of the Northeast Quarter, the Northeast quarter of the Southeast quarter, and the Northwest quarter of the Southeast quarter, Section 19, Township 19 South, Range 4 West, and part of Lots 4 and 8, Block 4, N. H. Sewell’s Survey, as recorded in Map Book 10, Page 95, said land situated in the Bessemer Division of Jefferson County, Alabama, more particularly described as follows:
Begin at the Northwest corner of the Northeast quarter of the Southeast quarter, Section 19, Township 19 South, Range 4 West, Jefferson County, Alabama; thence travel east along the north boundary of said quarter-quarter a distance of 354.40 feet to the point of beginning; thence turn right an angle of 135 degrees 53 minutes to the right and travel southwesterly a distance of 589.53 feet to a point; thence turn right an angle of 85 degrees 32 minutes and travel northwesterly a distance of 200.92 feet to a point; thence turn right an angle of 90 degrees 00 minutes and travel northeasterly a distance of 588.0 feet to a point; thence turn right an angle of 90 degrees 00 minutes and travel southeasterly a distance of 243.58 feet to the point of beginning; being situated in Jefferson County, Alabama.
Mineral and mining rights except.
LESS AND EXCEPT THE FOLLOWING DESCRIBED PARCEL:
Begin at the Southwest corner of the Southeast quarter of the Northeast quarter of Section 19, Township 19 South, Range 4 West, Jefferson County, Alabama; thence travel easterly along the south boundary of said quarter-quarter 354.40 feet; thence turn left an angle of 138 degrees 35 minutes and travel northwesterly 193.58 feet for a point of beginning; thence continue along said course for 50 feet; thence turn left an angle of 90 degrees and travel southwesterly 108.90 feet; thence turn left an angle of 90 degrees and travel southeasterly 50 feet; thence turn left an angle of 90 degrees and travel northeasterly 108.90 feet to the point of beginning.
LESS AND EXCEPT any part of subject property lying within the public road.
The above described property is also known as the as-surveyed legal description as shown on the survey of Denham Land Surveyors, LLC, dated October 20, 2010, Project Number 10045-08, as follows:
A parcel of land in the Southeast quarter of the Northeast quarter; the Northeast quarter of the Southeast quarter and the Northwest quarter of the Southeast quarter of the Southeast quarter, Section 19, Township 19 South, Range 4 West and part of Lots 4 and 8, in Block 4, N.H. Sewell’s Survey, as recorded in Map Book 10, page 95, said land situated in the Bessemer Division of Jefferson County, Alabama, more particularly described as follows: Begin at the Northwest corner of the Northeast quarter of the Southeast quarter, Section 19, Township 19 South, Range 4 West, Jefferson County, Alabama; thence travel east along the north boundary of said quarter-quarter a distance of 354.40 feet to the Point of Beginning; thence South 45º53’00 West a distance of 589.53 feet; thence North 48º15’59” West a distance of 200.92 feet; thence North 41º44’01” East a distance of 479.10 feet; thence South 48º15’45” East a distance of 50.00 feet; thence North 41º44’01” East a distance of 108.90 feet; thence South 48º15’45” East a distance of 193.58 feet to the Point of Beginning, having an area of 125,236.1± square feet, (2.875± acres).

Golden LivingCenter - Riverchase, 2500 River Haven Drive, Birmingham, AL 35244
Parcel I:
A tract of land located in the Southeast quarter of the Southwest quarter of Section 18, Township 19 South, Range 2 West, Jefferson County, Alabama, being more particularly described as follows:
Commence at the Northwest corner of the Southeast quarter of the Southwest quarter of said Section; thence South 87 degrees 59 minutes 52 seconds East 622.50 feet to the Point of Beginning; thence South 87 degrees 59 minutes 52 seconds East 432.73 feet to an iron pin found; thence South 00 degrees 07 minutes 00 seconds East 451.86 feet to a point on the Northerly right of way of a road; thence 71 degrees 30 minutes 39 seconds right, tangent to a curve to the right; thence run along arc of said curve a distance of 171.88 feet, said curve having a central angle of 97 degrees 01 minutes 21 seconds and a radius of 1,402.39 feet; thence continue along said right of way South 78 degrees 34 minutes 00 seconds West 200.0 feet; thence North 23 degrees 01 minutes 26 seconds West 214.14 feet; thence North 2 degrees 00 minutes 08 seconds East 354.05 feet to the Point of Beginning.
Parcel II:
Non-exclusive access easement over the entrance road as set forth in Easement Agreement by and between Riverhaven, LLC and Beverly Enterprises-Alabama, Inc., dated February 17, 2006 and recorded in March 6, 2006 in Real Volume LR200604, Page 18677, more particularly described as follows:
Commence at the Northwest corner of the Southeast quarter of the Southwest quarter, Section 18, Township 19 South, Range 2 West, and run in an Easterly direction along the North line thereof for a distance of 622.30 feet; thence turn an interior angle to the left of 89 degrees 59 minutes 19 seconds and run in a Southerly direction for a distance of 354.22 feet; thence turn an interior angle to the right of 154 degrees 55 minutes 52 seconds and run in a Southeasterly direction for a distance of 25.83 feet to the Point of Beginning of a 40 foot Access Easement; thence continue along the last described course for a distance of 54.55 feet to a point on a non-tangent curve to the right, said curve having a radius of 100.00 feet, a central angle of 32 degrees 34 minutes 44 seconds a chord to the left of 104 degrees, 27 minutes 52 seconds and an angle of 56.10 feet; thence run along the arc of said curve for a distance of 56.86 feet; thence turn an interior angle to the left of 163 degrees 42 minutes 38 seconds from chord of said curve and run in a Southwesterly direction along a line tangent to said curve for a distance of 350.78 feet to a point on a tangent curve to the left, said curve having a radius of 30.00 feet, a chord length of 36.66 feet and a central angle of 75 degrees 19 minutes 20 seconds; thence run along the arc of said curve for a distance of 39.44 feet; thence leaving said curve run in a Southerly direction along a line tangent to said curve for a distance of 20.05 feet to a point on the Northern most Right of Way line of River Haven Drive; thence turn an interior angle to the left of 94 degrees 54 minutes 43 seconds and run in a Southwesterly direction along said Right of Way for a distance of 40.15 feet; thence leaving said Right of Way turn an interior angle to the left of 85 degrees 05 minutes 17 seconds and run in a Northerly direction for a distance of 23.49 feet to a point on a tangent curve to the right, said curve having a radius of 70.00 feet and a central angle of 75 degrees 19 minutes 20 seconds; thence run along the arc of said curve for a distance of 92.02 feet; thence run in a Northeasterly direction along a line tangent to said curve for a distance of 350.78 feet to a point on a tangent curve to the left, said curve having a radius of 60.00 feet and a central angle of 60 degrees 16 minutes 57 seconds; thence run along the arc of said curve for a distance of 62.13 feet to the Point of Beginning.
PARCEL III:
Sign easement as set forth in Easement Agreement by and between Riverhaven, LLC and Beverly Enterprises-Alabama, Inc., dated February 17, 2006 and recorded in March 6, 2006 in Real Volume LR200604, Page 18677, more particularly described as follows:
Commence at the Northwest corner of the Southeast Quarter of the Southwest Quarter, Section 18, Township 19 South, Range 2 West, and run in an Easterly direction along the North line thereof for a distance of 622.30 feet; thence turn an interior angle to the left of 89 degrees 59 minutes 19 seconds and run in a Southerly direction for a distance of 354.22 feet; thence turn an interior angle to the right of 154 degrees 55 minutes 52 seconds and run in a Southeasterly direction for a distance of 214.23 feet to a point on the Northernmost Right of Way of River Haven Drive; thence turn an interior angle to the left of 78 degrees 24 minutes 34 seconds and run in a Westerly direction along said right of way line for a distance of 388.00 feet to the Point of Beginning of a sign easement; thence continue along last described course for a distance of 61.50 feet; thence leaving said Right of Way turn an interior angle to the left of 85 degrees 05 minutes 25 seconds and run in a Northwesterly direction for a distance of 20.05 feet to the point on a tangent curve to the right, said curve having a radius of 30.00 feet and a central angle of 75 degrees 19 minutes 20 seconds; thence run along the arc of said curve for a distance of 39.44 feet; thence leaving said curve run in a Northeasterly direction along a line tangent to said curve for a distance of 32.02 feet; thence turn an interior angle to the left of 83 degrees 58 minutes 25 seconds and run in a Southeasterly direction for a distance of 52.52 feet to the Point of Beginning.
Situated in Jefferson County, Alabama.
The above described property is also known as the as-surveyed legal description as shown on the survey of Gonzalez – Strength & Associates, Inc., HUD Project Number 062-22054, as follows:
Parcel I:
A tract of land located in the Southeast quarter of the Southwest quarter of Section 18, Township 19 South, Range 2 West, Jefferson County, Alabama being more particularly described as follows:
Commence at the Northwest corner of the Southeast quarter of the Southwest quarter of said Section; thence run South 87 degrees 57 minutes 59 seconds East along the North line thereof for a distance of 622.30 feet to the POINT OF BEGINNING; thence continue South 87 degrees 57 minutes 59 seconds East 432.83 feet to an iron pin found; thence South 00 degrees 07 minutes 00 seconds East 451.94 feet to a point on the Northerly right of way of River Haven Drive (60’ R.O.W.), said point being on a curve turning to the left, said curve having a radius of 1402.39 feet, a central angle of 07 degrees 02 minutes 05 seconds, a chord bearing of South 75 degrees 04 minutes 37 seconds West, and a chord distance of 172.08 feet; thence run along the arc of said curve and along said right of way for a distance of 172.19 feet to the point of tangency of said curve; thence run South 78 degrees 35 minutes 39 seconds West along a line tangent to said curve and along said right of way for a distance of 200.00 feet; thence leaving said right of way run North 23 degrees 01 minutes 27 seconds West 214.23 feet; thence North 02 degrees 02 minutes 41 seconds East 354.22 feet to the POINT OF BEGINNING. Said parcel contains 218,003 square feet or 5.00 acres more or less.
40’ Drive Easement – Parcel II:
Non-exclusive access easement over the entrance road as set forth in Easement Agreement by and between Riverhaven, LLC and Beverly Enterprises – Alabama, Inc., dated February 17, 2006 in Real Volume LR200604, page 18677 more particularly described as follows:
Commence at the Northwest corner of the Southeast quarter of the Southwest quarter, Section 18, Township 19 South, Range 2 West and run in an Easterly direction along the North line thereof for a distance of 622.30; thence turn an interior angle to the left of 89 degrees 59 minutes 19 seconds and run in a Southerly direction for a distance of 354.22 feet; thence turn an interior angle to the right 154 degrees 55 minutes 52 seconds and run in a Southeasterly direction for a distance of 25.83 feet to the Point of Beginning of a 40 foot Access Easement; thence continue along the last described course for a distance of 54.55 feet to a point on a non-tangent curve to the right, said curve having a radius of 100.00 feet, a central angle of 32 degrees 34 minutes 44 seconds, a chord angle to the left of 104 degrees 27 minutes 52 seconds and a chord distance of 56.10 feet; thence run along the arc of said curve for a distance of 56.86 feet; thence turn an interior angle to the left of 163 degrees 42 minutes 38 seconds from chord of said curve and run in a Southwesterly direction along a line tangent to said curve for a distance of 350.78 feet to a point on a tangent curve to the left, said curve having a radius of 30.00 feet, a chord length of 36.66 feet and a central angle of 75 degrees 19 minutes 20 seconds; thence run along the arc of said curve for a distance of 39.44 feet; thence leaving said curve run in a Southerly direction along a line tangent to said curve for a distance of 20.05 feet to a point on the Northern most Right of Way line of River Haven Drive; thence turn an interior angle to the left of 94 degrees 54 minutes 43 seconds and run in a Southwesterly direction along said Right of Way for a distance of 40.15 feet; thence leaving said Right of Way turn an interior angle to the left of 85 degrees 05 ,omits 17 seconds and run in a Northerly direction fro a distance of 23.49 feet to a point on a tangent curve to the right, said curve having a radius of 70.00 feet and a central angle of 75 degrees 19 minutes 20 seconds; thence run along the arc of said curve for a distance of 92.02 feet; thence run in a Northeasterly direction along a line tangent to said curve for a distance of 350.78 feet to a point on a tangent curve to the left, said curve having a radius of 60.00 feet and a central angle of 60 degrees 16 minutes 57 seconds; thence run along the arc of said curve for a distance of 63.13 feet to the Point of Beginning.
Sign Easement – Parcel III:
Non-exclusive access easement over the entrance road as set forth in Easement Agreement by and between Riverhaven, LLC and Beverly Enterprises – Alabama, Inc., dated February 17, 2006 in Real Volume LR200604, page 18677 more particularly described as follows:
Commence at the Northwest corner of the Southeast quarter of the Southwest quarter, Section 18, Township 19 South, Range 2 West and run in an Easterly direction along the North line thereof for a distance of 622.30; thence turn an interior angle to the Left of 89 degrees 59 minutes 19 seconds and run in a Southerly direction for a distance of 354.22 feet; thence turn an interior angle to the right of 154 degrees 55 minutes 52 seconds and run in a Southeasterly direction for a distance of 214.23 feet to a point on the Northernmost Right of Way of River Haven Drive; thence turn an interior angle to the left of 78 degrees 24 minutes 34 seconds and run in a Westerly direction along said Right of Way line for a distance of 388.00 feet to the Point of Beginning of a sign easement; thence continue along last described course for a distance of 61.50 feet; thence leaving said Right of Way turn an interior angle to the left of 85 degrees 05 minutes 25 seconds and run in a Northwesterly direction for a distance of 20.05 feet to the point on a tangent curve to the right, said curve having a radius of 30.00 feet and a central angle of 75 degrees 19 minutes 20 seconds; thence run along the arc of said curve for a distance of 39.44 feet; thence leaving said curve run in a Northeasterly direction along a line tangent to said curve for a distance of 32.02 feet; thence turn an interior angle to the left of 83 degrees 58 minutes 25 seconds and run in a Southeasterly direction for a distance of 52.52 feet to the Point of Beginning.
Emergency Access Easement:
Commence at the Northwest corner of the Southeast quarter of the Southwest quarter of said Section; thence run South 87 degrees 57 minutes 59 seconds East 622.30 feet; thence run South 02 degrees 02 minutes 41 seconds West for a distance of 260.05 feet to the POINT OF BEGINNING of an Emergency Access Easement; thence run South 88 degrees 03 minutes 35 seconds East for a distance of 63.92 feet; thence run South 04 degrees 04 minutes 56 seconds West for a distance of 214.76 feet; thence run North 23 degrees 01 minutes 27 seconds West for a distance of 132.85 feet; thence run North 02 degrees 02 minutes 41 seconds East for a distance of 94.17 feet to the Point of Beginning.

Golden LivingCenter - Boaz, 600 Corley Avenue, Boaz, AL 35957-5952
All that tract or parcel of land lying in and being a portion of the Southwest Quarter of Section 30, Township 9 South, Range 5 East, Boaz, Marshall County, Alabama, and being more particularly described as follows: To establish the true point of beginning, commence at the Southwest corner of Section 30, Township 9 South, Range 5 East in Marshall County, Alabama, and run in an easterly direction along the South line of said Section 30 a distance of 2,671.4 feet to the Southeast corner of the Southeast Quarter of the Southwest Quarter of Section 30, Township 9 South, Range 5 East; thence deflect to the left 89 degrees 04 minutes and run in a Northerly direction along the East line of the Southwest Quarter of Section 30 a distance of 974.3 feet to a point; thence deflect to the left 90 degrees 56 minutes and run in a Westerly direction a distance of 1,337.7 feet to a point; thence deflect to the right 90 degrees 56 minutes and run in a Northerly direction, parallel to the said East line of the Southwest Quarter a distance of 506.6 feet to a point on the South line of the Boaz-Albertville Hospital property (said point being 383.55 feet measured along said South line from the Westerly right of way line of U.S. Highway 431); thence deflect to the left 92 degrees 34 minutes and run along the said South line of the Boaz-Albertville Hospital property a distance of 186.55 feet to the true point of beginning of the herein described property; from said true point of beginning, deflect to the right 89 degrees 42 minutes and run North 1 degree 32 minutes West along the West line of said Boaz-Albertville Hospital property a distance of 193.46 feet (192.69 meas. feet) to a point; thence deflect to the left so as to form an interior angle of 92 degrees 02 minutes and run in a Westerly direction a distance of 326.3 feet to a point; thence deflect to the left so as to form an interior angle of 87 degrees 38 minutes and run in a Southerly direction a distance of 394.65 feet (393.85 meas. feet) to a point on the North side of Corley Avenue (a 40-foot right-of-way); thence deflect to the left so as to form an interior angle of 93 degrees 10 minutes and run along the said North right-of-way line of Corley Avenue a distance of 324.2 feet to a point; thence deflect to the left so as to form an interior angle of 87 degrees 10 minutes and run in a Northerly direction a distance of 205.6 feet to the true point of beginning.

Golden LivingCenter - Foley, 1701 North Alston Street, Foley, AL 36535-2246
Lots 1 through 60, inclusive, Block E, in the Wilson Addition to the Town of Foley, According to the Plat thereof recorded in Map Book 3, Pages 6 and 7, in the Judge of Probate’s Office, Baldwin County, Alabama. Less and except a 7 foot, more or less, strip of land presently in use for Peachtree Avenue more particularly described as follows: Beginning at an iron pin being the Southwest corner of Peachtree Avenue and Alston Street in the Town of Foley, Alabama, run S 0 degrees 15 minutes W, along the West right of way line of Alston Street, a distance of 742.52 feet to an “x” marked in concrete at the intersection of the West right of way line of Alston Street and the North right of way line of Wilson Boulevard; thence run S 90 degrees 57 minutes 36 seconds W, along said North right of way line a distance of 285.89 feet to an iron pin at the intersection of said North right of way line and the East right of way line of Sinclair Street; thence run N 00 degrees 14 minutes 53 seconds East along said East right of way line a distance of 743.34 feet to an iron pin at the intersection of said East right of way line and the South right of way line of Peachtree Avenue; thence run South 89 degrees 52 minutes 31 seconds E, along said South right of way line a distance of 284.91 feet to the point of beginning.

Golden LivingCenter - Hueytown, 190 Brooklane Drive, Hueytown, AL 35023
Lots 1 thru 12, in Block 2, also the vacated alley lying between Lots 6 and 7, in Block 2, according to the Map of W.D. Bush Addition to Industrial City, as recorded in Map Book 3, Page 51, in the Office of the Judge of Probate of Jefferson County, Alabama, Bessemer Division.
Golden LivingCenter - Lanett, 702 South 13th Street, Lanett, AL 36863
Lots 1, 2, 3, 4, 5, 14, and 15, in Block “A” of the First Addition to J. N. Barrow Subdivision as shown on Subdivision Plat prepared by Grady A. Fuller, dated April 22, 1969, and recorded in Map Book 4, Page 134, in the Office of the Probate Judge of Chambers County, Alabama. Said property is more particularly described as follows: BEGIN at an iron pin located at the intersection of the North Section line of Section 35, Township 22 North, Range 28 East, Chambers County, Alabama, and the West margin of South 8th Avenue in the City of Lanett, Alabama; thence Southwesterly along the West margin of South 8th Avenue for 1093.4 feet to an iron pin for a corner; thence South 80 degrees 27 minutes East for 50 feet across South 8th Avenue to the point of intersection of the East margin of South 8th Avenue and the North margin of 13th Street South; thence continue South 80 degrees 27 minutes East along the North margin of 13th Street South for 810.0 feet to an iron pin for a corner and the starting point of the parcel herein described, said point being the Southwest corner of Lot 5, Block “A” of the First Addition to the J. N. Barrow Subdivision. FROM THIS POINT OF BEGINNING, continue South 80 degrees 27 minutes East along the North margin of 13th Street South for 300 feet to a point for a corner; thence in a Northeasterly direction along a curve to the left connecting 13th Street and South 5th Avenue, said curve having a radius of 37.3 feet, a tangent of 34.4 feet and a length of curve 55.57 feet to a point for a corner located on the West margin of South 5th Avenue; thence North 14 degrees 11 minutes East for 195.6 feet to a point; thence along a curve to the left, said curve having a radius of 121.69 feet, and a length of curve of 39.64 feet to an iron pin for a point; thence North 04 degrees 29 minutes West for 100 feet to an iron pin for a corner; thence along a curve to the left, said curve having a radius of 45.52 feet, a tangent of 35.55 feet and a length of curve of 60.35 feet, to an iron pin for a point located on the South margin of 12th Street South; thence North 80 degrees 27 minutes West for 281.45 feet to the Northwest corner of Lot 14, Block “A” of said subdivision for a corner; thence South 09 degrees 33 minutes West for 400 feet along the West margin of Lots 14 and 5 to the original beginning point located on the North margin of 13th Street South.
The above described property is located in the City of Lanett, in Chambers County, Alabama.

Golden LivingCenter - Montgomery, 2020 North Country Club Drive, Montgomery, AL 36106
PARCEL 1
Begin at an iron pin located at the intersection of the South Rights of way (50’) of Sixth Street and the West Rights of Way of (53’) of Country Club Drive, Montgomery County, Alabama; thence along said West rights of way S 03 degrees 00 minutes 33 seconds East 372.80 feet to an iron pin located at the beginning of a curve; thence Southwesterly along said curve (Chord bearding South 06 degrees 54 minutes 31 seconds West chord distance 35.37 feet Radius 76.50 feet) to an iron pin and end of curve; thence continue along said West Rights of Way South 23 degrees 50 minutes 51 seconds West 262.70 feet to an iron pin and beginning of a rights of way jog; thence go along said jog North 65 degrees 55 minutes 21 seconds West 3.00 feet to an iron pin and end of jog; thence continue along said West Rights of Way South 24 degrees 07 minutes 36 seconds West 193.92 feet to an iron pin; thence South 29 degrees 28 minutes 43 seconds West 15.83 feet to an iron pin; thence leaving said West Rights of Way North 66 degrees 11 minutes 09 seconds West 198.15 feet to an iron pin; thence North 59 degrees 34 minutes 24 seconds West 140.23 feet to an iron pin; thence North 67 degrees 40 minutes 34 seconds West 60.33 feet to an iron pin; thence North 03 degrees 13 minutes 31 seconds West 450.69 feet to an iron pin; thence North 87 degrees 07 minutes 33 seconds East 36.02 feet to an iron pin; thence North 02 degrees 53 minutes 20 seconds West 58.17 feet to an iron pin; thence North 03 degrees 14 minutes 46 seconds West 125.15 feet to an iron pin located on the South Rights of Way (50’) of Sixth Street; thence along said South Rights of Way North 86 degrees 58 minutes 00 seconds East 538.51 feet to the point of beginning.
Above described parcel if and is intended to be Lot “DD” according to Subdivision of Lot X of Correction Map of Resubdivision of Lot A of the Tyson Property on Carter Hill Road and Additional Property of the Southwest being in the NE ¼ of Section 20 and the SE ¼ of Section 17, T- 16-N, R- 18-E, Montgomery, Alabama, as recorded in Plat Book 22 at Page 295 in the Office of the Judge of Probate, Montgomery County, Alabama.
PARCEL 2
Commence at an iron pin located on the South Rights of Way (50’) of Sixth Street and the West Rights of Way (53’) of Country Club Drive; thence North 86 degrees 23 minutes 57 seconds East 44.00 feet to a point located in the Rights of Way of Country Club Drive and the point of beginning for the herein described parcel of land; thence continue North 86 degrees 23 minutes 57 seconds East 7.00 feet to an iron pin; thence South 03 degrees 36 minutes 03 seconds East 363.00 feet to a point; thence South 66 degrees 40 minutes 03 seconds East 15.80 feet to a point; thence South 23 degrees 24 minutes 57 seconds West 330.00 feet to a point; thence North 66 degrees 35 minutes 03 seconds West 3.00 feet to a point; thence North 23 degrees 24 minutes 57 seconds East 262.75 feet to a point; thence North 09 degrees 54 minutes 27 seconds East 58.89 feet to a point; thence North 03 degrees 51 minutes 03 seconds West 371.45 feet to the point of beginning.
Above described parcel is and is intended to be a part of the West side of Lot “FF” and a part of the West side of Lot “EE” and a part of the East Rights of Way of Country Club Drive according to Subdivision of Lot X of Correction Map of Resubdivision of Lot A of the Tyson Property on Carter Hill Road and Addition Property on the Southwest being in the NE ¼ of Section 20, and the SE ¼ of Section 17, T- 16-N, Range 18 E, Montgomery, Alabama, as recorded in Plat Book 22 at Page 295 in the Office of the Judge of Probate , Montgomery County, Alabama.

Golden LivingCenter - Oneonta, 215 Valley Road, Oneonta, AL 35121
A part of the NE ¼ of the NE ¼ of Section 31, Township 12 South, Range 2 East, Blount County, Alabama, more particularly described as follows: From the NE corner of said NE ¼ of the NE ¼; thence South 0 degrees 31’ West 400.53 feet; thence South 54 degrees 19’ West, 635.1 feet to the NW right of way line of Alabama Highway No. 132 and the Point of Beginning; thence continue S 54 degrees 19’ W along said right of way line; 553.9 feet; thence N 35 degrees 35’ W, 214.46 feet; thence N 41 degrees 49’ East, 31.40 feet; thence North 56 degrees 35’ West, 144.64 feet to the SE right of way of Alabama Highway No. 75; thence North 33 degrees 09’ East,587.25 feet along said ROW; thence South 52 degrees 04 minutes 25 seconds East, 171.99 feet; thence South 32 degrees 37’ 30” East, 404 feet to the Point of Beginning.
The above described property is also known as the as-surveyed legal description as shown on the survey of Frank Hollis & Associates, Inc., HUD Project Number 062-22053, as follows:
A part of the NE ¼ of the NE ¼ of Section 31, Township 12 South, Range 2 East, Blount County, Alabama more particularly described as follows: Commence at the Northeast corner of said NE ¼ of the NE ¼; thence S 00º31’00” W 400.53 feet along the Section line to a point on the northwesterly right of way line of Alabama Highway No. 132; thence along said right of way line S 54º19’00” W 635.10 feet to the Point of Beginning; thence continue along said right of way line S 54º19’00” W 554.04 feet; thence N 35º35’00” W 214.46 feet; thence N 41º49’00” E 31.40 feet; thence N 56º35’00” W 144.64 feet to a point on the southerly right of way line of Alabama Highway No. 75; thence along said right of way line N 33º09’00” E 587.25 feet; thence S 52º04’25” E 171.99 feet; thence S 32º37’30” E 404.00 feet to the Point of Beginning. Containing 6.07 acres more or less.

Golden LivingCenter - Oxford, 1130 South Hale Street, Oxford, AL 36203-2444
All that tract or parcel of land lying and being in Calhoun County, Alabama, and being more particularly described as follows:
(a)    Beginning at the Southwest corner of the intersection of Hale Street and Morton Street, thence South 87 degrees 49 minutes West along the South right of way line of Morton Street 295 feet; thence South 2 degrees, 50 minutes East 415 feet; thence North 89 degrees 47 minutes East 236 feet (Measures North 87 degrees, 52 minutes East 237.57 feet) to the West right of way of Hale Street; thence North 19 degrees 31 minutes East along the West right of way of Hale Street 165 feet (Measures North 20 degrees 12 minutes 03 seconds East, 168.35 feet); thence North 4 degrees 22 minutes West along the West right of way of Hale Street 259.20 feet (Measures North 4 degrees 41 minutes 48 seconds West along the right of way of Hale Street, 259.76 feet) to the point of beginning. Situated, lying and being in the City of Oxford, Calhoun County, Alabama.
(b)     Beginning at a point on the present Northwest right of way line Project F-272(2) that is 180 feet Northwesterly of and at right angles to the center line of said Project at Station 1018+45; thence Northeasterly along said present Northwest right of way line a distance of 150 feet, more or less, to a point that is approximately 156 feet Northwesterly of and at right angles to the centerline of said Project at Station 1020+00; thence Southeasterly along a straight line a distance of 31 feet, more or less, to a point that is 125 feet Northwesterly of and at right angles to the center line of said Project at Station 1020+00; thence Southwesterly along a straight line a distance of 315 feet, more or less, to a point where the present Northwest right of way line of said project intersects the South property line; thence Northeasterly along said present Northwest right of way line a distance of 165 feet, more or less, to the point of beginning.
(c)    Part of Lots #7-8, Block #B, as shown on the map of Higginbotham-Wilkins Addition to Oxford, Alabama, recorded in the Office of the Probate Judge of Calhoun County, Alabama, in Plat Book G, Page No. 29, and being more particularly described as follows: Beginning at the Southwest corner of said Lot #8; thence North along the West line of said Lot #8 155 feet to the Northwest corner thereof; thence East along the North lines of said Lots No. 8 & 7- 118 feet (Measures 117.11) to the Westerly side of Highway No. F-272(4); thence Southwesterly along the West side of said Highway 166.8 feet (Measures 167.06) to the North side of Nina Street; thence West along the North side of Nina Street 55 feet (measures 52.26) to the point of beginning, Situated at 304 Nina Street, Oxford, Alabama.
(d)    Lot 9, Block #B, Nina Street, Higginbotham-Wilkins Addition to Oxford, Alabama, same being that certain part of Lot No. 4 of Gunnello Estate in the Northeast One-Quarter of the Southeast One-Quarter of Section 30, Township 16, Range 8, as recorded in Plat Book G, Page 29, Calhoun County, Alabama, situated in Calhoun County, Alabama.
The above described property is collectively described as follows:
Begin at the intersection of the South right of way line of Morton Street and the West right of way line of Hale Street; thence run South 87 degrees 49 minutes West along the South right of way line of Morton Street for a distance of 295.00 feet; thence run South 2 degrees 50 minutes East along the East line of Deason Sarvella Subdivision for a distance of 415.00 feet; thence run North 87 degrees 52 minutes East for a distance of 60.46 feet; thence run South 2 degrees 37 minutes 41 seconds East for a distance of 155.28 feet to a point on the North right of way line of Nina Street; thence run North 87 degrees 40 minutes 49 seconds East along the North right of way line of Nina Street for a distance of 60.03 feet thence run North 87 degrees 15 minutes 48 seconds East along the North right of way line of Nina Street for a distance of 52.26 feet; thence run North 20 degrees 12 minutes 03 seconds East along the Northwest right of way line of Alabama Highway No. 21 for a distance of 167.06 feet; thence run North 33 degrees 08 minutes 17 seconds East along the Northwest right of way line of Alabama Highway No. 21 for a distance of 319.37 feet; thence run North 64 degrees 16 minutes 43 seconds West for a distance of 40.61 feet; thence run South 32 degrees 09 minutes 07 seconds West for a distance of 150.07 feet; thence run North 4 degrees 41 minutes 48 seconds West along the West right of way line of Hale Street for a distance of 259.76 feet to the point of beginning.

Golden LivingCenter - Pell City, 510 Wolf Creek Road North, Pell City, AL 35125-2477
PARCEL I
Beginning at an iron corner which is the Northwest corner of the intersection of the right of way lines of Fifth Avenue and the Wolf Creek Road in the Eden Section of the Town of Pell City, Alabama; thence continue north 30 degrees 00 minutes east along the west right of way line of the Wolf Creek Road for a distance of 46.0 feet; thence continue south 59 degrees 10 minutes east for a distance of 40.0 feet to the east right of way line of the Wolf Creek Road which is the point of beginning for the herein described tract; thence continue north 30 degrees 00 minutes east along the east right of way of the Wolf Creek Road for a distance of 336.0 feet to a stake; thence continue south 50 degrees 44 minutes east for a distance of 254.2 feet to a stake; thence continue north 64 degrees 15 minutes east for a distance of 90 feet to a stake; thence continue north 83 degrees 45 minutes east for a distance of 95.0 feet to a stake; thence continue south 85 degrees 45 minutes east for a distance of 100.0 feet to a stake; thence continue south 82 degrees 45 minutes east for a distance of 235.0 feet to a stake; thence continue south 34 degrees 15 minutes west for a distance of 535.0 feet to a stake; thence continue north 18 degrees 15 minutes west for a distance of 197.0 feet to a stake; thence continue north 87 degrees 45 minutes west for a distance of 58.0 feet to a stake; thence continue south 50 degrees 15 minutes west for a distance of 68.0 feet to a stake; thence continue north 82 degrees 45 minutes west for a distance of 25.0 feet to a stake; thence continue south 27 degrees 15 minutes west for a distance of 144.0 feet to a stake on the north right of way line of Fifth Avenue; thence continue north 59 degrees 10 minutes west along the north right of way line of Fifth Avenue for a distance of 204.0 feet to a stake; thence continue north 30 degrees 00 minutes east for a distance 138.0 feet to a stake; thence continue north 56 degrees 54 minutes west for a distance of 136.9 feet to a stake; thence continue south 80 degrees 00 minutes west for a distance of 83.0 feet to the point of beginning. All of the above described tract lying in and being a portion of the Northeast 1/4 of the Southeast 1/4, Section 34, Township 16 South, Range 3 East, situated in St. Clair County, Alabama and lying within the city limits of Pell City, Alabama.
LESS AND EXCEPT: A parcel of property described as follows: from the northeast corner of 5th Avenue North and Wolf Creek Road North run north 30 degrees 00 minutes east along southeasterly right of way boundary of said Wolf Creek Road 89.0 feet to point of beginning of land herein described; thence continue north 30 degrees 00 minutes east along said southeasterly right of way boundary of said Wolf Creek Road 62.8 feet; thence south 59 degrees 51 minutes east 290.60 feet; thence south 42 degrees 16 minutes west 158.38 feet to northeasterly right of way boundary of said 5th Avenue North; thence north 59 degrees 10 minutes west along northeasterly right of way boundary of said 5th Avenue North 57.0 feet; thence north 30 degrees 00 minutes east 138.0 feet; thence north 56 degrees 54 minutes west 136.9 feet; thence south 80 degrees 00 minutes west 83.0 feet to point of beginning located in the NE 1/4 of SE 1/4 of Section 34, Township 16 South, Range 3 East in the Eden Section of Pell City, St. Clair County, Alabama.
LESS AND EXCEPT: From the NE corner of 5th Avenue North and Wolf Creek Road north run south 59 degrees 10 minutes east along the northeasterly right of way boundary of said 5th Avenue north 257.0 feet to point of beginning of land herein described; thence north 42 degrees 16 minutes east 200.0 feet; thence north 3 degrees 39 minutes east 100.0 feet; thence north 13 degrees 33 minutes west 100.0 feet; thence north 58 degrees 04 minutes west 46.0 feet; north 36 degrees 49 seconds east 47.0 feet: thence south 50 degrees 44 minutes east 107.2 feet; thence north 64 degrees 15 minutes east 90.0 feet; thence north 83 degrees 45 minutes east 95.0 feet; thence south 85 degrees 45 minutes east 100.0 feet; thence south 82 degrees 45 minutes east 235.0 feet; thence south 34 degrees 15 minutes west 535.0 feet; thence north 18 degrees 15 minutes west 197.0 feet; thence north 87 degrees 45 minutes west 58.0 feet; thence south 50 degrees 15 minutes west 68.0 feet; thence north 82 degrees 45 minutes west 25.0 feet; thence south 27 degrees 15 minutes west 144.0 feet to northeasterly right of way boundary of said 5th Avenue North; thence follow said northeasterly right of way boundary of said 5th Avenue North, north 59 degrees 10 minutes west 150.8 feet to point of beginning; being a part of the NE 1/4 of SE 1/4 of Section 34, Township 16 South, Range 3 East, in the Eden Section of Pell City, St. Clair County, Alabama.
PARCEL II
A parcel of property described as follows: from the Northeast corner of 5th Avenue North and Wolf Creek Road North, the point of beginning of land herein described, run north 30 degrees 00 minutes east along southeasterly right of way boundary of said Wolf Creek Road north 89.0 feet; thence north 80 degrees 00 minutes east 83.0 feet; thence south 56 degrees 54 minutes east 136.9 feet; thence south 30 degrees 00 minutes west 138.0 feet to northeasterly right of way boundary of said 5th Avenue North; thence north 59 degrees 10 minutes west along said right of way boundary of 5th Avenue North 200.0 feet to point of beginning; being a part of the NE 1/4 of SE 1/4 of Section 34, Township 16 South, Range 3 East, in the Eden Section in Pell City, St. Clair County, Alabama.
PARCEL Ill
A parcel of property described as follows: from the northeast corner of 5th Avenue North and Wolf Creek Rood North run north 30 degrees 00 minutes east along southeasterly right of way boundary of said Wolf Creek Road 89.0 feet to point of beginning of land herein described; thence continue north 30 degrees 00 minutes east along said southeasterly right of way boundary of said Wolf Creek Road 62.8 feet; thence south 59 degrees 51 minutes east 290.60 feet; thence south 42 degrees 16 minutes west 158.38 feet to northeasterly right of way boundary of said 5th Avenue North; thence north 59 degrees 10 minutes west along northeasterly right of way boundary of said 5th Avenue North 57.0 feet; thence north 30 degrees 00 minutes east 138.0 feet; thence north 56 degrees 54 minutes west 136.9 feet; thence south 80 degrees 00 minutes west 83.0 feet to point of beginning located in the NE 1/4 of SE 1/4 of Section 34, Township 16 South, Range 3 East in the Eden Section of Pell City, St. Clair County, Alabama.
Golden LivingCenter - Winfield, 144 County Highway 14, Winfield, AL 35594
TRACT I:
Block “B” in the McDonald Addition to the City of Winfield, Alabama and recorded in Probate Records of Marion County, Alabama, in Plat Book No. 1, on Pages No. 32 and 33 on the 12th day of July, 1957, the above said addition being situated in the NE 1/4 of SW 1/4 of Section 8, Township 13 South, Range 12 West. LESS AND EXCEPT THE FOLLOWING PARCEL OF LAND: A triangular tract of land off of Lot 1, 7, 8, 10 and 11 of Block “B” of the McDonald Addition to the town of Winfield, as recorded in the Judge of Probate’s Office in Book 82, Page 689, more particularly described as: Beginning at the Northwest corner of Lot 1; thence North 88 degrees 00 minutes East and along the North side of said lot to the Northeast corner of Lot 11; thence South and along the East side of Lot 11 a distance of 16 feet; thence South 85 degrees 00 minutes East a distance of 508 feet; thence Southwesterly a distance of 35 feet to the West side of Lot 1; thence Northerly and along the West side of Lot 1 a distance of 70 feet to the point of beginning, as described in Right of Way deed for public road recorded in Book 122, Page 221.
ALSO DESCRIBED AS FOLLOWS: That part of Block “B” in McDonald Addition to the City of Winfield, Alabama, and recorded in Probate records of Marion County, Alabama, in Plat Book No. 1 on Pages 32 and 33 on the 12th day of July, 1957, the above said Addition being situated in the NE ¼ of the SW ¼ of Section 8, Township 13 South, Range 12 West, described as follows: Commence at the Southwest corner of said Block “B” for a point of beginning, thence N 24 degrees 04 minutes 49 seconds W, along the West line of Block “B” and the East right of way of North Main Street, 230.00 feet to an iron pin set at the intersection of the South right of way of County Highway 14; thence N 46 degrees 42 minutes 43 seconds E, along the South right of way of County Highway 14, 33.77 feet to an iron pin set; thence North 85 degrees 00 minutes 00 seconds E, along said right of way, 508.00 feet to an iron pin set on the East line of Block “B”, thence South 2 degrees 53 minutes 43 seconds East along the East line of Block “B” and the West right of way of a paved city street, 80.00 feet to an iron pin set at the Southeast corner of Block “B”, thence S 65 degrees 51 minutes 57 seconds W, along the South line of said Block “B” and the North right of way of Etta Street, 488.07 feet to the point of beginning.
TRACT II:
Lot No. 2 and that part of Lots No. 3 and 4 of Block “D” of the McDonald Addition to the Town of Winfield, Alabama, as recorded in the Office of the Judge of Probate of Marion County, Alabama, in Map Cabinet 1 on Slide 4, described as follows: Commence at the Southeast corner of Lot No. 3 of said Block D” for a point of beginning; thence S 89 degrees 37 minutes 34 seconds W, along the South line of Lot 3, 80.00 feet to an iron pin; thence N 0 degrees 30 minutes 00 seconds W 30.00 feet to an iron pin; thence N 89 degrees 37 minutes 34 seconds East 42.00 feet to an iron pin; thence North 0 degrees 30 minutes 00 seconds West 30.00 feet to an iron pin on the South line of said Lot 4; thence, along said South line, S 89 degrees 37 minutes 34 seconds W 122.00 feet to an iron pin at the Southwest corner of said Lot No. 4; thence N 0 degrees 30 minutes 00 seconds West along the East right of way of Perry Street, 50.00 feet to an iron pin; thence N 89 degrees 37 minutes 34 seconds E 160.00 feet to an iron pin on the East line of said Lot 4; thence S 0 degrees 30 minutes 00 seconds E, along the East lines of Lots 3 and No. 4, 110.00 feet to the point of beginning.
TRACT III:
All those portions of Block B of the McDonald Addition to the Town of Winfield, as recorded in Map Book 1, on Pages 32 and 33 in the Office of the Judge of Probate of Marion County, Alabama, on which Winfield Nursing Home, Inc., its predecessors, agents and officers have constructed improvements which lands are a portion of the lands conveyed by Winfield Hospital, Inc. to Marion County by right of way deed which is recorded in Deed Book 122, Page 221 for use as a nursing home or other health facility and uses incidental thereto during the term of thirty (30) years beginning on the 1st day of March, 2006, and ending on the 28th day of February 2036.
Being the same land demised by that certain Lease Agreement by and between the County Commission of Marion County, Alabama, and Beverly Enterprises-Alabama, Inc., d/b/a Beverly Healthcare-Winfield, dated March 13, 2006 and filed April 12, 2006 in Volume 543, Page 205; and Assignment and Assumption of Lease Agreement by and between Beverly Enterprise-Alabama, Inc. d/b/a Beverly Healthcare-Winfield, as assignor, and CPH Winfield LLC, as assignee, filed April 12, 2006 in Volume 543, Page 211, in the Probate Office of Marion County, Alabama.

Golden LivingCenter - Amory, 1215 Earl Frye Drive, Amory, MS 38821
Beginning at the Southwest Quarter of Section 31, Township 12 South, Range 18 West, Monroe County, Mississippi, and run thence East along the South boundary of said Section 31 for 59 feet to an iron pin on the East right of way of existing Boulevard Drive for the point of beginning, run thence East along the said section line 443 feet to an iron pin, run thence North parallel with Boulevard Drive 410 feet to an iron pin; run thence West parallel with South boundary line of said Section 31 for 443 feet to an iron pin on the East right of way of Boulevard; run thence South along the East right of way of said Boulevard Drive 410 feet to the point of beginning, all lying in the Southwest Quarter of Section 31, Township 12 South, Range 18 West, City of Amory, Monroe County, Mississippi.
Also a perpetual easement and right of way for road purposes on, over and across the following described property: Commencing at the Southwest corner of Section 31, Township 12 South, Range 18 West, Monroe County, Mississippi; thence run East for 378 feet to the point of beginning; thence run East for 51.8 to a point; thence run South 12 degrees 25 minutes West for 157.4 feet to a point; thence run North 70 degrees 13 minutes west for 50.4 feet to a point; thence run North 12 degrees 25 minutes East for 137.8 feet to the point of beginning
The above described property is also known as the as-surveyed legal description as shown on the survey of Barge Waggoner Sumner & Cannon, Inc., Job No. 065-22041, as follows:
A tract of land located in the southwest quarter of Section 31, Township 12 South, Range 18 West in Monroe County, Mississippi being the GPH Amory LLC property as recorded in Instrument Number 20062551 in the Chancery Clerk’s Office in Monroe County, Mississippi and being more particularly described as follows:
Commencing at the southwest corner of said Section 31; thence North 88 degrees 42 minutes 10 seconds East along the south line of said Section 31 a distance of 59.00 feet to a found iron pin in the east line of Earl Fry Boulevard (60’ ROW) being the POINT OF BEGINNING; thence North 00 degrees 00 minutes 00 seconds East along said east line a distance of 410.00 feet to a found iron pin being the southwest corner of the Dan West property as recorded in Book 2003, Page 8539 in said Chancery Clerk’s Office; thence North 88 degrees 42 minutes 10 seconds East along the south line of said West property a distance of 443.00 feet to a found iron pin in the west line of the Hollis Family Limited Partnership property as recorded in Book 420, Page 33 in said Chancery Clerk’s Office; thence South 00 degrees 00 minutes 00 seconds East along said west line a distance of 410.00 feet to a found iron pin in the south line of said Section 31 being in the north line of the Charles Kennedy Parchman property as recorded in Book 446, Page 664 in said Chancery Clerk’s Office; thence South 88 degrees 42 minutes 10 seconds West along said north line and along the north line and along the north line of the F.B. Jones et ux property as recorded in Book 451, Page 395 in said Chancery Clerk’s Office a distance of 443.00 fee to the POINT OF BEGINNING and containing 181,583 square feet of 4,169 acres of land, more or less.
Also, a perpetual easement and right-of-way for road purposes on, over and across the following described property: Commencing at the southwest corner of said Section 31; thence North 88 degrees 42 minutes 10 Seconds East along the south line of said Section 31 a distance of 378.00 feet to the POINT OF BEGINNING; thence North 88 degrees 42 minutes 10 seconds East along said south line a distance of 51.20 feet to a point; thence South 11 degrees 07 minutes 10 seconds a distance of 157.40 feet to a point; thence North 71 degrees 39 minutes 26 seconds West a distance of 50.40 feet to a point; thence North 11 degrees 07 minutes 10 seconds East a distance of 140.05 feet to the POINT OF BEGINNING.

Golden LivingCenter - Batesville, 154 Woodland Road, Batesville, MS 38606-7300
Tract I:
Laud lying and being in the City of Batesville; Second Judicial District of Panola County, Mississippi, and :further described as: That fractional part of the Northwest Quarter of Section 15, Township 9 South, Range 7 West, in the City of Batesville, Mississippi. more particularly described as: Beginning at the point that is 609.5 feet South of and 513.6 feet East of the Northwest corner of the said Section 15, running North 89 degrees 53 minutes East for a distance of 420 feet; thence South 0 degrees 07 minutes East for a distance of 210 feet; thence South 89 degrees 53 minutes West fur a distance of 420 feet; thence North 0 degrees 07 minutes West fur a distance of 210 feet to the point of beginning. LESS AND EXCEPT: a strip measuring 20 feet North and South and 150 feet East and West, said strip lying situate in the Southwest corner of the above described premises.
Tract II:
A part of the Northwest Quarter of section 15, Township 9 South, Range 7 West, City of Batesville, in second judicial District of Panola County, Mississippi, and being particularly described as: Beginning at a point in the East right of way line or a public road known as "The Hospital Road'' The said point of beginning being 790.00 feet South from the center line of Mississippi Highway No. 6 and 40.00 feet East from the ceuter line of the Hospital Road; run thence South 0 degrees 17 minutes West along the East right of way line of the said Hospital Road a distance of l20.00 feet; thence North 89 degrees 53 minutes East of a distance 471.46 feet; thence North 0 degrees 07 minutes West a distance of 112.97 feet; thence South 01 degrees 55 minutes East a distance of 31.00 feet; thence South 49 degrees 14 minutes West a distance of 410.60 feet; thence South 89 degrees 53 minutes West a distance of 47.10 feet to the point of beginning.
The above described property is also known as the as-surveyed legal description as shown on the survey of Barge Waggoner Sumner & Cannon, Inc., Job No. 065-22095, as follows:
A tract of &and located in the northwest quarter of Section 15, Township 9 South, Range 7 West in Panola County, Mississippi being the GPH Batesville LLC property as recorded in Book 2006, Page 1169 in the Chancery Clerk's Office in Panola County, Mississippi and being more particularly described as follows:
BEGINNING at a point in the east line of Woodland Road (80' R.O.W.) being 790.00 feet south of the centerline of Mississippi Highway No. 6, said point being the southwest corner of the Dr. Andy Garrott property as recorded in book H-9, Page 560; thence North 89 degrees 53 minutes 07 seconds East along the south line of said Garrott property a distance of 47.10 feet to a point; thence North 49 degrees 14 minutes 00 seconds East along said south line a distance of 410.60 feet to a point; thence North 01 degrees 55 minutes 00 seconds West along said south line a distance of 31.00 feet to a point; thence North 89 degrees 53 minutes 00 seconds East along said south line a distance of 112.97 feet to a point in the west line of the JIJI, Inc. property as recorded in Book 2007, Page 717; thence South 00 degrees 07 minutes 00 seconds East along said west line a distance of 88.57 feet to a point being the southwest corner of said JIJI property; thence North 89 degrees 53 minutes 00 seconds East along the south line of said JIJI property and the south line of the First Security Bank property as recorded in Book E-5, Page 271 a distance of 420.00 feet to a point in the west line of the Frank West property as recorded in Book X-8, Page 5; thence South 00 degrees 07 minutes 00 seconds East along said west line a distance of 210.00 feet to a point in the north line of the John Fowler property as recorded in Book 2007, Page 426; thence South 89 degrees 53 minutes 00 seconds West along the north tine of said Fowler property a distance of 270.00 feet to a point; thence North 00 degrees 07 minutes 00 seconds West a distance of 20.00 feet to a point; thence South 89 degrees 53 minutes 00 seconds West a distance of 150.00 feet to a point; thence South 00 degrees 07 minutes 00 seconds East and along the west line of said Fowler property a distance of 139.89 feet to a point being the corner of the Carol B. Ingram et al property as recorded in Book P-8, Page 617; thence South 89 degrees 53 minutes 00 seconds West along the north line of aid Ingram property a distance of 471.46 feet to a point in the east line of said Woodland Road; thence North 00 degrees 17 minutes 00 seconds East along said east line a distance of 120.00 feet to the POINT OF BEGINNING and containing 216,.828 square feet or 4.978 acres of land, more or less.

Golden LivingCenter - Brook Manor, 519 Brookman Drive, Brookhaven, MS 39601-2326
Five acres, more or less in the Northeast corner of the Northwest Quarter of Southwest Quarter of Section 12, Township 7 North, Range 7 East, more particularly described as beginning at the Northeast corner of said Northwest Quarter of Southwest Quarter and run thence South along the East line of said forty 700 feet; run thence Westwardly at right angles 310 feet; run thence North 700 feet to the North line of the said forty; run thence East 310 feet to the point of the beginning; said property being further described as:
Beginning at the Northeast corner of the Northwest Quarter of Southwest Quarter of said Section 12, and run thence along the East line of said Northwest Quarter of the Southwest Quarter South 00 degrees 26 minutes East 700 feet; thence South 89 degrees 34 minutes West 310 feet; thence North 00 degrees 28 minutes West 700 feet to the North line of said Northwest Quarter of Southwest Quarter; thence North 89 degrees 34 minutes East 310 feet, along said North line of Northwest Quarter of Southwest Quarter to the point of beginning, being situated in Lincoln County, Mississippi.
The above described property is also known as the as-surveyed legal description as shown on the survey of T.E. McDonald, Inc.

Golden LivingCenter - Eupora, 156 E Walnut Avenue, Eupora, MS 39744-2027
The Eupora Health Care Center as located in the City of Eupora, Mississippi, and being further described as being located in a part of the Northeast Quarter of the Northeast Quarter, of Section 8, Township 19 North, Range 10 East, Webster County, Mississippi.
Beginning at the iron pin that is 190.09 feet South and 1274.74 feet West of the Northeast comer of section 8, said point being at the intersection of South right of way of East Walnut Ave and the East right of way of Water Works Road (Deed called Water Well Road); thence from said point of beginning, North 87 degrees 07 minutes 00 seconds East along the South right of way of Walnut Ave, a distance of 134.32 feet to a point; thence North 86 degrees 09 minutes 00 seconds East along the said right of way a distance of 270.68 feet to an iron pin; thence South 27 degrees 45 minutes 01 seconds East a distance of 300.00 feet to an iron pin; thence South a distance of 182.65 feet to an iron pin; thence West a distance of 534.45 feet to an iron pin on the East right of way of Water Works Road; thence along said East said right of way, North 00 degrees 54 minutes 02 seconds West a distance of 102.00 feet to a point; thence along said right of way, North 01 degrees 24 minutes 00 seconds West a distance of 321.32 feet to the POINT OF BEGINNING.
The above described property is also known as the as-surveyed legal description as shown on the survey of Maptech, Inc., Job No. MD-10126.000.

Golden LivingCenter - Ripley, 101 Cunningham Drive, Ripley, MS 38663-1302
Tract 1
Part of the Northeast Quarter of section 14, Township 4 South, Range 3 East, and being more particularly described as follows:
Beginning at the Northwest corner of the Northeast Quarter of section 14, Township 4 South, Range 3 East, Tippah County, Mississippi, and run East along the North boundary of said quarter Section for a distance of 1649 feet, thence run South. for a distance 621 feet to an iron pipe which is the point of beginning for the survey. From the point of beginning run North 89 degrees 20 minutes West for a distance of 428 feet 1o a stake; thence run South for a distance of 407 feet to a stake, thence run South 89 degrees 20 minutes East for a distance of 428 feet to an iron stake; thence run North a distance 407 feet to the point of beginning.
Tract2
Beginning at the Northwest corner of the Northeast Quarter of Section 14, Township 4, South range 3 East, of Tippah County, Mississippi, and nm thence due East along the North boundary of the said Quarter Section for a distance of 1649 feet; thence run due South for a distance of 621 feet to an iron pipe, thence run North 89 degrees 20 minutes West for a distance of 428 feet to a stake which is the point of beginning of this survey. From the point of beginning run North 89 degrees 20 minutes West for a distance of 107 feet to an iron pin in the ground; thence nm due South a distance of 407 feet to an iron pin in the ground; thence run South 89 degrees 20 minutes East a distance of 107 feet; thence run due North a distance of 407 feet to the point of beginning. Said tract being located in the Northeast quarter of section 14, Township 4 South, Range 3 East of Tippah County, Mississippi.

Golden LivingCenter - Southaven, 1730 Dorchester Drive, Southaven, MS 38671-5723
A part of the Cobb Estate located in section 26, Township 1 South, Range 8 West, DeSoto County, Mississippi, and being more specifically described as follows:
Begin at the stake at the Southeast corner of lot 2937, Section "N", Southaven West Subdivision, as recorded in Plat Book 5, Pages 8 & 9, Registers office, Hernando, DeSoto County, Mississippi; thence North 00 degrees 29' West 165.00 feet to a stake; thence South 89 degrees 10' East 337.64 feet to a stake; thence South 03 degrees East 653.24 feet to the stake in the South line of a 200 foot Power Line Easement; thence South 81 degrees 03' West 517 .13 feet to a stake in the East line of Dorchester Drive; thence North 03 degrees 09' West 568. 08 feet to a stake in the South line of the said Southaven West Subdivision; thence North 88 degrees 10' East 171.74 feet to the point of beginning.
Being located in part of the Northwest Quarter of said Section 26.

Golden LivingCenter - Eason Blvd, 2273 South Eason Boulevard, Tupelo, MS 38804-5900
Commencing at the Northeast corner of the Northwest Quarter of Section 9, Township 10 South, Range 6 East, City of Tupelo, Lee County, Mississippi, and run thence South 40 feet to a point of the South right of way line of Eason Boulevard; thence West along the South line of Eason Boulevard 674.5 feet to an iron pin for point of beginning; thence South 524.21 feet to an iron pin, thence West 349.1 feet to iron pin; thence North 524.21 feet to a point on the South line of Eason Boulevard; thence East along the South line of Eason Boulevard 349.1 feet to the point of beginning being in the Northwest Quarter of Section 9, Township 10 South, Range 6 East, City of Tupelo, Lee County, Mississippi.
Indexing Instructions: Part of NW1/4 Section 9, T-10-S, R-6-E, Lee County, MS

Golden LivingCenter - Tylertown, 200 Medical Circle, Tylertown, MS 39667-2069
Parcel I:
From the Southwest corner of Section 24, Township 2 North, Range 10 East. Walthall County, Mississippi, run North along the Section line a distance 1320 feet; thence run East a distance of 942.51 feet; thence run North 31 degrees 03 minutes East a distance of 92.70 feet for a point beginning; thence continue North 31 degrees 03 minutes East a distance of 350.00 feet; thence run South 58 degrees 57 minutes West a distance of 377.00 feet; thence run South 31 degrees 03 minutes West a distance of 350.00 feet; thence run North 58 degrees 57 minutes West a distance of 377.00 feet to the point of beginning, being situated in the Southwest Quarter of Section 24, Township 2 North, Range10 East, Walthall County. Mississippi.
Parcel II:
Starting at the Southwest corner of Section 24, Township 2 North, Range 10 East and run North along section line 1,320 feet; thence East 942.51 feet; thence North 31 03' East 92.70 feet for a place of beginning; thence North 31 03' East 350 feet; thence South 58' 57’ East 377 feet; thence South 31' 03 West 350 feet to North margin of street; thence South 58'57 East 20 feet; thence North 31’ 03 East 396 feet; thence North 58' 57 West 443 feet; thence South 31' 03 West 396 feet to North margin of street; thence South 58' 57 East along North margin of street 46 feet to place of beginning, situated in the Southwest Quarter of Section 24, Township 2 North, Range 10 East, Walthall County, Mississippi.
The above described property is also known as the as-surveyed legal description as shown on the survey of T.E. McDonald, Inc., Job No. 065-22040.

EXHIBIT C

LANDLORD PERSONAL PROPERTY
All machinery, equipment, furniture and other personal property located at or about any Facility and used in connection with the ownership, operation, or maintenance of any Facility, together with all replacements, modifications, alterations and substitutes thereof (whether or not constituting an upgrade) but excluding the following:
(a) all vehicles (including any leasehold interests therein);
(b) all office supplies, medical supplies, food supplies, housekeeping supplies, laundry supplies, and inventories and supplies physically on hand at the Facility;
(c) all customer lists, patient files, and records related to patients (subject to patient confidentiality privileges) and all books and records with respect to the operation of the Facility;
(d) all employee time recording devices, proprietary software and data used in connection with the operation of the Facility by Tenant or any Person who manages the operations of any Facility, all employee communication devices, employee manuals, training materials, policies, procedures, and materials related thereto with respect to the operation of the Facilities; and
(e) all telephone numbers, brochures, pamphlets, flyers, mailers, and other promotional materials related to the marketing and advertising of the Tenant’s business at the Facility.

EXHIBIT D

FINANCIAL, MANAGEMENT AND REGULATORY REPORTS

REPORT	DUE DATE
Monthly financial reports concerning the operations of each Facility and the combined Facilities or such other combination of this and related leases as reasonably requested by Landlord reported using a template provided by Landlord (which template may change from time to time as reasonably required by Landlord). Landlord may require Tenant to provide similar financial reports, utilizing the same or a similar template, for periods prior to the Commencement Date.
(Via e-mail to farallonreporting@goldenliving.com, or such other e-mail address as Landlord may designate from time to time)
Thirty (30) days after the end of each calendar month, or, with respect to reports for periods prior to the Commencement Date, within (30) days after Landlord’s demand therefor
Quarterly consolidated or combined financial statements
of Tenant and any Guarantor
(Via e-mail to farallonreporting@goldenliving.com, or such other e-mail address as Landlord may designate from time to time)
Forty-Five (45) days after the end of each of the first three quarters of the fiscal year of Tenant and such Guarantor
Annual consolidated or combined financial statements
of Tenant and any Guarantor audited by a reputable certified public accounting firm
(Via e-mail to farallonreporting@goldenliving.com, or such other e-mail address as Landlord may designate from time to time)
Ninety (90) days after the fiscal year end of Tenant and such Guarantor
Quarterly Certified Compliance Certificates, in form reasonably acceptable to Landlord, certified by appropriate officers of Tenant and Guarantor, as applicable, demonstrating (with supporting calculations) compliance with all financial covenants contained in Section 6.12 of this Lease and in the Guaranty
Together and concurrently with each Quarterly and Annual financial statement described above
Regulatory reports with respect to each Facility, as follows:
(1) all federal, state and local licensing and reimbursement certification surveys, inspection and other reports received by Tenant as to any Facility and its operations, including state department of health licensing surveys and reports relating to complaint surveys;
(2) Medicare and Medicaid certification surveys; and
(3) life safety code survey reports and/or fire marshal survey reports.
(Via e-mail to farallonreporting@goldenliving.com, or such other e-mail address as Landlord may designate from time to time)
Five (5) Business Days after receipt
Reports of regulatory violations,
by written notice of the following:
(1) any violation of any federal, state or local licensing or reimbursement certification statute or regulation, including Medicare or Medicaid Level G or above;
(2) any suspension, termination or restriction (including immediate jeopardy) placed upon Tenant or any Facility, the operation of any Facility or the ability to admit residents or patients;
(3) the inclusion of any Facility on the “Special Focus List” maintained by CMS; or
(4) any violation of any other permit, approval or certification in connection with any Facility or the operations thereof, by any federal, state or local authority, including Medicare or Medicaid.
Three (3) Business Days after receipt
Written evidence of payment of all Impositions to be paid by Tenant under the Lease as and when required under the Lease.	Not later than thirty (30) days after the applicable due date under this Lease for each Imposition.
Annual operating and capital budget
covering the operations and reasonable estimate of capital repairs, replacements and improvements for each Facility for the forthcoming calendar year (which annual budget shall include month-to-month projections), reported using a template provided by Landlord (which template may change from time to time as reasonably required by Landlord).
(Via e-mail to farallonreporting@goldenliving.com or such other e-mail address as Landlord may designate from time to time)
Thirty (30) days prior to beginning of each calendar year for the annual capital budget and prior to the commencement of each calendar year for the annual operating budget.
Updated Schedule 6.10 / Affiliate Agreements as provided in Section 6.10	Not later than ten (10) Business Days after each anniversary of the Commencement Date

EXHIBIT E

FAIR MARKET RENTAL
If it becomes necessary to determine the Fair Market Rental of the Premises or any individual Facility for any purpose under this Lease, Landlord and Tenant shall first attempt to agree on such Fair Market Rental, as the case may be. If Landlord and Tenant are unable to so agree within a reasonable period of time not to exceed thirty (30) days, then Landlord and Tenant shall have twenty (20) days to attempt to agree upon a single Appraiser to make such determination. If the parties so agree upon a single Appraiser, such Appraiser shall, within forty-five (45) days of being engaged, determine the Fair Market Rental, as the case may be, as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date), and such determination shall be final and binding upon the parties.
If Landlord and Tenant are unable to agree upon a single Appraiser within such twenty (20) days, then each party shall have ten (10) days in which to provide the other with the name of a person selected to act as Appraiser on its behalf. Each such Appraiser shall, within forty-five (45) days of being engaged, determine the Fair Market Rental, as the case may be, as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date). If the difference between the amounts so determined does not exceed ten percent (10%) of the lesser of such amounts, then the Fair Market Rental, as the case may be, shall be the average of the amounts so determined, and such average shall be final and binding upon the parties. If the difference between the amounts so determined exceeds ten percent (10%) of the lesser of such amounts, then such two Appraisers shall have twenty (20) days to appoint a third Appraiser. If the first Appraisers fail to appoint a third Appraiser within such twenty (20) days, either Landlord or Tenant may apply to any court having jurisdiction to have such appointment made by such court. Such third Appraiser, shall, within forty-five (45) days of being selected or appointed, determine the Fair Market Rental, as the case may be, as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date). The determination of the Appraiser which differs most in terms of dollar amount from the determinations of the other two Appraisers shall be excluded, and the Fair Market Rental, as the case may be, shall be the average of the amounts of the two remaining determinations, and such average shall be final and binding upon the parties.
If either party fails to select an Appraiser within such ten (10) days or a selected Appraiser fails to make its determination within such forty-five (45) days, the Appraiser selected by the other party or the Appraiser that makes its determination with such forty-five (45) days, as applicable, shall alone determine the Fair Market Rental, as the case may be, as of the relevant date (giving effect to the impact, if any, of inflation from the date of its decision to the relevant date) and such determination shall be final and binding upon the parties.
Landlord and Tenant shall each pay the fees and expenses of the Appraiser appointed by it and each shall pay one-half (½) of the fees and expenses of the third Appraiser.
For purposes of determining the Fair Market Rental, as the case may be, the Premises or the applicable Facility, as applicable, shall be valued at its highest and best use which shall be presumed to be as a fully-permitted facility operated in accordance with the provisions of this Lease. In addition, the following specific matters shall be factored in or out, as appropriate, in determining the Fair Market Rental, as the case may be:
1.The negative value of (a) any deferred maintenance or other items of repair or replacement of the Premises or the applicable Facility, (b) any then current or prior licensure or certification violations and/or admissions holds and (c) any other breach or failure of Tenant to perform or observe its obligations hereunder shall not be taken into account; rather, the Premises or the applicable Facility, and every part thereof shall be deemed to be in the condition required by this Lease (i.e., in good order and repair and fully licensed) and Tenant shall at all times be deemed to have operated the same in compliance with and to have performed all obligations of the Tenant under this Lease.
2.The occupancy level of the Premises shall be deemed to be the average occupancy during the period commencing on that date which is eighteen (18) months prior to the date of the initial request for the determination of the Fair Market Rental, as the case may be, and ending on the date which is six (6) months prior to the date of the initial request for the determination of the Fair Market Rental, as the case may be.
As used herein, “Appraiser” means an appraiser licensed or otherwise qualified to do business in the applicable Situs State and who has substantial experience in performing appraisals of facilities similar to the Premises and holds the Appraisal Institute’s MAI designation, or, if such organization no longer exists or certifies appraisers, such successor organization or such other organization as is approved by Landlord.

EXHIBIT F
FORM OF APPROVED LETTER OF CREDIT
[NAME] BANK
IRREVOCABLE LETTER OF CREDIT NO. __________
DATE: __________________
EXPIRATION DATE: __________________

BEVERLY ENTERPRISES – ALABAMA, INC.,
GPH AMORY LLC,
GPH ARAB LLC,
GPH BATESVILLE LLC,
GPH BESSEMER LLC,
GPH BIRMINGHAM LLC,
GPH BOAZ LLC,
GPH BROOKHAVEN LLC,
GPH EUPORA LLC,
GPH FOLEY LLC,
GPH HUEYTOWN LLC,
GPH LANETT LLC,
GPH MONTGOMERY LLC,
GPH ONEONTA LLC,
GPH OXFORD LLC,
GPH RIPLEY LLC,
GPH SOUTHAVEN LLC,
GPH TUPELO LLC,
GPH TYLERTOWN LLC, and
GPH WINFIELD LLC
c/o Golden Living
1000 Fianna Way
Fort Smith, Arkansas 72919

Ladies and Gentlemen:
We hereby establish our Irrevocable Letter of Credit in your favor for the account of ___________________________________ (“Customer”) available by your draft(s) on us payable at sight in an amount not to exceed a total of ______________________ Dollars ($__________) when accompanied by the following documents:
1.    A certificate which on its face appears to have been executed by an officer of any of BEVERLY GPH AMORY LLC, GPH ARAB LLC, GPH BATESVILLE LLC, GPH BESSEMER LLC, GPH BIRMINGHAM LLC, GPH BOAZ LLC, GPH BROOKHAVEN LLC, GPH EUPORA LLC, GPH FOLEY LLC, GPH HUEYTOWN LLC, GPH LANETT LLC, GPH MONTGOMERY LLC, GPH ONEONTA LLC, GPH OXFORD LLC, GPH RIPLEY LLC, GPH SOUTHAVEN LLC, GPH TUPELO LLC, GPH TYLERTOWN LLC, or GPH WINFIELD LLC, each a Delaware limited liability company, or ENTERPRISES – ALABAMA, INC.,, a California corporation, or any successor entity by operation of law (“Beneficiary”), stating the amount which Beneficiary is drawing and that one or more of the following events has occurred:

(a)    an Event of Default has occurred under that certain Master Lease dated as of November 1, 2016 between Beneficiary and DIVERSICARE OF AMORY, LLC, DIVERSICARE OF ARAB, LLC, DIVERSICARE OF BATESVILLE, LLC, DIVERSICARE OF BESSEMER, LLC, DIVERSICARE OF BOAZ, LLC, DIVERSICARE OF BROOKHAVEN, LLC, DIVERSICARE OF EUPORA, LLC, DIVERSICARE OF FOLEY, LLC, DIVERSICARE OF HUEYTOWN, LLC, DIVERSICARE OF LANETT, LLC, DIVERSICARE OF MONTGOMERY, LLC, DIVERSICARE OF ONEONTA, LLC, DIVERSICARE OF OXFORD, LLC, DIVERSICARE OF PELL CITY, LLC, DIVERSICARE OF RIPLEY, LLC, DIVERSICARE OF RIVERCHASE, LLC, DIVERSICARE OF SOUTHAVEN, LLC, DIVERSICARE OF TUPELO, LLC, DIVERSICARE OF TYLERTOWN, LLC, and DIVERSICARE OF WINFIELD, LLC, each a Delaware limited liability company (the “Lease”);
(b)    a default under that certain Amended and Restated Guaranty of Master Lease dated November 1, 2016, executed by DIVERSICARE HEALTHCARE SERVICES, INC., a Delaware corporation, for the benefit of Beneficiary; or
(c)    either (i) an FDIC receiver or conservator has been appointed for the Issuer (as defined in the Lease)) or (ii) the Issuer has become subject to operational supervision by any federal or state regulatory authority.
2.    The original Letter of Credit must accompany all drafts unless a partial draw is presented, in which case the original must accompany final draft.
This Letter of Credit will be duly honored by us at sight upon delivery of the statement set forth above without inquiry as to the accuracy of such statement and regardless of whether Customer disputes the content of such statement.
This Letter of Credit may be transferred or assigned by Beneficiary to any successor or assign of Beneficiary’s interests under the Lease or to any lender obtaining a lien or security interest in the property covered by the Lease. Each draft hereunder by any assignee or successor shall be accompanied by a copy of the fully executed documents or judicial orders evidencing such encumbrance, assignment or transfer.
Any draft drawn hereunder shall be in the form attached hereto as Schedule 1. Partial drawings are permitted with the amount of the Letter of Credit being reduced, without amendment, by the amount(s) drawn hereunder.
This Letter of Credit shall expire at 5:00 p.m., Pacific Time, on the expiration date set forth above. Notwithstanding the foregoing, this Letter of Credit shall be automatically extended for additional periods of one year from the present or each future expiration date unless we have notified you in writing, not less than ninety (90) days before any such expiration date, that we elect not to renew this Letter of Credit. Our notice of any such election shall be sent by express, registered or certified mail to the address shown above.
Except so far as otherwise expressly stated, this Letter of Credit is subject to the “Uniform Customs and Practices for Documentary Credits (2007 Revision), International Chamber of Commerce Publication No. 600.” We hereby agree with you and all persons negotiating such drafts that all drafts drawn and negotiated in compliance with the terms of this Letter of Credit will be duly honored upon presentment and delivery of the documents specified above by express, certified or registered mail, overnight or other delivery by national courier service or personal delivery to , , if negotiated on or before the expiration date shown above.
Very truly yours,
_______________________________
Authorized Signature
_______________________________
Authorized Signature
SCHEDULE 1
SIGHT DRAFT
TO:    ______________________________
______________________________
______________________________
Attention:
PAY TO THE ORDER OF:
[NAME OF BENEFICIARY]
c/o [NAME OF BANK]
[ADDRESS OF BANK]
ABA No. [INSERT ABA NO.]
for the benefit of [NAME OF BENEFICIARY]
Account No. [INSERT ACCOUNT NO.]
THE SUM OF:
____________________________ Dollars ($_____________)
DRAWN ON:
Irrevocable Letter of Credit No. ________
dated ______________, 20___ issued by
________________________ Bank

[BENEFICIARY]

By:
Name:
Title:

SCHEDULE 1A

LANDLORD ENTITIES

BEVERLY ENTERPRISES – ALABAMA, INC., a California corporation
GPH AMORY LLC, a Delaware limited liability company
GPH ARAB LLC, a Delaware limited liability company
GPH BATESVILLE LLC, a Delaware limited liability company
GPH BESSEMER LLC, a Delaware limited liability company
GPH BIRMINGHAM LLC, a Delaware limited liability company
GPH BOAZ LLC, a Delaware limited liability company
GPH BROOKHAVEN LLC, a Delaware limited liability company
GPH EUPORA LLC, a Delaware limited liability company
GPH FOLEY LLC, a Delaware limited liability company
GPH HUEYTOWN LLC, a Delaware limited liability company
GPH LANETT LLC, a Delaware limited liability company
GPH MONTGOMERY LLC, a Delaware limited liability company
GPH ONEONTA LLC, a Delaware limited liability company
GPH OXFORD LLC, a Delaware limited liability company
GPH RIPLEY LLC, a Delaware limited liability company
GPH SOUTHAVEN LLC, a Delaware limited liability company
GPH TUPELO LLC, a Delaware limited liability company
GPH TYLERTOWN LLC, a Delaware limited liability company
GPH WINFIELD LLC, a Delaware limited liability company

SCHEDULE 1B

TENANT ENTITIES

DIVERSICARE OF AMORY, LLC, a Delaware limited liability company
DIVERSICARE OF ARAB, LLC, a Delaware limited liability company
DIVERSICARE OF BATESVILLE, LLC, a Delaware limited liability company
DIVERSICARE OF BESSEMER, LLC, a Delaware limited liability company
DIVERSICARE OF BOAZ, LLC, a Delaware limited liability company
DIVERSICARE OF BROOKHAVEN, LLC, a Delaware limited liability company
DIVERSICARE OF EUPORA, LLC, a Delaware limited liability company
DIVERSICARE OF FOLEY, LLC, a Delaware limited liability company
DIVERSICARE OF HUEYTOWN, LLC, a Delaware limited liability company
DIVERSICARE OF LANETT, LLC, a Delaware limited liability company
DIVERSICARE OF MONTGOMERY, LLC, a Delaware limited liability company
DIVERSICARE OF ONEONTA, LLC, a Delaware limited liability company
DIVERSICARE OF OXFORD, LLC, a Delaware limited liability company
DIVERSICARE OF PELL CITY, LLC, a Delaware limited liability company
DIVERSICARE OF RIPLEY, LLC, a Delaware limited liability company
DIVERSICARE OF RIVERCHASE, LLC, a Delaware limited liability company
DIVERSICARE OF SOUTHAVEN, LLC, a Delaware limited liability company
DIVERSICARE OF TUPELO, LLC, a Delaware limited liability company
DIVERSICARE OF TYLERTOWN, LLC, a Delaware limited liability company
DIVERSICARE OF WINFIELD, LLC, a Delaware limited liability company

SCHEDULE 2

FACILITY LIST

Facility Name	Facility Address	Primary Intended Use	No. of Beds/Units
Golden LivingCenter - Arab	235 3rd Street SE Arab, AL 35016	SNF	87
Golden LivingCenter - Meadowood	820 Golf Course Road Bessemer, AL 35022-6024	SNF	180
Golden LivingCenter - Riverchase	2500 River Haven Drive Birmingham, AL 35244	SNF	132
Golden LivingCenter - Boaz	600 Corley Avenue Boaz, AL 35957-5952	SNF	100
Golden LivingCenter - Foley	1701 North Alston Street Foley, AL 36535-2246	SNF	154
Golden LivingCenter - Hueytown	190 Brooklane Drive Hueytown, AL 35023	SNF	50
Golden LivingCenter - Lanett	702 South 13th Street Lanett, AL 36863	SNF	85
Golden LivingCenter - Montgomery	2020 North Country Club Drive Montgomery, AL 36106	SNF	138
Golden LivingCenter - Oneonta	215 Valley Road Oneonta, AL 35121	SNF	120
Golden LivingCenter - Oxford	1130 South Hale Street Oxford, AL 36203-2444	SNF	173
Golden LivingCenter - Pell City	510 Wolf Creek Road North Pell City, AL 35125-2477	SNF	94
Golden LivingCenter - Winfield	144 County Highway 14 Winfield, AL 35594	SNF	123
Golden LivingCenter - Amory	1215 Earl Frye Drive Amory, MS 38821	SNF	152
Golden LivingCenter - Batesville	154 Woodland Road Batesville, MS 38606-7300	SNF	130
Golden LivingCenter - Brook Manor	519 Brookman Drive Brookhaven, MS 39601-2326	SNF	58
Golden LivingCenter - Eupora	156 E Walnut Avenue Eupora, MS 39744-2027	SNF	119
Golden LivingCenter - Ripley	101 Cunningham Drive Ripley, MS 38663-1302	SNF	140
Golden LivingCenter - Southaven	1730 Dorchester Drive Southaven, MS 38671-5723	SNF	140
Golden LivingCenter - Eason Blvd	2273 South Eason Boulevard Tupelo, MS 38804-5900	SNF	120
Golden LivingCenter - Tylertown	200 Medical Circle Tylertown, MS 39667-2069	SNF	60

Defined Terms

“SNF”	Skilled Nursing Facility

SCHEDULE 3

TENANT OWNERSHIP STRUCTURE
Diversicare Leasing Company III, LLC, a Delaware limited liability company, is the sole member of and owns 100% of the limited liability company interests in each Tenant.

SCHEDULE 4

RELATED LEASES

1.     Lease Agreement between Broadmoor Nursing Home Ltd., as Lessor, and Broadmoor Nursing Home, Inc., as Lessee, with respect to the nursing home facility located in Meridian, Mississippi, originally dated October 1, 1977, the leasehold interest of the Lessee thereunder being assigned to Beverly Enterprises-Mississippi, Inc. by Assignment of Lease dated as of July 13, 1982, and further assigned to Diversicare of Meridian, LLC by Assignment and Assumption Agreement dated as of October 1, 2016, and amended by First Amendment to Lease Agreement dated as of October 1, 2016.
2.     Lease Agreement between Leake County Nursing Home Ltd., as Lessor, and Carthage Health Care Center, Inc., as Lessee, with respect to the nursing home facility located in Carthage , Mississippi, originally dated October 1, 1977, the leasehold interest of the Lessee thereunder being assigned to Beverly Enterprises-Mississippi, Inc. by Assignment of Lease dated as of July 13, 1982, and further assigned to Diversicare of Carthage , LLC by Assignment and Assumption Agreement dated as of October 1, 2016, and amended by First Amendment to Lease Agreement dated as of October 1, 2016.

SCHEDULE 6.10

AFFILIATE AGREEMENTS

1.     Management Agreements each dated as of October 1, 2016 by and between Diversicare Management Services Co., as Manger, and each Tenant with respect to the management of each Facility that is located in the State of Mississippi.
2.     Therapy Services Agreements each dated as of October 1, 2016 by and between Diversicare Therapy and each Tenant with respect to each Facility for the provision of physical and occupational therapy and speech-language pathology rehabilitation services and related services at each Facility that is located in the State of Mississippi.
3.     Management Agreements each dated as of November 1, 2016 by and between Diversicare Management Services Co., as Manger, and each Tenant with respect to the management of each Facility that is located in the State of Alabama.
4.     Therapy Services Agreements each dated as of November 1, 2016 by and between Diversicare Therapy and each Tenant with respect to each Facility for the provision of physical and occupational therapy and speech-language pathology rehabilitation services and related services at each Facility that is located in the State of Alabama.

AMENDED AND RESTATED MASTER LEASE

Between

Each entity identified as “Landlord” on Schedule 1A attached hereto, individually and collectively as “Landlord”

and

Each entity identified as “Tenant” on Schedule 1B attached hereto individually and collectively as “Tenant”

Dated: November 1, 2016

Article I DEFINITIONS; PREMISES; TERM    2
1.1    Definitions    2
1.2    Lease of Premises; Ownership    2
1.3    Term    2
1.4    Net Lease    2
Article II RENT    3
2.1    Base Rent    3
2.2    Additional Rent    3
2.3    Method of Payment    3
2.4    Late Payment of Rent    4
2.5    Guaranty    4
Article III SECURITY DEPOSIT; LETTER OF CREDIT    4
3.1    Security Deposit    4
3.2    Letter of Credit    5
Article IV IMPOSITIONS AND OTHER CHARGES    7
4.1    Impositions    7
4.2    Utilities; CC&Rs    8
4.3    Insurance    8
4.4    Other Charges    8
4.5    Real Property Imposition Impounds    8
Article V ACCEPTANCE OF PREMISES; NO IMPAIRMENT    9
5.1    Acceptance of Premises    9
5.2    No Impairment    9
Article VI OPERATING COVENANTS    10
6.1    Tenant Personal Property.    10
6.2    Landlord Personal Property    10
6.3    Primary Intended Use    10
6.4    Compliance with Legal Requirements and Authorizations    11
6.5    Preservation of Business    11
6.6    Maintenance of Books and Records    12
6.7    Financial, Management and Regulatory Reports    12
6.8    Estoppel Certificates    13
6.9    Furnish Information    13
6.10    Affiliate Transactions    13
6.11    Waste    13
6.12    Additional Covenants    14
6.13    No Liens    15
6.14    Landlord Trade Names and Marks    15
6.15    [*****] Facility    15
6.16    Pell City Facility    16
6.17    Montgomery Assisted Living Building    16
Article VII MAINTENANCE AND REPAIR    17
7.1    Tenant’s Maintenance Obligation    17
7.2    Premises Condition Report    17
7.3    Notice of Non-Responsibility    17
7.4    Permitted Alterations    17
7.5    Capital and Material Alterations    18
7.6    Capital Expenditures    19
7.7    Construction Consultant    20
7.8    Encroachments    20
7.9    Capital Alterations Financed by Landlord    20
7.10    Upgrade Allowance    21
Article VIII PERMITTED CONTESTS    23
Article IX INSURANCE    23
9.1    Required Policies    23
9.2    General Insurance Requirements    25
9.3    Replacement Costs    26
9.4    Claims-Made Policies    26
9.5    Non-Renewal    27
9.6    Increase in Limits; Types of Coverages    27
9.7    No Separate Insurance    27
9.8    Alternate Coverages    28
9.9    Captive Insurance Program    28
Article X REPRESENTATIONS AND WARRANTIES    29
10.1    General    29
10.2    Anti-Terrorism Representations    29
10.3    Additional Representations and Warranties    30
Article XI DAMAGE AND DESTRUCTION    30
11.1    Notice of Damage or Destruction    30
11.2    Restoration    31
11.3    Insufficient or Excess Proceeds    31
11.4    Facility Mortgagee    31
11.5    Tenant’s Termination Right    32
Article XII CONDEMNATION    32
12.1    General    32
12.2    Notice of Taking    32
12.3    Complete Taking    32
12.4    Partial Taking    33
12.5    Temporary Taking    33
12.6    Award Distribution    33
12.7    Relationship to Facility Mortgage    33
Article XIII DEFAULT    34
13.1    Events of Default    34
13.2    Remedies    36
Article XIV OBLIGATIONS OF TENANT ON EXPIRATION OR TERMINATION OF LEASE    37
14.1    Surrender    37
14.2    Transition    38
14.3    Tenant Personal Property    40
14.4    Facility Trade Name    40
14.5    Holding Over    40
Article XV INDEMNIFICATION    41
Article XVI LANDLORD’S FINANCING    41
16.1    Grant Lien    41
16.2    Attornment    41
16.3    Cooperation; Modifications    42
16.4    Compliance with Facility Mortgage Documents    43
Article XVII ASSIGNMENT AND SUBLETTING    43
17.1    Prohibition    43
17.2    Landlord Consent    44
17.3    Transfers to Affiliates    44
17.4    Permitted Occupancy Agreements    44
17.5    Costs    45
17.6    UPL Program Sublease    45
Article XVIII CERTAIN RIGHTS OF LANDLORD    45
18.1    Right of Entry    45
18.2    Conveyance by Landlord    45
18.3    Granting of Easements, etc    45
18.4    Excess Beds    46
Article XIX ENVIRONMENTAL MATTERS    46
19.1    Hazardous Materials    46
19.2    Notices    46
19.3    Remediation    46
19.4    Indemnity    47
19.5    Environmental Inspections    47
Article XX LANDLORD’S SECURITY INTEREST    47
20.1    Grant of Security Interest    47
20.2    Accounts Receivable Financing    48
20.3    Certain Changes    48
Article XXI QUIET ENJOYMENT    48
Article XXII REIT RESTRICTIONS    48
22.1    Characterization of Rents    48
22.2    General REIT Provisions    48
22.3    Prohibited Transactions    48
22.4    Personal Property REIT Requirements    49
Article XXIII NOTICES    49
Article XXIV MISCELLANEOUS    50
24.1    Memorandum of Lease    50
24.2    No Merger    50
24.3    No Waiver    50
24.4    Acceptance of Surrender    50
24.5    Attorneys’ Fees    50
24.6    Brokers    51
24.7    Severability    51
24.8    Non-Recourse    51
24.9    Successors and Assigns    51
24.10    Governing Law; Jury Waiver    51
24.11    Entire Agreement    51
24.12    Headings    52
24.13    Counterparts    52
24.14    Joint and Several    52
24.15    Interpretation    52
24.16    Time of Essence    52
24.17    Further Assurances    52

EXHIBITS/SCHEDULES
Exhibit A Defined Terms
Exhibit B Description of the Land
Exhibit C Landlord Personal Property
Exhibit D Financial, Management and Regulatory Reports
Exhibit E Fair Market Rental
Exhibit F Form of Approved Letter of Credit
Schedule 1A Landlord Entities
Schedule 1B Tenant Entities
Schedule 2 Facility List
Schedule 3 Tenant Ownership Structure
Schedule 4 Related Leases
Schedule 6.10 Affiliate Agreements

70595.3    1
A request for confidential treatment has been made with respect to portions of this document that are marked ‘[*****]’. The redacted portions have been filed separately with the SEC.